Execution Version

SHARE PURCHASE AGREEMENT
by and among
NEW SAXON 2019 LIMITED,
TRAFALGAR ACQUISITIONCO, LTD.,
and
GLOBAL MARINE HOLDINGS LIMITED
(solely for purposes of Section 2.04(a), Section 6.01, Section 6.02, Section 6.03, Section 6.07 and Article X)
dated as of January 30, 2020

i

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of January 30, 2020, is entered into by and among New Saxon 2019 Limited, a private company limited by shares, incorporated in England and Wales (“Seller”), Trafalgar AcquisitionCo, Ltd., a private company limited by shares, incorporated in England and Wales (“Purchaser”), and, solely for purposes of Section 2.04(a), Section 6.01, Section 6.02, Section 6.03, Section 6.07 and Article X, Global Marine Holdings Limited, a private company limited by shares, incorporated in England and Wales (the “Company”).
W I T N E S S E T H:
WHEREAS, Seller owns all of the Shares (as defined below) in the Company;
WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and accept from Seller, all of the Shares (the “Acquisition”), upon the terms and subject to the conditions set forth herein; and
WHEREAS, concurrently with the execution and delivery of this Agreement and as a material inducement to Seller’s willingness to enter into this Agreement, Purchaser has obtained an executed conditional binder from the insurance company identified therein committing to issue the RWI Policy.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:
“Accounting Referee” shall have the meaning set forth in Section 2.04(c)(ii).
“Accounting Rules” means, collectively, (a) the rules, principles and sample calculation of Adjusted Working Capital set forth on Exhibit A (collectively, the “Agreed Principles”), (b) the accounting principles, methods and practices used in preparing the US GAAP Company Financial Statements for the twelve (12) month period ended December 31, 2018 (collectively, “Historical Principles”) and (c) US GAAP; provided, that in the event of any conflict among the Agreed Principles, the Historical Principles and US GAAP, then the Agreed Principles shall take precedence, followed by the Historical Principles, followed by US GAAP. For the avoidance of doubt, the Historical Principles will only be followed to the extent in accordance with US GAAP unless specific exceptions to US GAAP have been agreed.

“Accounts Relief” means a Relief, the availability of which has been taken into account as an asset in calculating the Final Closing Date Adjusted Working Capital or in computing, and so reducing, any amount of Tax included within Indebtedness.
“Acquired Companies” means, collectively, the Company, the Company Subsidiaries and the Joint Ventures; provided, however, that Acquired Companies shall not include the Huawei Joint Ventures.
“Acquisition” shall have the meaning set forth in the Recitals.
“Acquisition Proposal” shall have the meaning set forth in Section 6.11(a).
“Action” means any claims, charges, causes of actions, demands, lawsuits, arbitrations, inquiries, audits, investigations, suits or proceedings of any nature (civil, criminal, administrative, regulatory or otherwise), whether at law or in equity, in each case by or before any Governmental Authority.
“Adjusted Working Capital” means, with respect to the Company and the Company Subsidiaries, (a) current assets of the Company and the Company Subsidiaries (excluding, for the avoidance of doubt, the Joint Ventures) on a consolidated basis, as outlined in the line item categories of current assets specifically identified on Exhibit A, as of 12:01 am on the Closing Date, reduced by (b) current liabilities of the Company and the Company Subsidiaries (excluding, for the avoidance of doubt, the Joint Ventures) on a consolidated basis, as outlined in the line item categories of current liabilities specifically identified on Exhibit A, as of 12:01 am on the Closing Date, in each case, without duplication, and as determined in a manner strictly consistent with the Accounting Rules; provided, however, that Adjusted Working Capital shall not include (i) any amounts taken into account in the calculation of the Closing Date Indebtedness, the Unpaid Company Transaction Expenses, the Closing Date Cash, the Paid CapEx Amount or Restricted Cash, (ii) any deferred Tax assets and liabilities, (iii) any fees, expenses or liabilities related to any financing of the transactions contemplated by this Agreement by Purchaser and its Affiliates or (iv) any intercompany accounts and transactions between or among the Company and the Company Subsidiaries to the extent eliminated in consolidation. For purposes of this definition, including the calculation of current assets and current liabilities, and Article II, the parties hereto shall disregard any adjustments arising from purchase accounting or otherwise arising out of the transactions contemplated by this Agreement.
“Adjustment Escrow Account” means that certain escrow account with the Escrow Agent containing the Adjustment Escrow Amount and held in accordance with the Escrow Agreement.
“Adjustment Escrow Amount” means $1,910,000.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained herein, none of (a) the Joint Ventures and (b) from and after the Closing, the Acquired Companies, in each case, shall be deemed to be an Affiliate of Seller.
“Aggregate Transaction Bonus Payments” means the sum of the aggregate amount of the Transaction Bonus Payments.
“Agreed Principles” shall have the meaning set forth in the definition of Accounting Rules.
“Agreement” shall have the meaning set forth in the Preamble.
“AML Laws” means all Laws of any jurisdiction applicable to the Acquired Companies from time to time primarily regarding anti-money laundering.
“Anticorruption Laws” shall have the meaning set forth in Section 4.24(a).
“Anti-Terrorism Laws” means all Laws of any jurisdiction applicable to the Acquired Companies from time to time primarily regarding terrorism, including Executive Order No. 13224 on Terrorist Financing and the USA Patriot Act.
“Antitrust Laws” means any applicable Law or other legal restraint (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any non-US merger control or competition law) designed to prohibit, restrict, or regulate actions having the purpose of effect of substantially lessening competition, monopolization, or restraint of trade.
“Bankruptcy and Equity Exceptions” shall have the meaning set forth in Section 3.02.
“Base Price” shall have the meaning set forth in Section 2.02.
“Bonding Facility” means that bonding facility identified on Section 1.01(a) of the Disclosure Schedule, together with any additional bonds, amendments or modifications thereto or to any existing bonds to the extent entered into in accordance with Section 6.17.
“Books and Records” means originals or copies of the books, records and documents of, or maintained by, Seller, the Company or any Company Subsidiary to administer, evidence or record information relating exclusively to the business or operations of the Acquired Companies; provided, however, that Books and Records includes Tax books, records and documents only to the extent such Tax books, records and documents are directly and primarily related to the Acquired Companies.
“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in New York, New York are authorized or required by applicable Law to be closed for business.

“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of (i) all cash and (ii) all cash equivalents (including deposits, bank accounts, money market accounts, certificates of deposits, marketable securities and short term investments) of the Company and the Company Subsidiaries. Cash and Cash Equivalents shall (x) be reduced by issued but uncleared checks, money orders, drafts of the Company and the Company Subsidiaries, any overdraft charges, any Restricted Cash and any withholding Taxes that would be incurred if such amounts were distributed by the relevant Company Subsidiary to the Company and (y) be increased by checks and drafts deposited for the account of the Company and the Company Subsidiaries that have not yet cleared (provided that such checks or drafts actually clear), in each case, in accordance with US GAAP. Cash and Cash Equivalents held in currencies other than United States dollars shall be converted into United States dollars based on the applicable spot rate published on Bloomberg as of the end of the day immediately prior to the applicable date.
“Certified Amount” shall have the meaning set forth in Section 6.04(l).
“Closing” means the closing of the Acquisition.
“Closing Date” shall have the meaning set forth in Section 2.03(a).
“Closing Date Adjusted Working Capital” shall have the meaning set forth in Section 2.04(b).
“Closing Date Cash” means the aggregate amount of all Cash and Cash Equivalents of the Company and the Company Subsidiaries, on a consolidated basis, as of 12:01 am on the Closing Date.
“Closing Date Indebtedness” means all Indebtedness of the Company and the Company Subsidiaries as of 12:01 am on the Closing Date.
“Closing Payment” shall have the meaning set forth in Section 2.03(d).
“Closing Statement” shall have the meaning set forth in Section 2.04(b).
“Code” means the Internal Revenue Code of 1986.
“Company” shall have the meaning set forth in the Preamble.
“Company Benefit Plan” means each plan, policy, program, agreement or arrangement providing for compensation, equity or equity-based incentives, fringe benefits, perquisites, profit-sharing, deferred compensation, bonus, incentive, pension, retirement, retention, severance, change of control, employment, supplemental unemployment benefits, survivor benefits, health benefits, welfare benefits, dental benefits, disability benefits, life insurance or other compensation or benefits, in each case (i) which is sponsored, maintained or contributed to (or required to be contributed to) by an Acquired Company or any of its Affiliates for the benefit of any current or former employee, director, officer or independent contractor of an Acquired Company or (ii) with respect to which the Acquired Companies, taken as a whole, would reasonably be expected to have any Liability; provided that, in no event shall a Company Benefit

Plan include any plan, policy, program, agreement or arrangement which is required to be maintained by a Governmental Authority, such as U.S. social security, or any plan, policy, program, agreement or arrangement required by applicable Law, such as statutory severance or notice obligations.
“Company Financial Statements” shall have the meaning set forth in Section 4.06(a).
“Company Intellectual Property” shall have the meaning set forth in Section 4.13(b).
“Company Labor Agreement” shall have the meaning set forth in Section 4.12(b).
“Company Material Adverse Effect” means any event, effect, occurrence, fact, condition or change that, individually or in the aggregate with all other events, effects, occurrences, facts, conditions or changes, has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Acquired Companies (taken as a whole); provided, however, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any event, effect, occurrence, fact, condition or change arising out of, resulting from or relating to (a) changes or proposed changes in applicable Laws, US GAAP or UK GAAP, or in the interpretation or enforcement thereof, (b) changes in general economic, business or regulatory conditions, including those generally affecting the industries or geographic areas in which any of the Acquired Companies operate, (c) changes in United Kingdom, United States or global financial, credit, banking, currency or capital markets or conditions, including changes in interest rates, currency exchange rates, currency fluctuations or price levels or trading volumes in the United Kingdom, United States or foreign credit, banking, currency or capital markets, or changes due to the United Kingdom ceasing to be a member state of the European Union, (d) changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to natural disasters or other acts of nature, (e) any action or omission taken (or not taken) by Purchaser or any of its Affiliates to the extent such action or omission expressly breaches the terms of this Agreement, (f) the negotiation, execution, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Purchaser or any of its Affiliates or any communication by Purchaser or any of its Affiliates regarding plans, proposals or projections with respect to any of the Acquired Companies (including the impact thereof on, including the termination of, relationships, contractual or otherwise, with any strategic partners, customers or employees or any Governmental Authority) (provided that this subclause (f) shall not preclude any breach of the representations and warranties made in Section 3.03 or Section 4.04 from being taken into account in determining whether a Company Material Adverse Effect has occurred), (g) failure (in and of itself) by the Company to meet any revenue, earnings or other financial projections or forecasts (but not the facts or circumstances giving rise to such failure unless otherwise excluded from the definition of Company Material Adverse Effect) or (h) any matters disclosed on Appendix A or Appendix B to Section 4.09(a) of the Disclosure Schedule to the extent there is no material adverse change prior to the Closing with respect to any such matter or the facts and circumstances underlying it; provided that any adverse effects resulting from matters described in the foregoing subclauses (a), (b), (c) and (d) may be taken into account in determining whether there is or has been a Company Material Adverse Effect to the extent such adverse effects have a disproportionate effect on the Acquired Companies, taken as a whole, relative to other participants engaged in the industries and in the geographies in which the Acquired Companies operate.
“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.13(a).
“Company Subsidiaries” means, collectively, the Subsidiaries of the Company, which include, for the avoidance of doubt, CWind Taiwan Co., Ltd.
“Competing Business” shall have the meaning set forth in Section 6.12(a)(ii).
“Confidential Information” means any information or data concerning any of the Acquired Companies, any of their Affiliates (other than Seller) or any of their shareholders (other than Seller), whether in oral, visual, written, electronic or other form, that is disclosed to or learned by Seller, any of its post-Closing Affiliates or any of their respective Representatives, together with all notes, memoranda, summaries, analyses, compilations, extracts, studies, forecasts, reports and other writings or materials relating thereto that are prepared by Seller, any of its post-Closing Affiliates or any of their respective Representatives that use, contain, reflect or derive from or that incorporate any such information or data, including all copies, electronic or otherwise, and reproductions thereof. Notwithstanding the foregoing, “Confidential Information” does not include information or data that (a) was independently developed by Seller, its Affiliates (other than any Acquired Company) or any of their respective Representatives without the benefit or use of Confidential Information received directly or indirectly from any of the Acquired Companies or any of their Affiliates (other than Seller), (b) is or becomes generally available to the public, other than as a result of an act or omission by Seller, its Affiliates (other than any Acquired Company) or their Representatives in breach of this Agreement or (c) is or becomes available to Seller, its Affiliates (other than any Acquired Company) or their Representatives on a non-confidential basis from a source other than the Acquired Companies or any of their Affiliates (including following the Closing, Purchaser), so long as such source is not known (or reasonably believed) by Seller to be prohibited from disclosing such information or data to Seller, its post-Closing Affiliates or their Representatives by a contractual, legal or fiduciary obligation to any of the Acquired Companies with respect to such information or data.
“Confidentiality Agreement” means the Nondisclosure and Confidentiality Agreement, dated as of September 25, 2019, by and between Global Marine Holdings, LLC and J.F. Lehman & Company, LLC.
“Continuation Period” shall have the meaning set forth in Section 6.06(a).
“Continuing Employee” shall have the meaning set forth in Section 6.06(a).

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, Lease, license, contract, other agreement or commitment, in each case, that is legally binding, whether written or oral.
“Contracting Parties” shall have the meaning set forth in Section 10.15(a).
“Debt Financing” shall have the meaning set forth in Section 6.15(a).
“Deemed Tax Liability” means (a) the loss of or failure to obtain an Accounts Relief, in which case the amount of the Deemed Tax Liability shall be: (i) where the Accounts Relief is a right to repayment of Tax, the amount of the Relief lost or not obtained; or (ii) in any other case, the amount of Tax actually paid by an Acquired Company which would not have been payable but for the loss or failure to obtain the Accounts Relief, or (b) the use or set off of a Purchaser’s Relief in circumstances where, but for such use or set off, an Acquired Company would have been liable to make an actual payment of or on account of Taxes in respect of which Seller would have had a liability under Section 6.04(i) (the “Underlying Tax Liability”), in which case the amount of the Deemed Tax Liability shall be the amount of Tax which would have been payable by an Acquired Company but for the use or set off of Purchaser’s Relief, provided that for these purposes, it shall be assumed that Reliefs other than any Purchaser’s Relief are, to the extent allowed by Law, used in priority to any Purchaser’s Relief.
“Deficit” shall have the meaning set forth in Section 2.04(d)(ii).
“Defined Benefit Pension Schemes” means the Global Marine Systems Pension Plan, the Global Marine Systems (Guernsey) Pension Plan and the MNOPF.
“Disclosure Schedule” shall have the meaning set forth in Article III.
“Dispute Notice” shall have the meaning set forth in Section 2.04(c)(i).
“Distribution Threshold” means the JFL Entities have received payments and/or distributions (net of any clawback amounts that have been repaid by the JFL Entities to JFL-GMG Partners, LLC or their Affiliates) in any form, including cash or securities, in respect of their indirect equity ownership in Purchaser equal to three (3) times the aggregate amount of capital contributions made by the JFL Entities in respect of such equity ownership; provided that any (a) payment of management fees in excess of $1,000,000 per year, or (b) transaction fees in excess of 1.8% of the value of each strategic or financing transaction involving the Purchaser or any Acquired Company following the Closing (which, for the avoidance of doubt, shall not include any transaction fees payable in connection with the transactions contemplated by this Agreement), and in each case other than any payments that are reimbursements for out-of-pocket expenses, shall be included as payments or distributions to the JFL Entities in respect of their indirect equity ownership in Purchaser for purposes of determining whether the Distribution Threshold has been satisfied.
“Electronic Data Room” means the iRooms electronic data room established by or on behalf of Seller with respect to the Acquired Companies.

“Employee” shall have the meaning set forth in Section 6.12(a)(i).
“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or otherwise), assignment, easement, encroachment, deed of trust, hypothecation, right of first refusal, right of first offer, option, preemptive right, charge, license, exception to or defect in title, voting or similar restriction or limitation or any other encumbrance of similar kind or nature, whether voluntarily incurred or arising by operation of law (including in the case of a Vessel owned by any Acquired Company, a charter or lease of such Vessel).
“Environmental Law” means any Law, and any Order or binding agreement with any Governmental Authority (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety (as it relates to Hazardous Materials), or the environment (including ambient or indoor air, soil, surface water or groundwater, or surface or subsurface strata, stream beds or sea beds) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, Release, handling, importation, exportation, sale, distribution, labeling, testing, or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state or international analogs and any local or national regulations applicable to the Vessels in any geographic area where they have operated in the ordinary course of business of the Acquired Companies): CERCLA, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Permits” shall have the meaning set forth in Section 4.17(a).
        “Equity Commitment Letter” shall have the meaning set forth in Section 5.06.
        “Equity Financing” shall have the meaning set forth in Section 5.06.
        “Equity Financing Sources” shall have the meaning set forth in Section 5.06.
        “Escrow Agent” means TMI Trust Company.
        “Escrow Agreement” means an escrow agreement, entered into by and among Purchaser, the Escrow Agent and Seller, substantially in the form attached to this Agreement as Exhibit B.
        “Estimated Closing Date Adjusted Working Capital” shall have the meaning set forth in Section 2.04(a).

“Estimated Closing Date Cash” shall have the meaning set forth in Section 2.04(a).
“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 2.04(a).
“Estimated Purchase Price” shall have the meaning set forth in Section 2.02.
“Estimated Unpaid Company Transaction Expenses” shall have the meaning set forth in Section 2.04(a).
“Existing Credit Agreements” means the loan agreements identified on Section 1.01(b) of the Disclosure Schedule.
“Final Closing Date Adjusted Working Capital” shall have the meaning set forth in Section 2.04(d).
“Final Closing Date Cash” shall have the meaning set forth in Section 2.04(d).
“Final Closing Date Indebtedness” shall have the meaning set forth in Section 2.04(d).
“Final Paid CapEx Amount” shall have the meaning set forth in Section 2.04(d).
“Final Unpaid Company Transaction Expenses” shall have the meaning set forth in Section 2.04(d).
“Fugro Indemnity Agreement” means that certain Warranty and Indemnity Agreement relating to the Furrow transaction, dated October 11, 2017, by and among Fugro N.V., Global Marine Systems Limited and Global Marine Holdings LLC.
“Fundamental Representations” shall have the meaning set forth in Section 9.05.
“Global Marine Systems (Guernsey) Pension Plan” means the pension scheme known as the Global Marine Systems (Guernsey) Pension Plan which is governed by a trust deed and rules dated July 16, 2002, as subsequently amended.
“Global Marine Systems Pension Plan” means the occupational pension scheme known as the Global Marine Systems Pension Plan which is governed by a trust deed and rules dated April 27, 2010, as subsequently amended.
“Governmental Approval” shall have the meaning set forth in Section 4.04(b).
“Governmental Authority” means any national, state, regional or local governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or court.
“Hazardous Material” means any pollutant, toxic substance or waste, including asbestos and asbestos-containing materials, harmful biological agents (including mold present at levels or in conditions that causes health effects), hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum containing or petroleum derived materials, radiation and radioactive materials, and polychlorinated biphenyls as defined in, or regulated or could give rise to Liability under, any Environmental Law.
“HC2 Loan” means that certain Intercompany Subordinated Promissory Note No. 2, dated November 10, 2015, between HC2 Holdings, Inc. and Global Marine Systems Limited, as amended from time to time.
“HC2 Series A Preferred Stock” means 6,000 shares of Series A preferred stock of HC2 Holdings 2, Inc. issued to Global Marine Systems Limited pursuant to that certain Securities Purchase Agreement, dated May 26, 2016, between HC2 Holdings 2, Inc. and Global Marine Systems Limited.
“Historical Principles” shall have the meaning set forth in the definition of Accounting Rules.
“HMN Sale Agreement” shall have the meaning set forth in Section 6.19.
“Hogan Lovells” shall have the meaning set forth in Section 10.14(a).
“Huawei Joint Ventures” means Huawei Marine Systems Co. Limited and its wholly-owned Subsidiary.
“Indebtedness” means, for the Company and the Company Subsidiaries on a consolidated basis, without duplication, (a) any indebtedness for borrowed money, (b) other indebtedness that is evidenced by a note, bond, draft, debenture or similar debt instrument, (c) all obligations of such Person (i) which have been, or in accordance with US GAAP as of the date hereof are required to be, recorded as capital leases or otherwise capitalized on the books and records of such Person and (ii) with respect to the leases related to the Vessels Cable Retriever and Cable Innovator, (d) bankers’ acceptances, letters of credit or similar credit transactions, in each case, only to the extent drawn, (e) any accrued or unpaid interest related to any of the foregoing clauses (a) through (d), (f) net obligations of the Company or any Company Subsidiary in respect of hedges or similar arrangements, including swaps, hedges or similar arrangements relating to foreign exchange (in each case valued at their termination value at the date of determination), (g) liabilities payable in respect of deferred purchase price of any securities, assets, property or services, whether contingent or otherwise, and amounts owed under any earn-out or similar performance payment at the maximum value, or any Seller notes or post-Closing true-up obligations, (h) conditional sale or other title retention Contracts with respect to property acquired, including any “earnout” or similar payments, (i) Liabilities secured by a purchase money mortgage or other similar Encumbrances to secure all or part of the purchase price of property subject to such mortgage or Encumbrance (other than Permitted Encumbrances), (j) Liabilities secured by Encumbrances on property acquired, whether or not such Liabilities were assumed at the time of acquisition of such property (other than Permitted Encumbrances), (k) Off-Balance Sheet Liabilities, (l) the portion of any severance, employee bonuses or incentive compensation payments (including any Acquired Company’s portion of any employment Taxes relating thereto) that are due and payable in, or arising with respect or are related to, pre-Closing periods and not otherwise included in the calculation of Unpaid Company Transaction Expenses or taken into account in Adjusted Working Capital, (m) breakage or similar costs for interest rate hedges or early termination of any of the Liabilities of a type reflected above, (n) any amounts attributable to a cash overdraft position, (o) any prepayment penalties, redemption premiums, call premiums, make-whole payments or similar fees, costs, expenses and/or penalties incurred in relation to the payment of any Indebtedness, (p) all obligations of the Acquired Companies in respect of any Company Benefit Plan contributions related to pre-Closing periods, including any Liabilities related to the underfunding of any pension plan, other than the Defined Benefit Pension Schemes, (q) any corporate income Tax on income, profits or gains earned by the Company or any Company Subsidiary, or in respect of transactions undertaken by the Company or any Company Subsidiary, on or prior to the Closing Date calculated as if the relevant Taxable period ended on the Closing Date, (r) any incurred but unpaid capital expenditures, other than to the extent and amount that such incurred capital expenditure would increase the amount of the Paid CapEx Amount if it were paid prior to the Closing, (s) any indemnity amounts owed to Fugro N.V. or any of its Affiliates pursuant to the Fugro Indemnity Agreement, (t) any incurred but unpaid costs relating to U.S. reporting and audit requirements, (u) any amounts payable in connection with termination of the charter of the Vessel ASV Pioneer, and (v) Liabilities of a type described in clauses (a) through (u) above which are directly or indirectly guaranteed by the Company or any Company Subsidiary or which the Company or any Company Subsidiary has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss; provided, however, that in no event will Indebtedness include (i) indebtedness incurred by the Company or any Company Subsidiary that is owed to the Company or any Company Subsidiary to the extent eliminated in consolidation, (ii) undrawn amounts under existing letters of credit, lines of credit and revolving credit facilities, (iii) any amount taken into account in calculating Adjusted Working Capital and (iv) any Unpaid Company Transaction Expenses.
“Indemnified Party” shall have the meaning set forth in Section 9.04(a).
“Indemnifying Party” shall have the meaning set forth in Section 9.04(a).
“Indemnity Escrow Account” means that certain escrow account with the Escrow Agent containing the Indemnity Escrow Amount and held in accordance with the Escrow Agreement.
“Indemnity Escrow Amount” means One Million Two Hundred and Fifty Thousand Dollars ($1,250,000).
“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.
“Insurance Policies” shall have the meaning set forth in Section 4.19.

“Intellectual Property” means any and all: (a) patents, patent applications, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) Trademarks; (c) copyrights; (d) software and any rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) Trade Secrets; (f) domain names; (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing; (h) the goodwill associated with any of the foregoing; and (i) other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world.
“Intercompany Account” means any intercompany account balance outstanding as of immediately prior to the Closing between (a) any of the Acquired Companies, on the one hand, and (b) Seller or any of its Affiliates (other than the Acquired Companies) or any of their respective Representatives, on the other hand.
“Intercompany Agreement” means any intercompany Contract between (a) any of the Acquired Companies, on the one hand, and (b) Seller or any of its Affiliates (other than the Acquired Companies) or any of their respective directors, officers or employees, on the other hand.
“JFL Entities” means JFL-GMG, LLC and any of its Permitted Transferees (as defined in the JFL-GMG Partners LLC Agreement).
“JFL-GMG Partners LLC Agreement” means that certain Limited Liability Company Agreement of JFL-GMG Partners, LLC to be entered into by the members therein immediately prior to or as of the Closing.
“Joint Venture Interests” shall have the meaning set forth in Section 4.05(b).
“Joint Ventures” means, collectively, Flexservice Offshore (HK) Limited, Taiwan International Windpower Training Corporation, International Cable Ship Pte Limited, SB Submarine Systems Co. Limited, Sembawang Cable Depot Pte Limited and their respective Subsidiaries.
“JV Financial Statements” shall have the meaning set forth in Section 4.06(b).
“Knowledge” means with respect to (a) Seller or an Acquired Company as it relates to any fact or other matter, the actual knowledge of the natural Persons listed in Section 1.01(c) of the Disclosure Schedule of such fact or matter as of the date hereof, in each case, after reasonable inquiry, it being understood that for purposes of Section 4.17, reasonable inquiry does not require sampling or testing of any kind; and (b) Purchaser as it relates to any fact or other matter, the actual knowledge of the natural Persons listed in Section 1.01(d) of the Disclosure Schedule of such fact or matter as of the date hereof, in each case, after reasonable inquiry.

“Law” means any foreign, national, regional or local law, statute, ordinance, rule, constitution, treaty or regulation of any Governmental Authority.
“Lease” means any lease, sublease, license or occupancy agreement for real property.
“Leased Property” shall have the meaning set forth in Section 4.15(b).
“Liabilities” means any direct or indirect liabilities or obligations (including any liability for Taxes) of whatever kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, due or to become due, accrued or unaccrued, liquidated or unliquidated, determined or determinable, matured or unmatured, conditional or unconditional, patent or latent, whenever and however arising (including, whether arising out of any Law or Contract, or tort based on negligence or strict liability) and whether or not the same would be required by US GAAP or UK GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Losses” shall have the meaning set forth in Section 9.01(a).
“Marine Environmental Incident” means (a) any release of any Hazardous Materials from any of the Vessels during the period that such Vessels are owned, leased or chartered by any Acquired Company; (b) any incident in which any Hazardous Materials are released from a vessel other than a Vessel and which involves a collision between a Vessel while owned, leased or operated by any Acquired Company and such other vessel or some other incident of navigation or operation, including an allision; in either case, where such Vessel or any Acquired Company or any permitted charterer of such Vessel is actually or allegedly at fault or otherwise liable (in whole or in part); or (c) any incident in which any Hazardous Material is released from a vessel other than a Vessel and where a Vessel while owned, leased or operated by any Acquired Company or any permitted charterer of such Vessel is actually or potentially liable to be arrested as a result thereof and/or where any Acquired Company and/or any permitted charterer of the Vessel is actually or allegedly at fault or otherwise liable.
“Material Contract” shall have the meaning set forth in Section 4.14(a).
“Material Real Property Lease” shall have the meaning set forth in Section 4.15(b).
“Maximum Additional Consideration” means an amount equal to the lesser of (a) $12,500,000 and (b) the aggregate amount of proceeds available for distribution to the equityholders of Purchaser following satisfaction of the Distribution Threshold; provided, however, that the Maximum Additional Consideration shall be subject to offset pursuant to Section 9.08.
“MNOPF” means the Merchant Navy Officers Pension Fund, which is an occupational pension scheme governed by a definitive trust deed and rules dated 17 June 2019, as subsequently amended.
“Nonparty Affiliate” shall have the meaning set forth in Section 10.15(a).

“Off-Balance Sheet Liabilities” shall mean “off-balance sheet arrangements” (as that term is defined in Item 303(a) of Regulation SK under the Securities Exchange Act of 1934).
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Outside Date” shall have the meaning set forth in Section 8.01(b).
“Overprovision” shall have the meaning set forth in Section 6.04(l)(i).
“Paid CapEx Amount” means (a) the amount of any capital expenditures in accordance with UK GAAP or US GAAP, as applicable, paid by the Company or a Company Subsidiary prior to the Closing for the matters identified on Section 1.01(e) of the Disclosure Schedule, up to the amount specified on such schedule with respect to each such matter, less (b) cash flow (defined and calculated as (i) earnings before income Tax, depreciation and amortization less (ii) any lease payments made with regard to vessel capital leases being assumed at Closing and any capital expenditures (excluding the amount under part (a) above)) of the Company and its consolidating Subsidiaries (on a consolidated basis) for the period commencing on the date hereof and ending on the Closing Date; provided, however, that if the amount with respect to Item 2 on Section 1.01(e) of the Disclosure Schedule exceeds $3,740,000, then Seller shall obtain Purchaser’s prior written consent for any modest increase, not to be unreasonably withheld, conditioned or delayed, and if Purchaser’s consent is so granted, the excess amount shall be included for purposes of calculating the Paid CapEx Amount.
“Payoff Letters” means the letters (together with releases and terminations of Encumbrances and guarantees or agreements to deliver the same) or English law governed deeds of release, as applicable, provided by the lenders or other holders of Closing Date Indebtedness (a) identified on Section 1.01(f) of the Disclosure Schedule and (b) any other Closing Date Indebtedness identified in subsections (a), (b), (j) and (p) of the definition of Indebtedness reasonably necessary to release any Encumbrances (other than Permitted Encumbrances) on the assets of the Company or its Subsidiaries.
“Pension Payment” means the payment to the trustee of the Global Marine Systems Pension Plan in the amount of Twenty-Four Million, Four Hundred Thousand Pounds Sterling (£24,400,000).
“Permits” means all licenses, permits, waivers, registrations, consents and other authorizations and approvals of or by any Governmental Authority applicable to or otherwise necessary for the usual operations of the Vessels.
“Permitted Encumbrances” means (a) any Encumbrances disclosed in the Company Financial Statements (including in the notes thereto), (b) liens for Taxes, assessments and other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith for which appropriate reserves have been made in accordance with US GAAP, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business or pursuant to original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business the underlying obligation of which is not due and payable or the amount or validity of which is being contested in good faith, (d) Encumbrances incurred or deposits made to a Governmental Authority in connection with any Permit, (e) Encumbrances against the Leases that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the continued use and operation of the Leased Property to which they relate in the conduct of the businesses of the relevant Acquired Company, as presently conducted, (f) Encumbrances that affect the fee estate of any lessor under a Lease, (g) Encumbrances granted under the Existing Credit Agreements (only to the extent released at the Closing), (h) any Encumbrances arising under applicable corporation or securities Law due to the status of Purchaser, (i) Permitted Maritime Encumbrances, (j) non-exclusive licenses with respect to “off-the-shelf” software granted in the ordinary course of business and (k) Encumbrances set forth on Section 1.01(g) of the Disclosure Schedule.
“Permitted Maritime Encumbrances” means (a) liens for crew wages (including wages of the masters of the Vessels); (b) liens for necessaries provided to the Vessels incurred in the ordinary course of business; (c) liens arising by operation of law in the ordinary course of business in connection with operating, maintaining or repairing the Vessels; and (d) liens for damages arising from maritime torts that are unclaimed or that are covered by insurance, or in respect of which a bond or other security has been posted on behalf of the shipowner with the appropriate court or other tribunal to prevent the arrest or to secure the release of the applicable Vessel from arrest, provided that, in each case, any such liens shall (i) be discharged in the ordinary course of business and (ii) secure claims not more than thirty (30) days past due unless the same is being contested in good faith by appropriate proceedings being diligently pursued and appropriate reserves have been made in accordance with US GAAP with respect to the same and the failure to satisfy such claim could not reasonably be expected to result in the imminent sale, loss or forfeiture of a Vessel.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.
“Pre-Closing Period” means all taxable periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Statement” shall have the meaning set forth in Section 2.04(a).
“Prior Period Returns” shall have the meaning set forth in Section 6.04(b)(i).
“Privileged Communications” shall have the meaning set forth in Section 10.14(a).
“Purchase Price” shall have the meaning set forth in Section 2.02.
“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnitees” shall have the meaning set forth in Section 9.01(a).
“Purchaser Material Adverse Effect” means a failure of, or an impairment or delay in, the ability of Purchaser to perform its material obligations under this Agreement or each other Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby.
“Purchaser Plans” shall have the meaning set forth in Section 6.06(c).
“Purchaser’s Relief” means with respect to Taxes (a) any Relief which arises to any Acquired Company as a consequence of any transaction, act, event, circumstance, state of affairs or omission occurring (or being treated for Tax purposes as occurring), or from income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) after the Closing Date; (b) any Relief arising to Purchaser or any other member of Purchaser’s Tax Group for Tax purposes; and (c) any Accounts Relief.
“Purchaser Tax Act” means, with respect to Purchaser, any of its Affiliates, or any transferee of Purchaser or any of its Affiliates (including, on or after the Closing Date, any Acquired Company), (a) any election under Section 336(e) or 338 of the Code or any comparable election under applicable Law made with respect to any Acquired Company and this Agreement, or (b) except as provided in Section 6.04(b), Section 6.04(f), or as required by applicable Law, any Tax election, filing of any Tax Return or amendment of any Tax Return of an Acquired Company in respect of any Tax period ending on or before the Closing Date or (c) except as required by applicable Law, any action taken after the Closing on the Closing Date (other than as expressly provided in this Agreement) outside of the ordinary course of business that results in an increased Liability for Taxes of any Acquired Company in respect of a Tax period ending on or before the Closing Date, in each case without Seller’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed.
“Purchaser’s Tax Group” means Purchaser, any of its Affiliates and each other entity which for any relevant Tax purpose is treated as being a member of the same group as, or otherwise connected or associated in any way with, Purchaser from time to time (including, after the Closing Date, the Company and the Company Subsidiaries).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Relief” means (a) any relief, allowance, credit, deduction, exemption or set off in respect of any Tax (other than any U.S. Tax) or relevant to the computation of any income, profits or gains (or amounts treated as income, profits or gains for Tax purposes); or (b) any right to repayment of or saving of Tax (other than any U.S. Tax), and any reference to the use or set off of a Relief shall be construed accordingly.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resignations” shall have the meaning set forth in Section 6.05.
“Restricted Cash” means any amounts that are not freely usable by Purchaser because they are subject to restrictions or limitations on use or distribution imposed by Law or Contract, including any such restrictions on dividends and repatriations. For the avoidance of doubt, Restricted Cash includes cash collateral held under the Bonding Facility.
“Restrictive Covenants” shall have the meaning set forth in Section 6.12(d).
“Retained Huawei Interests” shall have the meaning set forth in Section 3.06.
“Routine Submissions” shall have the meaning set forth in Section 6.03(d).
“RWI Policy” means the representation and warranty insurance policy incepted as of the date of this Agreement.
“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Cuba, the Crimea region of Ukraine, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury or Switzerland, (b) any Person organized under the laws or a resident of, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person fifty percent (50%) or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.
“Sanctions” means: (a) economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, (ii) the United Nations Security Council, (iii) the European Union or any of its member states, (iv) Her Majesty’s Treasury and (v) Switzerland; or (b) any corresponding Laws of jurisdictions in which any of the Acquired Companies operates.
“Saving” shall have the meaning set forth in Section 6.04(l)(ii).
“Securities Act” means the Securities Act of 1933.

“Seller” shall have the meaning set forth in the Preamble.
“Seller Group” shall have the meaning set forth in Section 10.14(a).
“Seller Indemnitees” shall have the meaning set forth in Section 9.02.
“Seller Material Adverse Effect” means a failure of, or an impairment or delay in, the ability of Seller to perform its material obligations under this Agreement or each other Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby.
“Seller Payment” shall have the meaning set forth in Section 9.07.
“Seller’s Tax Group” means Seller and any other entity (other than any Acquired Company) which for any relevant Tax purpose are treated as being members of the same group as, or otherwise connected or associated in any way with, Seller from time to time and for U.S. Tax purposes members of a group as defined in Section 1504(a) of the Code, or otherwise a consolidated, combined or unitary group for Tax filing purposes.
“Shares” shall have the meaning set forth in Section 2.01.
“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.
“Subsidiary” means with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests; provided, however, that with respect to the Company, Subsidiary shall not include any of the Joint Ventures.
“Surplus” shall have the meaning set forth in Section 2.04(d)(i).
“Tax” or “Taxes” means any and all taxes, duties and all tax-related withholdings or deductions of any nature (together with any fines, interest, penalties, charges or other additions to tax imposed with respect thereto) imposed by any Governmental Authority, which taxes shall include all income, profits, alternative minimum, estimated, payroll, employee withholding, social security, sales, use, ad valorem, value added, excise, franchise, premium, gross receipts, stamp, transfer, net worth, and other taxes, fees, duties, levies, contributions, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing, and including all interest, penalties and additions imposed with respect to such amounts (including, for the avoidance of doubt, National Insurance contributions liabilities in the United Kingdom and corresponding obligations elsewhere), whether or not the relevant tax is primarily or secondarily chargeable on the relevant person and “Taxable” shall have a correlative meaning.
“Tax Authority” means any Governmental Authority responsible for the administration or collection of any Tax.

“Tax Limitation Date” means the expiration of the applicable statute of limitations in respect of Tax imposed by a Governmental Authority, except that in respect of Seller’s obligations in respect of sub-section (v) of Section 6.04(i) (Deemed Tax Liability) and specifically any item which falls within subparagraph (ii) of the definition of Deemed Tax Liability, the “applicable statute of limitations” shall be that relevant to the Underlying Tax Liability.
“Tax Proceeding” shall have the meaning set forth in Section 6.04(d).
“Tax Returns” means any and all returns, reports, statements, certificates, schedules, elections, consents, surrenders or claims for refund of or with respect to any Tax which is supplied to any Tax Authority, including any and all attachments, amendments, supporting workpapers and supplements thereto.
“Third Party Claim” shall have the meaning set forth in Section 9.04(a).
“Top Customers” shall have the meaning set forth in Section 4.20(a).
“Top Suppliers” shall have the meaning set forth in Section 4.20(a).
“Trade Secrets” means non-public information that derives its commercial value from being confidential, including any of the following that meet the foregoing requirements: ideas, know-how, inventions, processes, methods, techniques, formulae, models, designs, drawings, blueprints and methodologies.
“Trademarks” means all trademarks, trade names, trade dress, service marks, assumed names, brand names, business names, corporate names, logos, slogans, Internet domain names and any other indicia of source or origin, and all registrations and applications for any of the foregoing, together with all goodwill of the businesses symbolized by any of the foregoing.
“Transaction Bonus Payments” means any payments that become due and payable to the employees of the Acquired Companies identified on Section 6.09 of the Disclosure Schedule as a result of or in connection with the Acquisition.
“Transaction Documents” means this Agreement and the other agreements and instruments delivered pursuant hereto or thereto, including the Escrow Agreement.
“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
“UK GAAP” means generally accepted accounting principles and practices in the United Kingdom and, to the extent not otherwise prohibited by such principles and practices, applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the most recent Company Financial Statements.

“Underlying Tax Liability” shall have the meaning set forth in the definition of Deemed Tax Liability.
“Unpaid Company Transaction Expenses” means, without duplication and only to the extent not paid prior to the Closing, (a) the collective amount of all out-of-pocket costs and expenses incurred by the Acquired Companies in connection with the sale of the Acquired Companies and the Huawei Joint Ventures or otherwise in connection with the exploration of strategic alternatives, engagement in sales processes or any other exit strategy undertaken by Seller or any of its Affiliates payable by the Acquired Companies to outside legal counsel, accountants, auditors, advisors, consultants, investment bankers, brokers and other third parties, (b) the Aggregate Transaction Bonus Payments and any other sale bonus, success, retention, change of control, severance, phantom equity or other similar payment (including the employer portion of any employment, payroll, unemployment or withholding taxes related to such payments) incurred or payable (or that may become payable) by an Acquired Company or any of its Affiliates as a result of, arising in connection with or related to the Acquisition, including any amount that becomes payable following the Closing as a result of both (i) the consummation of the Acquisition and (ii) one or more post-Closing conditions, including a post-Closing termination of employment, (c) all expenses related to any internal reorganization related to or in connection with the Acquisition, including the transfer of the Huawei Joint Ventures outside of the Acquisition perimeter (including any irrecoverable Transfer Taxes associated therewith), and (d) fifty percent (50%) of the fees payable to the Escrow Agent pursuant to the Escrow Agreement; provided, however, that Unpaid Company Transaction Expenses shall not include (i) any amounts taken into account in the calculation of the Closing Date Indebtedness or (ii) any amounts taken into account in the calculation of the Closing Date Adjusted Working Capital.
“US Acquired Company” means Global Marine Systems (Americas) Inc.
“US GAAP” means generally accepted accounting principles and practices in the United States of America and, to the extent not otherwise prohibited by such principles and practices, applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the US GAAP Company Financial Statements.
“US GAAP Company Financial Statements” shall have the meaning set forth in Section 4.06(a).
“Vessels” means all vessels owned, leased, chartered or otherwise held for use by the Acquired Companies, including those identified in Section 4.25(a) of the Disclosure Schedule.
“Working Capital Target” means $19,100,000.

Section 1.02 Interpretation.
(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;
(ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time to the extent permitted by the provisions thereof;
(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law includes any successor to such section;
(iv) to any Governmental Authority includes any successor to the Governmental Authority and to any Affiliate includes any successor to the Affiliate;
(v) to “actual fraud” means, with respect to any party hereto, an actual fraud involving a knowing and intentional misrepresentation by such party with respect to any representation or warranty made by such party in this Agreement; provided, however, “actual fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation or any similar theory;
(vi) to any “copy” of any Contract or other document or instrument are to a true, correct and complete copy thereof;
(vii) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(viii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to January 30, 2020;
(ix) to “this Agreement” includes the Exhibits and Schedules (including the Disclosure Schedule) to this Agreement; and
(x) to the “ordinary course of business” means the ordinary course of business of the Acquired Companies, consistent with past practices.
(b) Any documents and agreements which have been posted to the Electronic Data Room at least three (3) Business Days prior to the date of this Agreement shall be deemed to have been “delivered,” “provided,” or “made available” (or any phrase of similar import) to Purchaser by Seller.
(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(d) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding”.
(e) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(f) Unless the context otherwise requires, references to a “party hereto” means Seller, Purchaser and, solely for purposes of the Sections and Articles to which the Company is a party, the Company and references to “parties hereto” means Seller, Purchaser and, solely for purposes of the Sections and Articles to which the Company is a party, the Company.
(g) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary, and references to “pounds” or “£” mean pounds sterling, the official currency of the United Kingdom.
(h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
(i) No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.
(j) The information contained in this Agreement, the Exhibits and Schedules (including the Disclosure Schedule) is disclosed solely for the purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of Law or breach of Contract).
(k) All capitalized terms used without definition in the Exhibits and Schedules (including the Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.
(l) All accounting terms not specifically defined in this Agreement shall be construed in accordance with US GAAP.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, 1,265,732 ordinary shares of £1 each in the capital of the Company, being all of the issued and outstanding shares in the Company (the “Shares”), free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities Laws).
Section 2.02 Purchase Price. The aggregate purchase price for the purchase of the Shares shall be equal to (a) Two Hundred Fifty Million Dollars ($250,000,000) (the “Base Price”), (b) plus the aggregate amount of the Estimated Closing Date Cash, (c) plus the amount, if any, by which the Estimated Closing Date Adjusted Working Capital exceeds the Working Capital Target, (d) minus, the amount, if any, by which the Working Capital Target exceeds the Estimated Closing Date Adjusted Working Capital, (e) minus the amount of any Estimated Unpaid Company Transaction Expenses, (f) minus the amount of any Estimated Closing Date Indebtedness and (g) plus the Paid CapEx Amount (such resulting amount pursuant to Sections 2.02(a)-(g), the “Estimated Purchase Price” and, as such amount may be adjusted pursuant to the provisions of Section 2.04, together with any Maximum Additional Consideration, the “Purchase Price”).

Section 2.03 Closing.
(a) The Closing shall take place by the electronic exchange of documents or at the offices of Hogan Lovells US LLP, 8350 Broad Street, 17th Floor, Tysons, Virginia at 9:00 a.m., local time, on (i) the third (3rd) Business Day following satisfaction or due waiver, by the party entitled to waive the same, of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or (ii) such other date or time as Seller and Purchaser may mutually agree in writing; provided that without the prior written consent of Purchaser, such date shall not be less than thirty (30) calendar days following the date of this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date.” Notwithstanding the foregoing, Purchaser shall use good faith efforts to secure the Debt Financing as soon as practicable and, to the extent the Debt Financing has been secured, Purchaser and Seller shall effect the Closing prior to the thirtieth (30th) day following the date of this Agreement.
(b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:
(i) a certificate of a duly authorized officer of Seller, dated the Closing Date, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c);

(ii) an instrument of transfer of the Shares duly endorsed in blank, together with the share certificate(s) relating to the Shares, free and clear of all Encumbrances;
(iii) the certificate of incorporation, certificates of incorporation or change of name, statutory registers and complete copies of the organizational record books and corporate (or similar) records and seals, if any, of the Company and the Company Subsidiaries, in each case that are not in the possession of the Company or the Company Subsidiaries, as applicable;
(iv) an irrevocable power of attorney executed by Seller in favor of Purchaser to enable Purchaser to exercise all voting and other rights attaching to the Shares pending registration of the transfer to Purchaser;
(v) an executed cross-receipt for the Purchase Price paid at the Closing;
(vi) the duly tendered Resignations;
(vii) a duly executed certificate in compliance with U.S. Treasury Regulations Section 1.1445-2(c)(3) providing that any Acquired Company which is a U.S. corporation is not and has not been within the past five (5) years a “United States real property holding corporation” within the meaning of Section 897 of the Code and a notice to the IRS, in accordance with the requirements of U.S. Treasury Regulations Section 1.897-2(h), reasonably satisfactory to Purchaser, and written authorization for Purchaser to deliver such notice to the IRS;
(viii) copies of the corporate resolutions of Seller and the Company, as applicable, authorizing the execution and delivery of this Agreement and consummation of the Acquisition, certified by an authorized executive officer of Seller and the Company, as applicable;
(ix) the Payoff Letters;
(x) invoices, if applicable, reflecting the Unpaid Company Transaction Expenses;
(xi) the Escrow Agreement, duly executed by Seller and the Escrow Agent;
(xii) documentation reasonably satisfactory to Purchaser evidencing the assignment or distribution of the HC2 Loan and HC2 Series A Preferred Stock to Seller;
(xiii) documentation reasonably satisfactory to Purchaser evidencing (A) that the Bonding Facility continues to remain in effect, with all outstanding obligations fully cash collateralized, (B) all related Encumbrances being released (other than charges over credit balances), and (C) the Company’s Banking Automated Clearing Service arrangement in existence as of the date of this Agreement continues to remain in effect; and

(xiv) a deed of release reasonably satisfactory to Purchaser, and effective on receipt by the Global Marine Systems Limited Pension Trustee of the Pension Payment, in respect of (i) a mortgage of chattels dated 27 February 2019 between Global Marine Systems Pension Trustee Limited and Global Marine Systems Limited and (ii) a mortgage of chattels dated 10 July 2018 between Global Marine Systems Pension Trustee Limited and Global Marine Systems Limited.
(c) At the Closing, Purchaser shall deliver or cause to be delivered to Seller or the other Persons set forth below the following:
(i) a certificate of a duly authorized officer of Purchaser, dated the Closing Date, certifying as to the matters set forth in Section 7.03(a) and Section 7.03(b);
(ii) to Seller, the Estimated Purchase Price, minus the Adjustment Escrow Amount, minus the Indemnity Escrow Amount, minus the Pension Payment;
(iii) to the Escrow Agent, an amount in cash equal to the Adjustment Escrow Amount and the Indemnity Escrow Amount, which amounts will be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions of the Escrow Agent and held in escrow in accordance with the terms of the Escrow Agreement;
(iv) an executed cross-receipt for the Shares delivered at the Closing;
(v) the Escrow Agreement, duly executed by Purchaser; and
(vi) to Seller, an executed copy of the JFL-GMG Partners LLC Agreement.
(d) At the Closing, Purchaser shall procure that the other following amounts (each such payment, a “Closing Payment”) shall be paid by the relevant Acquired Companies as follows, each of which shall be made by wire transfer of immediately available funds to an account or accounts designated by Seller in writing at least three (3) Business Days prior to the Closing Date:
(i) to the payees thereof, a cash amount equal to the amount of all Closing Date Indebtedness (other than Indebtedness Purchaser has agreed will remain outstanding following the Closing) and all Unpaid Company Transaction Expenses (other than the Transaction Bonus Payments, which shall be paid by the Acquired Companies pursuant to Section 6.09); and
(ii) to Global Marine Systems Pension Trustee Limited (as trustee of the Global Marine Systems Pension Plan), a cash amount equal to the Pension Payment.
Section 2.04 Adjustment of the Purchase Price.
(a) Pre-Closing Statement. Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Pre-Closing Statement”), including reasonable supporting detail and documentation, setting forth the Company’s good faith estimate of (i) the Closing Date Cash (the “Estimated Closing Date Cash”), (ii) Adjusted Working Capital (the “Estimated Closing Date Adjusted Working Capital”), (iii) Unpaid Company Transaction Expenses (the “Estimated Unpaid Company Transaction Expenses”), (iv) Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (v) the Paid CapEx Amount and (vi) the amount, and the calculation of, the Estimated Purchase Price and Closing Payments derived therefrom in accordance with Section 2.02, Section 2.03(c)(ii) and Section 2.03(d). Purchaser shall be entitled to comment on the Pre-Closing Statement and the Company shall consider in good faith any written comments by Purchaser with respect to the Pre-Closing Statement prior to the Closing Date. If Seller and Purchaser are unable to resolve any comments with respect to the Pre-Closing Statement, the comments shall not delay the Closing and the amounts in dispute shall be calculated as set forth in the Pre-Closing Statement provided by Seller for purposes of the Closing. The Pre-Closing Statement shall be prepared in accordance with the Accounting Rules.
(b) Closing Statement. No later than seventy-five (75) days after the Closing Date, Purchaser shall cause to be prepared in good faith and delivered to Seller a statement (the “Closing Statement”), in form substantially similar to the Pre-Closing Statement, including reasonable supporting detail and documentation, setting forth in reasonable detail Purchaser’s calculation of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount and the actual Adjusted Working Capital (the “Closing Date Adjusted Working Capital”), including reasonable supporting detail and documentation, prepared in accordance with the Accounting Rules. For the avoidance of doubt, unless Seller otherwise agrees in writing, Purchaser may not amend, adjust, supplement or modify the Closing Statement or the amount of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount or the Closing Date Adjusted Working Capital following its delivery to Seller. The parties hereto acknowledge that no adjustments may be made to the Working Capital Target.
(c) Disputes.
(i) Seller shall have forty-five (45) days to review the Closing Statement after receipt of the Closing Statement. If Seller disagrees with Purchaser’s calculation of any of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness or the Closing Date Adjusted Working Capital as set forth in the Closing Statement, Seller may, within such forty-five (45) day period, deliver a written notice to Purchaser (a “Dispute Notice”), including reasonable supporting detail and documentation, setting forth in reasonable detail Seller’s calculation of each disputed item and Seller’s basis for such disagreement, and Seller shall be deemed to have agreed with all other items contained in the Closing Statement and the calculations of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount and the Closing Date Adjusted Working Capital set forth therein (except to the extent specified in such Dispute Notice).
(ii) If a Dispute Notice is duly delivered pursuant to Section 2.04(c)(i), Seller and Purchaser shall, during the thirty (30) days following such delivery, attempt to reach agreement on the disputed items or amounts to determine, as may be required, the amount(s) of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount or the Closing Date Adjusted Working Capital, as applicable. Any such agreement shall be in writing and shall be final, conclusive and binding upon the parties hereto. If during such period, Seller and Purchaser are unable to reach such agreement, then all amounts and items remaining in dispute shall be submitted by Seller and Purchaser to Deloitte Touche Tohmatsu Limited (the “Accounting Referee”) for a determination resolving such disputed items or amounts for the purpose of calculating the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount or the Closing Date Adjusted Working Capital (it being agreed and understood that the Accounting Referee shall act as an arbitrator to determine such disputed items or amounts (and, as a result thereof, the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount and the Closing Date Adjusted Working Capital) and shall do so based solely on presentations and information provided by Purchaser and Seller and not by independent review). The procedures to be used by the Accounting Referee in making a determination regarding each disputed item or amount shall be as follows, unless otherwise agreed pursuant to the engagement letter with the Accounting Referee: (A) within ten (10) days after referral of the matter to and acceptance of the responsibility to resolve each disputed item or amount by the Accounting Referee, Purchaser and Seller may each make a single submission to the Accounting Referee regarding the disputed items or amounts, which submission may include a copy of this Agreement and the notice of such disputed items or amounts; (B) Purchaser and Seller may each make a submission responding to the submission of the other described in clause (A) within ten (10) days after receipt of such other’s submission; (C) the Accounting Referee shall review the submissions made by Purchaser and Seller and may ask specific written questions of or request specific historical documents from Purchaser or Seller to clarify its understanding of the submissions; and (D) copies of any submission, response or document submitted to or by the Accounting Referee by or to Purchaser or Seller as contemplated in this Section 2.04(c)(ii) shall be provided by the Accounting Referee to the other party simultaneously or as soon as received, as the case may be. In conducting its review, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Purchaser’s calculations of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount or the Closing Date Adjusted Working Capital as to which Seller has disagreed. The scope of the disputes to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement (including the definitions of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount, the Closing Date Adjusted Working Capital and the Accounting Rules) and the Accounting Referee is not to make any other determination. The Accounting Referee shall deliver to Seller and Purchaser, as promptly as practicable but in any case no later than thirty (30) days from the date of submission of the disputed items to Accounting Referee, unless otherwise agreed pursuant to the engagement letter with the Accounting Referee, a report setting forth its calculations of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount and the Closing Date Adjusted Working Capital (as applicable), which amount(s) shall not be (I) greater than the greatest value for the applicable amount shown in Purchaser’s calculation(s) delivered pursuant to Section 2.04(b), on the one hand, or shown in Seller’s calculation(s) delivered pursuant to Section 2.04(c)(i), on the other hand, or (II) less than the smallest value for the applicable amount shown in Purchaser’s calculation(s) delivered pursuant to Section 2.04(b), on the one hand, or shown in Seller’s calculation(s) delivered pursuant to Section 2.04(c)(i), on the other hand. Such report shall be final, conclusive and binding upon the parties hereto and shall be used for purposes of calculating the adjustment pursuant to Section 2.04(d). Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.04(c) shall be the exclusive mechanism for resolving disputes regarding the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount and the Closing Date Adjusted Working Capital adjustment, if any. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the party against which such determination is to be enforced.
(iii) The fees, costs and expenses of the Accounting Referee shall be borne by each of Seller and Purchaser in proportion to the relative amount each party’s determination has been modified such that the party prevailing on the greatest dollar value of such disputes pays for the lesser proportion of the fees. For example, if Purchaser challenges the calculation of the Closing Date Adjusted Working Capital by an amount of One Hundred Thousand Dollars ($100,000), but the Accounting Referee determines that Seller has a valid claim for only Sixty Thousand Dollars ($60,000), Seller shall bear forty percent (40%) of the fees and expenses of the Accounting Referee and Purchaser shall bear the other sixty percent (60%) of such fees and expenses.
(d) Final Adjustment. Following the time that the amounts of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness and the Closing Date Adjusted Working Capital are finally determined pursuant to this Section 2.04 (such finally determined amounts, respectively, the “Final Closing Date Cash”, the “Final Unpaid Company Transaction Expenses”, the “Final Closing Date Indebtedness”, the “Final Paid CapEx Amount” and the “Final Closing Date Adjusted Working Capital”), the Purchase Price shall (for the purposes of this Section 2.04(d)) be recalculated using the amounts of the Final Closing Date Cash, the Final Unpaid Company Transaction Expenses, the Final Closing Date Indebtedness, the Final Paid CapEx Amount and the Final Closing Date Adjusted Working Capital in lieu of the Estimated Closing Date Cash, the Estimated Unpaid Company Transaction Expenses, the Estimated Closing Date Indebtedness, the Paid CapEx Amount and the Estimated Closing Date Adjusted Working Capital and:
(i) if (A) the result of the Purchase Price as so recalculated is greater than (B) the Estimated Purchase Price paid to Seller at Closing pursuant to Section 2.03(c)(ii) (such excess of (A) over (B), the “Surplus”), then Purchaser shall, within five (5) Business Days after the Final Closing Date Cash, the Final Unpaid Company Transaction

Expenses, the Final Closing Date Indebtedness, the Final Paid CapEx Amount and the Final Closing Date Adjusted Working Capital are finally determined pursuant to this Section 2.04, (I) pay to Seller an amount equal to the Surplus and (II) cause the Escrow Agent to release all amounts in the Adjustment Escrow Account to Seller, in each case by wire transfer of immediately available funds to an account designated in writing by Seller; or
(ii) if (A) the result of the Purchase Price as so recalculated is less than (B) the Estimated Purchase Price paid to Seller at Closing pursuant to Section 2.03(c)(ii) (such deficit of (A) relative to (B), the “Deficit”), then Seller shall, within five (5) Business Days after the Final Closing Date Cash, the Final Unpaid Company Transaction Expenses, the Final Closing Date Indebtedness, the Final Paid CapEx Amount and the Final Closing Date Adjusted Working Capital are finally determined pursuant to this Section 2.04, (I) cause the Escrow Agent to pay to Purchaser an amount equal to the Deficit, by wire transfer of immediately available funds from the Adjustment Escrow Account to an account designated in writing by Purchaser and (II) upon such payment, will cause the Escrow Agent to release all remaining funds in the Adjustment Escrow Account, if any, to Seller by wire transfer of immediately available funds to an account designated in writing by Seller. In the event the Adjustment Escrow Amount is insufficient to satisfy any amount due to Purchaser under this Section 2.04(d)(ii), no later than five (5) Business Days after the Final Closing Date Cash, the Final Unpaid Company Transaction Expenses, the Final Closing Date Indebtedness, the Final Paid CapEx Amount and the Final Closing Date Adjusted Working Capital are finally determined pursuant to this Section 2.04, the unpaid balance due shall be paid by Seller to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser, except that, in the event such shortfall is not paid within five (5) Business Days, Purchaser may elect, in its sole discretion, to satisfy such amount from the Indemnity Escrow Amount. If Purchaser elects to satisfy such shortfall from the Indemnity Escrow Amount, Seller will, within five (5) days after written notice of such election, deliver to the Escrow Agent, by wire transfer of immediately available funds, the amount withdrawn by the Escrow Agent and paid to Purchaser in accordance with the provisions of this Section 2.04(d)(ii), to be held in escrow as part of the Indemnity Escrow Account pursuant to the terms of the Escrow Agreement.
Except for Seller’s indemnification obligations pursuant to Section 9.01(a)(iii) and Section 9.01(a)(iv) with respect to the Unpaid Company Transaction Expenses, and the Closing Date Indebtedness, to the extent not taken into account in the Closing Payments or the Closing Statement pursuant to this Section 2.04, the procedure set forth in this Section 2.04 for resolving disputes with respect to the Closing Statement shall be the exclusive method for resolving any disputes with respect to the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount and the Closing Date Adjusted Working Capital and any resulting proposed adjustment to the Purchase Price set forth in the Closing Statement.

(e) Cooperation. During the period of time from and after the date that the Closing Statement is delivered to Seller through the final determination of the Final Closing Date Cash, the Final Unpaid Company Transaction Expenses, the Final Closing Date Indebtedness, the Final Paid CapEx Amount and the Final Closing Date Adjusted Working Capital and payment of the Surplus or Deficit, if and as applicable, in accordance with this Section 2.04, (i) Seller shall, and shall cause Seller’s Representatives to, and Purchaser shall and shall cause the Company and the Company Subsidiaries and each of Purchaser’s and the Company’s and the Company Subsidiaries’ Representatives to, reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount and the Closing Date Adjusted Working Capital and in the conduct of the review referred to in this Section 2.04 and (ii) Purchaser shall afford, and shall cause the Company and the Company Subsidiaries to afford, to Seller and any accountants, counsel or financial advisers retained by Seller in connection with the review of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount and the Closing Date Adjusted Working Capital, and afford to the Accounting Referee in connection with any review by it in accordance with this Section 2.04, reasonable access during normal business hours upon reasonable advance notice to all the properties, books, records, contracts, documents, information, personnel and Representatives (including the Company’s accountants) of the Company and the Company Subsidiaries and such Representatives (including the work papers of the Company’s accountants) as is reasonably necessary to the review or preparation of the Closing Statement and to the determination of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount and the Closing Date Adjusted Working Capital and, if reasonably requested by Seller, shall provide (at Seller’s sole cost and expense) any such books, records, contracts, documents and information electronically and in such formats as are reasonably requested. No actions taken by Purchaser on its own behalf or on behalf of the Acquired Companies, on or following the Closing Date shall be given effect for purposes of determining the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount, the Closing Date Adjusted Working Capital and the determination of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Paid CapEx Amount and the Closing Date Adjusted Working Capital shall not take into account any developments or events taking place after the Closing Date.
(f) Exchange Rate. Any payments made under this Agreement in currencies other than United States dollars shall be converted into United States dollars based on the applicable spot rate published on Bloomberg as of the end of the day immediately prior to the applicable date.
Section 2.05 Withholding. Each party will be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under any provision of applicable Law; provided, however, that the paying party (the payor) will provide the party receiving the payment (the payee) with notice of its intent to deduct and withhold at least two (2) days prior to the date the applicable payment is scheduled to be made (which notice will include a reference to the applicable provision of the Law pursuant to which such deduction or withholding is required) and the payor will use reasonable best efforts to cooperate with the payee to eliminate or reduce the basis for such deduction or withholding (including providing the payee with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding). To the extent that any amounts are so withheld in accordance with this Section 2.05, such withheld amounts (a) will be promptly remitted by the payor to the applicable Tax Authority and (b) will be treated for all purposes of this Agreement as having been paid to the person in respect of which such withholding was made. If any deductions or withholdings are required to be made by a payor as described in this Section 2.05 in respect of a payment under an indemnity, reimbursement obligation or otherwise in respect of a Loss (but not, for the avoidance of doubt, in respect of a payment of consideration for the Shares, whether at Closing or after Closing), the payor shall be obliged to pay such sum as will, after such deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If any sum payable by a payor under this Agreement pursuant to an indemnity, reimbursement obligation or otherwise in respect of a Loss (but not, for the avoidance of doubt, in respect of a payment of consideration for the Shares, whether at Closing or after Closing) shall be subject to Tax in the hands of the payee, the same obligation to make an increased payment shall apply in relation to such Tax liability as if it were a deduction or withholding required by Law.  No payor for the purposes of this Section 2.05 will be liable to make any payment under this section to the extent that the withholding, deduction or Tax liability in question (a) exceeds the amount which would have been payable but for an assignment or other transfer of obligations by a person which, but for the assignment or transfer in question, would have been the payee; or (b) has already been taken into account in the calculation of the amount payable.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the confidential disclosure schedule delivered by Seller to Purchaser contemporaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement or the Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection), Seller represents and warrants to Purchaser as follows:
Section 3.01 Organization; Standing; Power. Seller is a private limited company, duly incorporated, validly existing and in good standing (to the extent the concept of good standing is applicable) under the Laws of England and Wales. Seller (a) has all requisite power and authority to own, lease or otherwise hold its assets and to carry on its business as currently conducted and (b) is duly qualified to do business in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except in the case of clause (b) above, where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
Section 3.02 Authority; Binding Effect. Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized and validly approved by all requisite corporate action on the part of Seller and no additional corporate proceedings on the part of Seller or any Affiliate of Seller or any of their respective securityholders are necessary to approve or authorize this Agreement and the other Transaction Documents to which Seller is a party, the performance of Seller’s obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery by Purchaser, the Company and the other parties hereto and thereto, this Agreement and each other Transaction Document to which Seller is party constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (collectively, the “Bankruptcy and Equity Exceptions”).

Section 3.03 No Conflicts. Except as set forth in Section 3.03, Section 4.04(a) and Section 4.04(b) of the Disclosure Schedule, and except as may result from any facts or circumstances relating to the identity or regulatory status of Purchaser or its Affiliates, the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby will not conflict with, constitute a default under or violate, require any consent, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Acquired Companies under, any provision of (a) the articles of association of Seller, (b) any Contract to which Seller is a party or by which it is bound, (c) any Law or Permit applicable to Seller or (d) any Order binding on Seller, and in the cases of clauses (b)-(d), other than any conflict, default, or violation or other such matter or event that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.04 Ownership; No Encumbrance. Seller is the legal and beneficial owner of the Shares and Seller has good and valid title to the Shares, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for the Shares, there are no shares, interests or other equity securities of the Company issued or reserved for issuance. The Shares, when sold and delivered by Seller to Purchaser in accordance with the terms of this Agreement, will be free and clear of all Encumbrances. Except for this Agreement, there are no voting trusts, proxies, or other Contracts that restrict or otherwise relate to the voting or disposition of the Shares, or preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights or agreements or commitments of any character relating to the Shares. The Shares have not been issued in violation of any applicable Laws or the Company’s articles of association. No Person has the right to require the allotment, issue, transfer, conversion or redemption of any share capital of the Company and Seller has not agreed to create any right of this kind.

Section 3.05 Litigation. There is no Action pending or, to the Knowledge of Seller, threatened against Seller that (a) involves a claim which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (b) challenges the validity or enforceability of this Agreement or any other Transaction Document to which Seller is a party or (c) seeks to enjoin, prohibit or restrain the consummation by Seller of the transactions contemplated by this Agreement or the other Transaction Documents to which Seller is a party.

Section 3.06 Huawei Joint Venture Interests. Immediately following the Closing, Seller will have direct ownership of at least nineteen percent (19%) of the equity of the Huawei Joint Ventures on a fully-diluted basis (the “Retained Huawei Interests”).

Section 3.07 Fees to Investment Advisors. Except as set forth in Section 3.07 of the Disclosure Schedule, none of Seller or any of its Affiliates has an obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other intermediary in connection with the transactions contemplated by this Agreement or the other Transaction Documents to which Seller or any of its Affiliates is a party.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Except as set forth in the Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement or the Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection), Seller represents and warrants to Purchaser as follows:

Section 4.01 Organization. The Company is duly incorporated, validly existing and in good standing (to the extent the concept of good standing is applicable) under the Laws of England and Wales. The Company (a) has all requisite power and authority to own, lease or otherwise hold its assets and to carry on its business as currently conducted and (b) is duly qualified to do business in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except, in the case of clause (b) above, where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.02 Authority; Binding Effect. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized and validly approved by all requisite corporate action on the part of the Company and no additional corporate proceedings on the part of the Company or any Affiliate of the Company or any of their respective securityholders are necessary to approve or authorize this Agreement, the performance of the Company’s obligations hereunder or the consummation of the transactions contemplated hereby. Assuming the due authorization, execution and delivery of this Agreement by Seller and Purchaser, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 4.03 Organization, Qualification and Authority of the Acquired Companies. Each of the Acquired Companies (other than the Company) is duly incorporated or formed, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of incorporation or formation. Each of the Acquired Companies (a) has all requisite power and authority to own, lease or otherwise hold its assets and to carry on its business as currently conducted and (b) is duly qualified to do business and is in good standing (if applicable) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except, in the case of clause (b) above, where the failure to be so qualified would not, individually or in the aggregate, be material to the Acquired Companies taken as a whole. Seller has made available to Purchaser copies of (x) the organizational documents of the Company and each of its Subsidiaries and (y) the material organizational documents of the Joint Ventures in Seller’s or an Acquired Company’s possession or control, in each case, as in effect on the date of this Agreement. Section 4.03 of the Disclosure Schedule contains a true and correct list of each jurisdiction where any of the Company or the Company Subsidiaries is licensed or qualified to do business.

Section 4.04 No Conflicts; Governmental Approvals.
(a) Except as set forth in Section 4.04(a) and Section 4.04(b) of the Disclosure Schedule, and except as may result from any facts or circumstances relating to the identity or regulatory status of Purchaser, Seller or any of their respective Affiliates (other than the Acquired Companies), the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder will not conflict with, constitute a default under or violate, require any consent, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person, or result in the creation of an Encumbrance upon any of the properties or assets of the Acquired Companies under, any provision of (i) any of the organizational documents of any Acquired Company, (ii) any Material Contract or Material Real Property Lease, (iii) any Law or Permit applicable to any Acquired Company or any of properties or assets thereof (iv) any Order binding on any Acquired Company or any properties or assets thereof, except in the cases of clauses (iii) and (iv), other than any conflict, default, or violation that would not reasonably be expected to result, individually or in the aggregate, in a material Liability of the Acquired Companies, taken as a whole.

(b) Except as set forth in Section 4.04(b) of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) is required on the part of any Acquired Company in connection with the execution and delivery by the Company of this Agreement or the consummation of the Acquisition.

Section 4.05 Capitalization; Ownership of the Acquired Companies.
(a) The Shares consist of 1,265,732 ordinary shares of £1 each and comprise all of the allotted and issued share capital of the Company. The shares and other equity interests in the Acquired Companies (except to the extent such concepts are not applicable under the applicable Law of such Acquired Companies’ jurisdiction of formation or other applicable Law) have been duly authorized and validly issued and are fully paid. Except for this Agreement, there are no preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights or agreements or commitments of any character relating to the authorized and issued, unissued or treasury shares, or other equity or voting interests, of any Acquired Company. The shares in or other equity interests of the Acquired Companies have not been issued in violation of any applicable Laws or the Acquired Companies’ respective organizational documents. No Acquired Company has any debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, shares or other equity interests in that Acquired Company. There are not any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Acquired Company is a party or by which any Acquired Company is bound (i) obligating the Acquired Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests in, or any security convertible or exercisable for or exchangeable into any equity interest in, such Acquired Company, or (ii) obligating such Acquired Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. Other than under this Agreement, there are no obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares or other equity interests in the Acquired Companies. The Company and its Subsidiaries have no outstanding capital commitment obligations or obligations to extend any indebtedness to any Joint Venture.
(b) Section 4.05(b) of the Disclosure Schedule sets forth, across from the name of the applicable Company Subsidiary or Joint Venture, (i) the type of entity, (ii) all of the issued and outstanding equity interests in each Company Subsidiary, (iii) the name of each legal owner of the equity interests in each Company Subsidiary, (iv) the number of shares of each class or other equity interests in each Joint Venture held by the Company, a Company Subsidiary or other Joint Venture (the “Joint Venture Interests”) and (v) the name of each legal owner of the Joint Venture Interests. The Company, a Company Subsidiary or other Joint Venture, as applicable, owns and has good and valid title to all of the shares or other equity interests in the Company Subsidiaries and the Joint Venture Interests, in each case of record and beneficially, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state insurance and securities Laws). No Acquired Company owns, directly or indirectly, any shares or other equity or voting interests of any Person, has any direct or indirect equity or ownership interest in any business or is a member of or participant in any partnership, joint venture or other entity, in each case, other than the Company Subsidiaries and Joint Ventures.

Section 4.06 Financial Statements; No Undisclosed Liabilities.
(a) Seller has made available to Purchaser prior to the date hereof copies of (i) the audited consolidated balance sheets of the Company as at December 31, 2018, December 31, 2017 and December 31, 2016 and the related consolidated statements of operations, changes in shareholder’s equity and cash flows for the fiscal years then ended, (ii) the unaudited consolidated balance sheets of the Company as at December 31, 2018, December 31, 2017 and December 31, 2016 and the related consolidated statements of operations, changes in shareholder’s equity and cash flows for the fiscal years then ended (such financial statements, the “US GAAP Company Financial Statements”) and (iii) the unaudited consolidated balance sheet of the Company as at October 31, 2019 and the related consolidated statements of operations and changes in shareholder’s equity and cash flows for the ten (10) months then ended (collectively, the “Company Financial Statements”). Subject to the notes thereto in the case of the Company Financial Statements set forth in clauses (i) and (ii) of the first sentence of this Section 4.06(a), the Company Financial Statements give a true and fair view in all material respects of the state of the Company and the Company Subsidiaries’ affairs as at the dates indicated and of the Company and the Company Subsidiaries’ profit for the applicable years then ended, subject to normal year-end adjustments in the case of the Company Financial Statements set forth in clause (iii) of the first sentence of this Section 4.06(a) (none of which is material, either individually or in the aggregate). The Company Financial Statements set forth in clause (i) of the first sentence of this Section 4.06(a) were properly prepared in accordance with UK GAAP and applicable Law, and the Company Financial Statements set forth in clauses (ii) and (iii) of the first sentence of this Section 4.06(a) were properly prepared in accordance with US GAAP and applicable Law. The Company Financial Statements were derived from and are consistent with the books and records of the Company and the Company Subsidiaries, except as may be indicated in the notes thereto in the case of the Company Financial Statements set forth in clauses (i) and (ii) of the first sentence of this Section 4.06(a) and subject to normal year-end adjustments in the case of the Company Financial Statements set forth in clause (iii) of the first sentence of this Section 4.06(a) (none of which is material, either individually or in the aggregate).
(b) Seller has made available to Purchaser prior to the date hereof copies of (i) the unaudited balance sheets of the Joint Ventures as at October 31, 2019, December 31, 2018, December 31, 2017 and December 31, 2016 and the related statements of operations (collectively, the “JV Financial Statements”). The JV Financial Statements (i) have been prepared in good faith, with due care and attention and consistent with the books and records of the respective Joint Ventures, and (ii) are not misleading and reasonably present the corresponding financial position and results of operations of the Joint Ventures as of their respective dates and for the respective periods covered thereby subject, in the case of the JV Financial Statements ended October 31, 2019, to normal and recurring year-end adjustments.

(c) Except for those Liabilities (i) that are specifically reflected and adequately reserved against on the face of the most recent balance sheet included in the Company Financial Statements, or with respect to the Joint Ventures, the JV Financial Statements, (ii) incurred in the ordinary course of business since October 31, 2019 (none of which is material, either individually or in the aggregate, and none of which relates to a breach of Contract, breach of warranty, tort or claim of infringement or violation of Law), (iii) expressly contemplated or permitted by this Agreement or (iv) set forth in Section 4.06(c) of the Disclosure Schedule, the Acquired Companies have no material Liabilities.
(d) Except as set forth in Section 4.06(d) of the Disclosure Schedule, none of the Acquired Companies has received any unresolved oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Acquired Companies, (ii) “material weakness” in the internal controls over financial reporting of the Acquired Companies or (iii) fraud, whether or not material, that involves management or other employees of the Acquired Companies who have a significant role in the internal controls over financial reporting of the Acquired Companies.
(e) Other than the Joint Ventures, none of the Acquired Companies is party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Acquired Companies, on the one hand, and any Affiliate of Seller or any of its Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any Off-Balance Sheet Liabilities.
(f) Section 4.06(f) of the Disclosure Schedule sets forth (i) the Unpaid Company Transaction Expenses of the Acquired Companies and Indebtedness of the Company and the Company Subsidiaries as of the date of this Agreement and (ii) the Company’s good faith estimate, as of the date of this Agreement, of the Unpaid Company Transaction Expenses of the Acquired Companies and Indebtedness of the Company and the Company Subsidiaries as of the Closing.
(g) Section 4.06(g) of the Disclosure Schedule sets forth, as of the date of this Agreement, each bankers’ acceptance, letter of credit, or surety, performance or completion bond, issued on behalf of the Company or any Company Subsidiary, in each case whether or not drawn, and, with respect to each such bankers’ acceptance, letter of credit, or surety, performance or completion bond, (i) the project name to which such bankers’ acceptance, letter of credit, or surety, performance or completion bond relates, (ii) the issuing bank, (iii) the maximum amount of Indebtedness that may be drawn or the value of the bond, as applicable and (iv) the amount drawn or outstanding amount, as applicable.

Section 4.07 Absence of Certain Changes. Except to the extent specifically contemplated by this Agreement and the other Transaction Documents:
(a) since December 31, 2018, the business of the Acquired Companies has been operated in the ordinary course of business in all material respects;
(b) since December 31, 2018, no Company Material Adverse Effect has occurred; and
(c) since December 31, 2018 or as set forth in Section 4.07(c) of the Disclosure Schedule, no Acquired Company has taken any action or omitted to take any action that, had such action or omission occurred after the date of this Agreement, would have required the consent of Purchaser pursuant to Section 6.01.

Section 4.08 Compliance with Laws; Permits.
(a) No Acquired Company (or any of the Vessels) (i) is in violation of any applicable Law in any material respect or (ii) has received, at any time during the past five (5) years, any written notice from any Governmental Authority regarding any violation or alleged violation of, or failure on the part of such Acquired Company (or any of the Vessels) to comply with, in any material respect, any applicable Law. None of the Acquired Companies (or any of the Vessels) is currently liable for the payment of any claims, damages, fines, penalties or other amounts, however designated, for failure to comply with any Laws and, to the Knowledge of the Company, no material expenditures are required to remain in compliance with such Laws. To the Knowledge of the Company, there is not any present or proposed requirement of any applicable Law that is due to be imposed on the Acquired Companies (including the Vessels) that is reasonably likely to increase the cost of complying with such Law or that would render illegal or restrict the operations of the businesses of the Acquired Companies (or any of the Vessels).
(b) Each Acquired Company holds and maintains in full force and effect all material Permits required to conduct its business (including the Vessels) in the manner and in all such jurisdictions as it is currently conducted. Section 4.08(b) of the Disclosure Schedule contains a true, correct and complete list of all such Permits held by the Company or any Company Subsidiary. Each Acquired Company (and each of the Vessels) is in compliance in all material respects with all such Permits and all such Permits are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Except as set forth in Section 4.08(b) of the Disclosure Schedule, no Acquired Company (or any of the Vessels) has received, at any time during the past five (5) years, any written notice from any Governmental Authority regarding (i) any violation or alleged violation of, or failure on the part of such Acquired Company (or Vessel) to comply with, any term or requirement of any such Permit or (ii) revocation or modification of any such Permit that remains open or unresolved.

Section 4.09 Litigation; Orders.
(a) Except as set forth in Section 4.09(a) of the Disclosure Schedule, there is no and, during the past five (5) years, there has not been any material Action pending or, to the Knowledge of the Company, threatened against or relating to any Acquired Company or its business or assets, and no event has occurred or circumstances exist that would give rise to or serve as the basis for any commencement of any such Action. There is no Action pending or threatened by any Acquired Company against any other Person, and no event has occurred or circumstances exist that would give rise to or serve as the basis for any commencement of such Action. There is no Action pending, or to the Knowledge of the Company, threatened that (i) challenges the validity or enforceability of this Agreement or (ii) seeks to enjoin, prohibit or restrain the consummation of the transactions contemplated hereby by any Acquired Company.
(b) Except as set forth in Section 4.09(b) of the Disclosure Schedule, no Acquired Company is subject to any Order applicable to that Acquired Company that imposes ongoing and continuing obligations and there are no unsatisfied judgments, penalties or awards against or affecting any Acquired Company or any of its properties or assets.

Section 4.10 Taxes.
(a) All material Tax Returns required to be filed by or with respect to each of the Acquired Companies (taking into account any extensions of time within which to file) have been timely filed. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by each Acquired Company (whether or not reflected on any Tax Return) have been timely paid. The unpaid Taxes of the Acquired Companies did not, as of the latest date covered by the Company Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of the latest Company Financial Statements (rather than in any notes thereto). Since the date of the latest Company Financial Statements, none of the Acquired Companies has incurred any liability for Taxes other than in the ordinary course of business.
(b) There are no audits, claims or assessments regarding Taxes pending against any of the Acquired Companies, and no written notice of any such audit, claim or assessment has been received by Seller or any of the Acquired Companies.
(c) All Taxes required to be withheld by or on behalf of any of the Acquired Companies in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person have been timely withheld and paid to the appropriate Tax Authority.
(d) No Encumbrances for Taxes have been filed against any of the assets of the Acquired Companies (including the Vessels), except for Permitted Encumbrances.
(e) None of the Acquired Companies has granted an extension or waiver of any statutes of limitations with respect to the assessment or collection of any Tax, and no power of attorney or similar authorization with respect to any such Taxes has been executed or filed with any Tax Authority that remains in force.
(f) The Acquired Companies are not bound by or party to any Tax indemnity, Tax sharing or Tax allocation agreement, and do not have any other Liability for the Taxes of any Person, including as a transferee or successor or pursuant to any contractual obligation.

(g) No claim or nexus inquiry has been made by any Tax Authority in a jurisdiction where any Acquired Company does not file a Tax Return that such Acquired Company is or may be subject to taxation by that jurisdiction. No Acquired Company has nexus or is required to file Tax Returns in any jurisdiction where it does not currently file Tax Returns.
(h) No US Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received on or prior to the Closing.
(i) Sellers have disclosed to Purchaser true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Acquired Company since January 1, 2016.
(j) All transactions with related parties carried out by the Acquired Companies are at arm’s length and reflect a proper transfer pricing policy, in accordance with all applicable Laws. The transfer pricing policy of the Acquired Companies has not been the subject of a claim or other challenge by a Tax Authority. Each of the Company and the Company Subsidiaries has duly and timely prepared and properly kept complete and accurate transfer pricing documentation which it is required by applicable Laws to prepare and keep for each of the jurisdictions in which it is resident or operates.
(k) No Tax liability of any of the Acquired Companies will arise directly as a result of the sale of the Shares or completion of any other transaction pursuant to this Agreement.
(l) None of the Acquired Companies has undertaken any major change in the nature or conduct of its trade or business in the previous three (3) years that may result in a reduction or limitation of any Accounts Reliefs that would otherwise be available to the Acquired Companies.
(m) The Acquired Companies subject to the UK tonnage Tax regime have met and maintained the legislative requirements for UK tonnage Tax.
(n) Each of the Acquired Companies is in possession or control of all Tax information, records and documentation required by applicable Laws and required to calculate any liability to Taxation in respect of any income, profit or gain earned, accrued or received by an Acquired Company on or before the Closing.
(o) Solely with respect to Acquired Companies which are not US Acquired Companies, no Acquired Company is, or has been, a party to any scheme, arrangement or transaction of which the main purpose or one of the main purposes is tax avoidance and in respect of which a disclosure has been, or has been required to be, made under current law requiring disclosure of Tax schemes or reportable transactions of any kind. No US Acquired Company is or has been a party to any “reportable transaction,” as defined in Treasury Regulations §1.6011-4(b).

(p) No Acquired Company currently has or has ever had a permanent establishment (within the meaning of any applicable Tax treaty) or an office or fixed place of business in a country other than the country in which Seller or such Acquired Company, as applicable, is organized.
(q) Except as set forth in Section 4.10(q) of the Disclosure Schedule, any Acquired Company within the charge to UK corporate income Taxes is entitled to determine and account for its liabilities for taxation pursuant to the UK tonnage Tax regime (pursuant to Section 82 and Schedule 22 of the UK Finance Act 2000 and regulations made thereunder) and the acquisition of each relevant Acquired Company (whether directly or indirectly) pursuant to this Agreement will not affect the application of the tonnage Tax regime to each relevant Acquired Company (assuming for the purposes of this Section 4.10(q) that following the Closing, the Company and Company Subsidiaries were to form a stand-alone group).
(r) Each Acquired Company is, where required by applicable Law, duly registered for applicable sales, use, VAT, customs and excise Taxes and has complied in all material respects with all applicable Law in relation to such Taxes.
(s) Each Acquired Company has duly paid all stamp duty, stamp duty land Tax and stamp duty reserve Tax in respect of any assets owned as at Closing and no Acquired Company is subject to any contingent or other future liability to such Taxes in respect of any asset acquired on or prior to Closing.

Section 4.11 Employee Benefits.
(a) Section 4.11(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of each material Company Benefit Plan (other than individual contracts with any employees of the Company or any Company Subsidiary) applicable to the Company or any Company Subsidiary and, subject to compliance with applicable Laws related to data privacy, the Company has made available to Purchaser a copy of (i) the plan document and any amendments thereto with respect to each such Company Benefit Plan or a written description thereof with respect to any unwritten material Company Benefit Plan, (ii) if applicable, all current summary plan descriptions with respect to such Company Benefit Plans, (iii) if applicable, all current trust agreements and insurance contracts relating to the funding or payment of benefits under any such Company Benefit Plan, and (iv) if applicable, all determination letters or National Office Opinion Letters from the IRS with respect to any such Company Benefit Plans.
(b) Each Company Benefit Plan has been maintained, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and applicable Law. The MNOPF is excluded from the definition of Company Benefit Plan for the purpose of this Section 4.11(b).
(c) Except as would not, individually or in the aggregate, be material to the Acquired Companies taken as a whole, there is no Action pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened (i) against any Company Benefit Plan or (ii) involving any Company Benefit Plan before any Governmental Authority, nor is there any basis for one. The MNOPF is excluded from the definition of Company Benefit Plan for the purpose of this Section 4.11(c).
(d) Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, whether alone or in combination with any other event: (i) result in the accelerated vesting or payment of, trigger any payment or funding (through a grantor trust or otherwise) or increase the amount of, any compensation or benefits to any current or former employee, officer, director or independent contractor of an Acquired Company or (ii) result in the entitlement of any current or former employee, officer, director or independent contractor of an Acquired Company to any compensation or benefits, including any bonus, retention, retirement, severance, unemployment, termination or other pay or benefits.
(e) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination. With respect to any Company Benefit Plan that is subject to the Laws of any jurisdiction outside the United States, (i) if intended to qualify for special tax treatment, such Company Benefit Plan meets all requirements for such treatment, and (ii) if intended to be funded and/or book-reserved, such Company Benefit Plan (other than the Defined Benefit Pension Schemes) is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
(f) Each Acquired Company which is incorporated in the United Kingdom has complied, in all material respects, with its automatic enrollment obligations as required by the UK Pensions Act 2008.
(g) No contribution notice or financial support direction under the UK Pensions Act 2004 has been issued to any Acquired Company in respect of the Global Marine Systems Pension Plan or the MNOPF and, to the Knowledge of the Company, there is no fact or circumstance likely to give rise to any such notice or direction.
(h) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Company Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.
(i) With respect to any insurance policy providing funding for benefits under any Company Benefit Plan, there is no liability of any Acquired Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability, nor, to the Knowledge of the Company, would there be any such liability if such insurance policy was terminated on the Closing Date.
(j) No Company Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or (iii) death or retirement benefits under the Defined Benefit Pension Schemes.
(k) No Acquired Company has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of any Acquired Company other than the Company Benefit Plans, or to make any amendments to any of the Company Benefit Plans. No Company Benefit Plan, except for the MNOPF, provides benefits to any individual who is not a current or former employee, officer, director or independent contractor of an Acquired Company, or the dependents or other beneficiaries of any such current or former employee, officer, director or independent contractor.

Section 4.12 Labor Matters.
(a) Except as set forth on Section 4.12(a) of the Disclosure Schedule, (i) each Acquired Company is in compliance with applicable Laws and its contractual obligations to or in relation to applicants for employment, its employees, workers, former employees and former workers, including all applicable Laws relating to terms and conditions of employment, health and safety, wages, child labor, absence and working time, classification of employees as exempt/non-exempt (in respect of employees of the Acquired Companies in the United States), holidays and holiday pay, classification of service providers as employees or contractors, immigration, discrimination, harassment, reductions in force and other terminations of employment, disability rights or benefits, equal opportunities compensation and labor relations and, where applicable, the Maritime Labour Convention 2017; (ii) no Acquired Company has received any written communication during the past five (5) years of the intent of any Governmental Authority responsible for enforcement of labor or employment Laws to conduct an investigation of such Acquired Company and, to the Knowledge of the Company, no such investigation is in process; and (iii) there are not any pending or, to the Knowledge of the Company, threatened, Actions against any Acquired Company or any of its employees brought by any current or former employee or contractor.
(b) Section 4.12(b) of the Disclosure Schedule sets forth a list of any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body in respect of any employee of the Company or any Company Subsidiary (collectively, the “Company Labor Agreements”), and (i) there are no material activities or proceedings of any labor union to organize any employees of the Acquired Companies and, to the Knowledge of the Company, none are threatened, against any Acquired Company and (ii) there are no material strikes, slowdowns, picketing, work stoppages or lockouts pending and, to the Knowledge of the Company, none are threatened, against any Acquired Company with respect to any employees of the Acquired Companies.
(c) Seller and the Acquired Companies have complied in all material respects with all applicable Laws relating to the information and consultation, if applicable, of employee representative bodies, if any, or employees directly, with respect to the transactions contemplated by this Agreement.

(d) Section 4.12(d) of the Disclosure Schedule sets forth a true, correct and complete, and, with respect to employees of the Company or any Company Subsidiary outside of the United States, anonymized, list, as of the date of this Agreement, of all employees of the Company or any Company Subsidiary indicating for each his or her (i) employer, (ii) hire date, (iii) position or title, (iv) location of employment and (v) base annual salary or hourly wage. Except as set forth in Section 4.12(d) of the Disclosure Schedule, (A) each employee of the Company or any Company Subsidiary outside the United States has notice periods and annual holiday entitlements that are consistent with the Company’s ordinary course of business and (B) Seller, the Company or a Company Subsidiary, as the case may be, have paid in full to all listed employees all wages, salaries, commissions, bonuses and other compensation due to such employees. Except as set forth on Section 4.12(d) of the Disclosure Schedule, no employee of the Company or any Company Subsidiary is entitled to a bonus opportunity other than in connection with the Company’s or Company Subsidiary’s, as applicable, discretionary bonus plans.
(e) Section 4.12(e) of the Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement, of all independent contractors who are providing or have provided service to the Company or any Company Subsidiary during any period in 2018 or 2019, indicating for each his or her (i) name, (ii) position or title, if any, (iii) location of services, (iv) compensation since January 1, 2018, including total amount of fees paid to date, and (v) whether there is a written agreement in place. Except as set forth in Section 4.12(e) of the Disclosure Schedule, all such contractors have executed forms of confidentiality agreement which restrict the improper use and disclosure of confidential information, and have executed appropriate assignment of invention and copyrights agreement, as applicable.

Section 4.13 Intellectual Property.
(a) Section 4.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of all registrations and pending applications for the registration of Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary (the “Company Registered Intellectual Property”), which list indicates owner, countries, registration and application numbers and dates indicated for each. The Intellectual Property registrations set forth in Section 4.13(a) of the Disclosure Schedule are in effect, subsisting, valid and enforceable.
(b) Except as set forth in Section 4.13(b) of the Disclosure Schedule, each of the Acquired Companies owns or has the right to use all Intellectual Property necessary to conduct its businesses (the “Company Intellectual Property”).
(c) All of the Company Registered Intellectual Property is owned solely by the Company or a Company Subsidiary and, except as set forth in Section 4.13(c) of the Disclosure Schedule, is free from (i) any Encumbrances, except for Permitted Encumbrances, and (ii) any requirement of past, present or future royalty payments, license fees, charges or other payments whatsoever. Except as set forth in Section 4.13(c) of the Disclosure Schedule, the Acquired Companies have not exclusively licensed or otherwise granted any exclusive right to any Person under any Company Intellectual Property. Each Acquired Company has the sole right to enforce all of the Company Intellectual Property that is owned or purported to be owned by it.
(d) The conduct of the businesses of the Acquired Companies as currently conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any Person. Except as set forth in Section 4.13(d) of the Disclosure Schedule, no Acquired Company has received any written notice of any alleged infringement, misappropriation or other violation by any Acquired Company of the Intellectual Property rights of any third party since January 1, 2015, except as would not, individually or in the aggregate, be material to the Acquired Companies taken as a whole. To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating in any material respect any Company Intellectual Property owned by the Company or any Company Subsidiary, and no such claims have been made or threatened by the Company or any Company Subsidiary since January 1, 2015.
(e) Except as set forth in Section 4.13(e) of the Disclosure Schedule, no Acquired Company is in violation in any material respect of any applicable Law or its posted policies relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Acquired Companies in the conduct of their respective businesses.
(f) The Acquired Companies have in place reasonable measures to protect the confidentiality of their material Trade Secrets. There has not been any unauthorized use or disclosure of or access to any Trade Secrets or to any personal information held by the Acquired Companies that would require an Acquired Company to notify the applicable data subjects of such event under applicable Law. Except under customary confidentiality obligations, there has been no disclosure by any Acquired Company of any Trade Secrets or other confidential information used in conducting its businesses and except as would not, individually or in the aggregate, be material to the Acquired Companies taken as a whole.
(g) All current and former managers, members, consultants, contractors and Representatives of the Acquired Companies who participated in the creation or contributed to the conception or development of material Intellectual Property for or on behalf of the Acquired Companies have assigned to the Acquired Companies all of such Person’s right, title and interest in and to such Intellectual Property, except as would not, individually or in the aggregate, be material to the Acquired Companies taken as a whole. No manager, member, consultant, contractor or Representative of the Acquired Companies claims any rights in (nor has any of them made application for) any Company Intellectual Property that is owned or purported to be owned by the Acquired Companies.
(h) All Information Systems used by the Acquired Companies are sufficient in all material respects for the conduct of their respective businesses as currently conducted. The Acquired Companies use reasonable means to protect the security and integrity of all material Information Systems used by the Acquired Companies. The Acquired Companies have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees for their use in connection with their respective businesses. The Acquired Companies have taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of their material business data. To the Knowledge of the Company, such Information Systems do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or attributes that (i) enable or assist any Person to access without authorization such Information Systems or (ii) otherwise materially and adversely affect the functionality of such Information Systems. To the Knowledge of the Company, since January 1, 2015, no Person has gained unauthorized access to such Information Systems, except as would not, individually or in the aggregate, be material to the Acquired Companies taken as a whole.

Section 4.14 Material Contracts.
(a) Section 4.14(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all Contracts to which the Company or any Company Subsidiary is a party that meets any of the following criteria and is not a Company Benefit Plan or Company Labor Agreement, Lease or an Intercompany Agreement (each such Contract, and any material Contract to which a Joint Venture is a party, and any other such Contract entered into after the date of this Agreement, a “Material Contract”; provided, for the avoidance of doubt, no Material Real Property Lease shall be a Material Contract hereunder):
(i) any Contract that is not terminable on less than ninety (90) days’ prior notice or without payment of a penalty and that (A) would reasonably be expected to require the Company or any Company Subsidiary to purchase any products or services from any Person for a purchase price in excess of $1,000,000 in the fiscal year ending December 31, 2019 or (B) would reasonably be expected to require the Company or any Company Subsidiary to purchase any products or services from any Person that have an expected purchase price in excess of $1,000,000 individually or $2,500,000 in the aggregate per annum;
(ii) any Contract that is not terminable on less than ninety (90) days’ prior notice or without payment of a penalty and that (A) would reasonably be expected to require the Company or any Company Subsidiary to sell any products or services to any Person for a purchase price in excess of $2,000,000 in the fiscal year ending December 31, 2019 or (B) would reasonably be expected to require the Company or any Company Subsidiary to sell any products or services to any Person that have an expected purchase price in excess of $2,000,000 individually or $5,000,000 in the aggregate per annum;
(iii) relates to the incurrence or assumption by the Company or any Company Subsidiary of any Indebtedness for borrowed money or imposing an Encumbrance on any of the assets of the Company or any Company Subsidiary (other than Permitted Encumbrances);
(iv) relates to the acquisition or disposition by the Company or any Company Subsidiary outside the ordinary course of business of any material assets or any material business (whether by merger, sale or purchase of shares, sale or purchase of assets or otherwise) to the extent any actual or contingent material obligations of the Company or any Company Subsidiary thereunder remain outstanding;

(v) any Contract granting a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any Company Subsidiary;
(vi) subject to the exclusions set forth in Section 4.14(a)(x) below, any Contract that (A) restricts the Company or any Company Subsidiary from engaging or competing in any line of business, in any geographic area, or with any Person, (B) restricts the development, performance, marketing or distribution of the products and services of the Company or any Company Subsidiary, (C) restricts or prohibits the transaction of business with any other Person (including by restricting the solicitation of business with any other Person) by the Company or any Company Subsidiary, (D) restricts or limits the entering into any market or line of business by the Company or any Company Subsidiary or any of their employees, (E) provides for “meet competition,” “most favored nation” pricing terms or similar rights in favor of a third party, (F) grants to another Person exclusive rights with respect to any products, services or territory, or (G) restricts the solicitation by the Company or any Company Subsidiary of any employees employed by any other Person;
(vii) contains guarantees of the obligations of any Person (other than the Company or any Company Subsidiary) made or supported by the Company or any Company Subsidiary that are not terminable on less than ninety (90) days’ prior notice or without payment of a penalty;
(viii) any Contract for or relating to the making of any advance, loan, extension of credit or capital contribution to, or other investment in, any another Person, in any such case which, individually, is in excess of $100,000;
(ix) any joint venture or partnership Contract with a third party, including such agreements with respect to the Joint Ventures, or otherwise involves a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person;
(x) provides for the license to or from the Company or any Company Subsidiary of any Intellectual Property owned by the Company or any Company Subsidiary or used by the Company or any Company Subsidiary in conduct of its business, other than (A) “shrink wrap” or “click through” licenses or licenses of generally-available “off the shelf” computer software or databases, (B) any Contract between the Company or any Company Subsidiary, on the one hand, and the Company or any other Company Subsidiary, on the other hand or (C) nonexclusive licenses to or from the Company or any Company Subsidiary entered into in the ordinary course of business with a customer or vendor;
(xi) any Contract with each current officer and director of the Company or any Company Subsidiary, or current employee of the Company or any Company Subsidiary who receives annual compensation (excluding bonus) in excess of $150,000 other than such agreements that are terminable by the Company or any Company Subsidiary, as applicable, at-will without triggering severance;
(xii) any lease, sublease or similar Contract with any Person under which (A) the Company or any Company Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person in any such case, which has an aggregate future liability or receivable, as the case may be, in excess of $100,000 or (B) the Company or any Company Subsidiary is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or any Company Subsidiary, in any such case, which has an aggregate future liability or receivable, as the case may be, in excess of $100,000;
(xiii) any Contract (or group of related Contracts) for capital expenditures in excess of $250,000, in the aggregate for which the underlying assets have not been delivered or under which the Company or any Company Subsidiary has any outstanding payment obligations;
(xiv) except for customer Contracts and any surety, performance or completion bond or other surety arrangements entered into in the ordinary course of business, any Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company or any Company Subsidiary or any predecessor Person under which the Company or any Company Subsidiary has any continuing potential liability in excess of $250,000;
(xv) any Contract with any Top Customer or Top Supplier;
(xvi) any Contract with any Governmental Authority;
(xvii) any surety, performance or completion bond or other surety arrangements;
(xviii) any material Contract with any agency or sales representative for the marketing and selling of any products or services;
(xix) (A) any charter or subcharter of any Vessel with any third party on a time or voyage basis that is twelve (12) months or more in duration, (B) any charter or subcharter of any Vessel with a third party on a bareboat or demise basis regardless of duration, and (C) any operating agreement, ship management agreement or technical services agreement with any third party respect to any Vessel;
(xx) any agreement or group of related agreements reasonably likely to result in a loss to the Company or any Company Subsidiary in excess of $100,000;
(xxi) any Contract not otherwise covered by the categories above (disregarding any materiality qualification) in Sections 4.14(a)(i)-(xx) that has an aggregate future liability to the Company or any Company Subsidiary in excess of $500,000; or
(xxii) is an obligation to enter into any of the foregoing.

(b) Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, (i) each Material Contract is a valid and binding obligation of the applicable Acquired Company and, to the Knowledge of the Company, each other party or parties thereto, enforceable in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exceptions, (ii) the applicable Acquired Company is not (with or without the lapse of time or the giving of notice, or both), and, to the Knowledge of the Company, no other party thereto is (with or without the lapse of time or the giving of notice, or both), in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Material Contracts and (iii) to the Knowledge of the Company, no event has occurred (with or without the lapse of time or the giving of notice, or both) that would constitute a default under any Material Contract. No Acquired Company has received any written notice of the intention of any party to terminate any Material Contract. To the Knowledge of the Company, no event has occurred that will or would (with or without the lapse of time or the giving of notice, or both) reasonably be expected to give any party the right to (A) cancel or terminate or modify in any material respect the rights or obligations of the Acquired Companies under any Material Contract or (B) seek material damages or other remedies under any Material Contract.
(c) The Company has made available to Purchaser copies of each Material Contract to which the Company or any Company Subsidiary is a party.

Section 4.15 Real Property.
(a) The Acquired Companies do not own any real property.
(b) Section 4.15(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Leases of the Company or any Company Subsidiary (each such Lease, a “Material Real Property Lease” and each such real property, and any real property leased by any Joint Venture, a “Leased Property”), such list including the Company or Company Subsidiary leasehold owner and the address of each Leased Property. With respect to each Leased Property, the applicable Acquired Company has good and valid leasehold title thereto, free and clear of Encumbrances except for Permitted Encumbrances and any Encumbrances on the fee interest of the Leased Property do not materially adversely affect such Acquired Company’s leasehold interest or the conduct of the business of such Acquired Company, as presently conducted. The Company has made available to Purchaser copies of each Material Real Property Lease to which the Company or any Company Subsidiary is a party. Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, as of the date hereof (i) each Material Real Property Lease is a valid and binding obligation of the applicable Acquired Company and, to the Knowledge of the Company, each other party or parties thereto, enforceable in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exceptions, (ii) the applicable Acquired Company is not (with or without the lapse of time or the giving of notice, or both), and, to the Knowledge of the Company, no other party thereto is (with or without the lapse of time or the giving of notice, or both), in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Material Real Property Leases and (iii) to the Knowledge of the Company, no event has occurred that will or would (with or without the lapse of time or the giving of notice, or both) constitute a default under any Material Real Property Lease.
(c) The Leased Properties constitute all of the real property used in connection with the businesses and operations of the Acquired Companies. The Leased Properties are sufficient for the operation of the businesses of the Acquired Companies as presently conducted.
(d) No Acquired Company is a lessor or sublessor under any Lease granting to any other Person any right to the possession, lease, occupancy or enjoyment of any real property, and no Person is in possession of any portion of the Leased Property other than an Acquired Company.
(e) No Acquired Company is obligated under, and, to the Knowledge of the Company, no Leased Property is subject to, any right of first offer or refusal or any option or other contractual right to sell, assign or otherwise dispose of any Leased Property, the exercise of which would result in the loss of the right of the applicable Acquired Company to continue to lease the applicable Leased Property on substantially the same terms. No Acquired Company is obligated to acquire any fee or leasehold interest in any other real property. Each Acquired Company has received all material Permits required in connection with the use and operation of the Leased Property leased by the respective Acquired Company and, to the Knowledge of the Company, the Leased Property and the use and operation thereof do not constitute a nonconforming use or structure under, and are not in breach or violation of, or default under, any applicable Laws (including all Laws relating to zoning), covenants, conditions, restrictions, easements, Permits, certificates of occupancy or other agreements, in each case, in all material respects. Each Acquired Company has rights of entry to and exit from the Leased Property leased by the respective Acquired Company as are necessary to carry on that Acquired Company’s businesses in the ordinary course of business. All utilities (including water, sewer, gas, electricity, trash removal, telephone service and (if different) internet service) are available in sufficient quantities and quality to adequately serve the Leased Property for conducting the businesses of such Acquired Company in the ordinary course of business. No Acquired Company has received any written notice that any portion of the Leased Property or interest therein is subject to any action for condemnation, eminent domain, zoning, rezoning or similar or other taking or any imposition of special assessments by any Governmental Authority, and, to the Knowledge of the Company, no such action is threatened.
Section 4.16 Title to and Condition and Sufficiency of Assets.
(a) The Company or a Company Subsidiary has good and valid title to, or a valid leasehold interest in, all tangible personal property (including Vessels) and other assets reflected in the Company Financial Statements or acquired after October 31, 2019, other than tangible personal properties and assets sold or otherwise disposed of in the ordinary course of business, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. The Joint Ventures have good and valid title to, or a valid leasehold interest in, all tangible personal property and other assets reflected in the JV Financial Statements or acquired after October 31, 2019, other than tangible personal properties and assets sold or otherwise disposed of in the ordinary course of business, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.
(b) The businesses of the Acquired Companies are conducted only through the Acquired Companies. The assets and personal property, tangible and intangible, currently owned, leased, licensed, used or held for use by the Acquired Companies are sufficient in all material respects for the operation of the businesses of the Acquired Companies as presently conducted (including the operation of the Vessels). As of the Closing, an Acquired Company will lease, own, license, use or hold for use all of the assets or personal property, tangible or intangible, utilized in the operation of the businesses of the Acquired Companies as presently conducted (including the operation of the Vessels). The tangible personal property and assets of the Acquired Companies that are material to the operation of the Acquired Companies’ businesses (including the operation of the Vessels) are in good operating condition and repair (ordinary wear and tear excepted), have no material deferred maintenance obligations and have been maintained in compliance in all material respects with all applicable warranties and in accordance with good industry practice. None of the tangible personal property and assets of any Acquired Company have been (i) operated or maintained other than in the ordinary course of business and (ii) materially and adversely affected in any way as the result of any fire, explosion, earthquake, disaster, flood, erosion, accident or other similar casualty, whether or not covered by insurance. The Acquired Companies have made all capital expenditures in the ordinary course of business, and none of the Acquired Companies has reduced or otherwise delayed any capital expenditures in contemplation of the execution of this Agreement and the consummation of the transactions contemplated hereby.
(c) The consummation of the transactions contemplated by this Agreement does not (i) defeat, imperil, or otherwise impair the current registration of the Vessels, (ii) violate, threaten or in any material way limit the ability of the Vessels to operate in the manner and in all geographic areas as they have operated in the ordinary course of business of the Acquired Companies, (iii) violate in any material respect any applicable Law, mortgage, Encumbrance, insurance rule or provision, protection and indemnity club, classification society or ship registry rule, or any other regulation, requirement, or any local, national or international regulations applicable to the Vessels.

Section 4.17 Environmental Matters.
(a) Each Acquired Company holds and maintains in full force and effect all Permits required by Environmental Laws for the conduct of its business and for the ownership or use of all of its assets or properties (including the operation of the Vessels) (collectively, “Environmental Permits”). Section 4.17(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Environmental Permits held or maintained by the Company or any Company Subsidiary.
(b) Each Acquired Company is, and has been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits.

(c) There are no Actions pending or, to the Knowledge of the Company, threatened in writing against any Acquired Company alleging the violation of, noncompliance with or liability under any Environmental Law or which in any way would reasonably be expected to result in the termination, revocation or adverse modification of any Environmental Permits.
(d) No Acquired Company has received, at any time during the past five (5) years or prior to that date if not fully resolved with no further material Liability or obligations, any written notice from any Governmental Authority or other Person regarding any actual, potential or alleged material Liability under, violation of, or failure on the part of such Acquired Company to comply with, any applicable Environmental Law or which would reasonably be expected to result in the termination, revocation or adverse modification of any Environmental Permits.
(e) None of Seller or any Acquired Company has caused and, to the Knowledge of the Company, no other Person has caused a Release of Hazardous Materials in contravention of Environmental Laws or in a manner which would reasonably be expected to result in a material Action under any Environmental Law with respect to the businesses (including the operation of the Vessels) or assets of any Acquired Company (including the Vessels) or at any Leased Property, and there have been no material Marine Environmental Incidents. None of the Acquired Companies has received a written notice that any Leased Property or any other property owned, leased, operated or used by any Acquired Company at any time has been contaminated with any Hazardous Material which would reasonably be expected to result in an Action against, or a violation of Environmental Laws, by any Acquired Company, or in the termination of any Environmental Permit, except as would not reasonably be expected to result in the Acquired Companies incurring material Liability under Environmental Laws.
(f) No Acquired Company has entered into or agreed to any Order requiring compliance with any Environmental Law or the investigation or cleanup of any Hazardous Materials during the past five (5) years that remains open or unresolved.
(g) To the Knowledge of the Company, there are no asbestos containing materials or equipment or other devices containing polychlorinated biphenyls on, at or under the Leased Property, except as would not reasonably be expected to result in the Acquired Companies incurring material Liability under Environmental Laws.
(h) None of the Acquired Companies has assumed, undertaken, agreed to indemnify or otherwise become subject to any Liability of any other Person relating to or arising from any Environmental Law, except as would not reasonably be expected to result in the Acquired Companies incurring material Liability under Environmental Laws.
(i) The operations of each of the Acquired Companies have not given rise to exposures of employees or other Persons to Hazardous Materials in excess of any applicable limits or standards in a manner that would give rise to material Liability under Environmental Laws.
(j) To the Knowledge of the Company, the Leased Property and operations and assets of each Acquired Company will not require a material capital expenditure or material operating expense increase during the next three (3) years to achieve or maintain compliance with any Environmental Law.
(k) None of the Acquired Companies has disposed of or transported or arranged for the transportation or disposal of any wastes or any Hazardous Materials at or to any location in a manner which would give rise to material liability of any Acquired Company under any Environmental Law or Contract.
(l) The Company has made available to Purchaser copies of all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the businesses or assets of each Acquired Company or Leased Property which are in the possession or under the control of the Company or any of its Affiliates.

Section 4.18 Intercompany Agreements. Section 4.18 of the Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all Intercompany Agreements. Except as set forth in Section 4.18 of the Disclosure Schedule, neither Seller nor any of its Affiliates (other than the Acquired Companies) nor any of their directors, officers or employees: (a) is party to any transaction with any Acquired Company or (b) has any ownership interest in any property (real, personal or mixed), tangible or intangible, which is used in the operation of the businesses of any Acquired Company (other than property that has de minimis value or is not otherwise material to the operation of the businesses of any Acquired Company).

Section 4.19 Insurance. Section 4.19 of the Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all policies of excess loss, fire, liability, production, completion bond, workmen’s compensation, marine pollution, hull and machinery, protection and indemnity, war risks, marine employer liability and other forms of insurance currently in effect covering any of the assets (including the Vessels), business, directors, managers or employees of the Company or any Company Subsidiary (together with any such policies covering any of the assets, business, directors, managers or employees of any Joint Venture, collectively, the “Insurance Policies”). All Insurance Policies are in full force and effect, provide adequate coverage in all material respects in amount and scope for the businesses of each Acquired Company, and all premiums due and payable thereunder have been paid in full and no premiums or payments will be due thereunder after the Closing with respect to any periods prior to the Closing. No Acquired Company has received any written notice of increase in premiums (other than routine annual increases), cancellation or non-renewal of, any of its current Insurance Policies, and no Acquired Company has made any claim against an Insurance Policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. There are no claims of the Acquired Companies pending under any Insurance Policies as to which any Acquired Company has been refused any insurance, or had its coverage limited by any insurance carrier. Each Acquired Company has timely filed all claims for which it is seeking payment or other coverage under any Insurance Policy. Neither the Seller nor any of the Acquired Companies has any self-insurance or co-insurance programs.

Section 4.20 Customers and Suppliers.
(a) Section 4.20 of the Disclosure Schedule sets forth a list of the ten (10) largest customers (measured by dollar volume of sales to such customers) of the Company and the Company Subsidiaries (the “Top Customers”) and the ten (10) largest suppliers (measured by dollar volume of purchases from such suppliers) of the Company and the Company Subsidiaries (the “Top Suppliers”), for each of the twelve (12) month periods ended December 31, 2018 and 2019.
(b) Since January 1, 2015, no Top Customer or Top Supplier has canceled, terminated, materially and adversely modified or, to the Knowledge of the Company, made any threat to cancel, terminate or otherwise materially and adversely modify its relationship with or to materially decrease its services or supplies or its direct or indirect purchase or usage of the products or services of the Company and the Company Subsidiaries. No fact, circumstance, condition or situation exists which, after notice or lapse of time or both, reasonably would be expected to cause the business with any of the Top Customers or Top Suppliers not to continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.
(c) Since January 1, 2015, there has been no substantial change (apart from normal price changes) in (i) the manner in which the Acquired Companies extend discounts, credits or warranties to customers or otherwise deal with customers, (ii) the practices of the Acquired Companies of ordering supplies for purposes of honoring warranties with respect to the businesses of the Acquired Companies or (iii) the customary payment or collection cycles for, or the terms and conditions of, any payables or receivables or other debt of the businesses of the Acquired Companies and, to the Knowledge of the Company, no change of that kind is expected.
Section 4.21 Warranties. Except with respect to Contracts with customers entered into the ordinary course of business, the Acquired Companies have no warranties, warranty policies, service agreements and maintenance agreements in effect as of the date of this Agreement that provide for warranty coverage. Except as set forth in Section 4.21 of the Disclosure Schedule, there exist no pending or, to the Knowledge of the Company, threatened warranty claims relating to any Acquired Company, and to the Knowledge of the Company, there is no reasonable basis for any such claim, except in each case, to the extent adequately reserved for on the face of the latest Company Financial Statements or the JV Financial Statements.
Section 4.22 Bank Accounts and Power of Attorney. Section 4.22 of the Disclosure Schedule sets forth a true, correct and complete list of (a)(i) the account number for each bank account of the Company or any Company Subsidiary (ii) the name and address of each bank with whom the Company or any Company Subsidiary has an account or safe deposit box, and (iii) the name of each Person authorized to draw thereon or have access thereto and (b) the name of each Person holding a power of attorney on behalf of the Company or any Company Subsidiary.
Section 4.23 Accounts Receivable; Inventory.
(a) All accounts receivable reflected on the latest Company Financial Statements or the JV Financial Statements, as applicable, are valid, genuine and subsisting, incurred in the ordinary course of business for bona fide sales and deliveries of goods, performance of services or other business transactions and, with respect to those reflected on the latest Company Financial Statements, have been appropriately recorded in accordance with US GAAP. Except as set forth in Section 4.23(a) of the Disclosure Schedule, all such accounts receivable will be collectible in full in the ordinary course of business (other than ordinary course contractual allowances and bad debt reserves, none of which are material) and no such accounts receivable (i) are subject to any pending or threatened set-off, discount or counterclaim, other than for which a reserve has been established on the Company Financial Statements or the JV Financial Statements, as applicable, or (ii) have been assigned or pledged to any Person, except for Encumbrances securing the Closing Date Indebtedness. Notwithstanding anything contained in this Section 4.23(a) to the contrary and for the avoidance of doubt, the failure to collect any such accounts receivable shall not, in and of itself, be a breach of this Section 4.23(a).
(b) All inventory used in the businesses of the Acquired Companies conforms in all material respects with all applicable specifications and warranties, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at values not less than the book value amounts thereof except to the extent adequately reserved on the most recent balance sheet included in the Company Financial Statements or the JV Financial Statements, as applicable, and such amounts reflected on the Company Financial Statements have been appropriately recorded in accordance with US GAAP.
Section 4.24 Absence of Certain Business Practices.
(a) (i) None of the Acquired Companies or any of their respective directors or officers has violated any Law of any jurisdiction applicable to the Acquired Companies relating to anti-bribery or anticorruption or that otherwise prohibits the corrupt payment to any government or public officials, including the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977 (all such Laws, “Anticorruption Laws”), (ii) the Acquired Companies have not, directly or indirectly, (A) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (B) established or maintained any unrecorded fund or asset for any purpose or intentionally made any false entries on the books and records of the Acquired Companies for any reason, (C) been bound by any outstanding agreements to make any contribution, or reimburse any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (D) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United Kingdom, United States or any other country, which in any manner relates to the assets, business or operations of the Acquired Companies which such Person knew or had reason to believe to be illegal under any federal, state or local Laws (or any rules or regulations thereunder) of the United Kingdom, United States or any other country having jurisdiction, (iii) to the Knowledge of the Company, no Representative or Affiliate of any of the Acquired Companies has violated any Anticorruption Law, AML Laws, or Sanctions in any material respect, (iv) none of the Acquired Companies has received any notice alleging any such violation or conducted any internal investigation with respect to any actual, potential or alleged violation of any applicable

Anticorruption Law by any of the Acquired Companies or any of their respective Representatives, and (v) none of the Acquired Companies is a Sanctioned Person.
(b) Each of the Acquired Companies has implemented and maintains in effect reasonable and adequate policies and procedures intended to ensure compliance by such Acquired Company and its Representatives (in each such Person’s capacity as such) with all applicable Anticorruption Laws, AML Laws and Sanctions.
(c) None of the transactions contemplated by this Agreement will cause a violation of applicable AML Laws, Anticorruption Laws or Sanctions by any Person participating in the transactions contemplated hereby. Except as set forth on Section 4.24(c) of the Disclosure Schedule, none of the Acquired Companies, or, to the Knowledge of the Company, any other controlled or controlling Affiliate, has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.
(d) None of the Acquired Companies, nor any Representative or other Person acting on their behalf, has, during the past five (5) years, directly or indirectly: (i) made, offered, authorized or promised to make any unlawful payment, contribution or transfer of anything of value to any Representative of a foreign or domestic government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, political campaign or public international organization; or (ii) otherwise took any action which would cause any of the Acquired Companies to be in violation of applicable Anticorruption Laws.
(e) There are no pending or threatened Actions against any of the Acquired Companies with respect to any applicable Anticorruption Laws. The Acquired Companies are, and at all times since their respective incorporations or formations have been, in all material respects, in compliance with and have not been in violation of any Law applicable to international transactions, or any Permit issued under any such Law, including the U.S. Export Administration Act, Export Control Reform Act of 2018, Export Administration Regulations, Foreign Trade Regulations, Foreign Corrupt Practices Act of 1977, Arms Export Control Act and International Traffic in Arms Regulations, the U.S. International Emergency Economic Powers Act and the Trading with the Enemy Act and Executive orders and regulations issued thereunder, and U.S. customs Legal Requirements. Section 4.24(e) of the Disclosure Schedule sets forth a true, correct and complete list of all Permits issued to the Company or any of its Subsidiaries under any such Laws within the past three (3) years. Seller has delivered to Purchaser true and complete copies of all such Permits and all records required by Law to be retained in connection therewith.
(f) None of the Acquired Companies and, to the Knowledge of the Company, none of their controlled or controlling Affiliates and none of their respective Representatives has violated or is in violation of applicable Anti-Terrorism Laws.

Section 4.25 Vessels.
(a) Section 4.25(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all Vessels owned, leased or chartered (on a demise or bareboat basis) by the Acquired Companies, (ii) whether such Vessels are (A) owned or (B) leased or chartered on a demise or bareboat basis, (iii) the owner or lessor or charterer (in the case of demise or bareboat charters) of each of the Vessels, and (iv) whether such Vessels are documented with the UK Ship Register or any other national or local vessel registry. An Acquired Company is the sole owner of the owned Vessels, and such Acquired Company has good and marketable title to such Vessel, free and clear of all Encumbrances (other than Permitted Maritime Encumbrances) and has not agreed to “scrap” or sell any such Vessel. An Acquired Company is the sole demise or bareboat charterer of each of the Vessels leased or chartered on a demise or bareboat basis. With respect to Vessels that are chartered or leased from a third party, all such charters and leases are valid and subsisting in all material respects.
(b) Except as set forth in Section 4.25(b) of the Disclosure Schedule, any Vessel that has a certificate of class issued by a classification society are in class under such classification society, free from any overdue outstanding recommendations or conditions affecting the class.
(c) The Company has made available to Purchaser copies of all insurance policies and certificates of entry with protection and indemnity clubs and all documentation and information regarding all outstanding reservations by insurance carriers or outstanding violations of Laws as exist with respect to the Vessels. Except as set forth in Section 4.25(c) of the Disclosure Schedule, no Vessel has suffered any accident, casualty or damage (excluding ordinary course maintenance) whether or not covered by insurance which shall result in a Liability to any of the Acquired Companies in excess of $100,000 per occurrence.
(d) No Acquired Company has committed any violation of applicable Law that would reasonably be expected to permit forfeiture of any Vessel or any of the material appurtenances to any Vessel or an in rem action against any Vessel or any of the material appurtenances to any Vessel by any Governmental Authority.
(e) The Vessels that are owned by the Acquired Companies, taken as a whole, have no material defects, are in all material respects in good operating condition and repair, have in all respects been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses in all respects.

Section 4.26 Fees to Investment Advisors. Except as set forth in Section 4.26 of the Disclosure Schedule, none of the Acquired Companies has an obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller and the Company as follows:
Section 5.01 Organization; Standing; Power. Purchaser is a private limited company, duly organized, validly existing and in good standing (to the extent the concept of good standing is applicable) under the Laws of England and Wales. Purchaser (a) has all requisite power and authority to own, lease or otherwise hold its assets and to carry on its business as currently conducted and (b) is duly qualified to do business in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except, in the case of clause (b) above, where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.02 Authority; Binding Effect. Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Purchaser and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized and validly approved by all requisite limited liability company action on the part of Purchaser and no additional proceedings on the part of Purchaser or any of its Affiliates or any of their respective securityholders are necessary to approve or authorize, as applicable, this Agreement and the other Transaction Documents to which Purchaser is a party, the performance of Purchaser’s obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery of this Agreement by Seller, the Company and the other parties hereto and thereto, this Agreement and each other Transaction Document to which Purchaser is a party constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.03 No Conflicts. Except as set forth in Section 3.03, Section 4.04(a) and Section 4.04(b) of the Disclosure Schedule, the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not conflict with, constitute a default under or violate require any consent, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person, or result in the creation of an Encumbrance upon any of the properties or assets of the Acquired Companies under, any provision of (a) any of the organizational documents of Purchaser, (b) any Contract to which Purchaser is a party or by which it is bound, (c) any Law or Permit applicable to Purchaser or (d) any Order binding on Purchaser or its properties or assets, and in the cases of clauses (b)-(d), other than any conflict, default or violation or other such matter or event that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.04 Compliance with Laws; Permits.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, Purchaser (i) is not in violation of any applicable Law and (ii) has not received, at any time during the past five (5) years, any written notice from any Governmental Authority regarding any violation or alleged violation of, or failure on the part of Purchaser to comply with, any applicable Law.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (i) Purchaser holds and maintains in full force and effect all Permits required to conduct its business in the manner and in all such jurisdictions as it is currently conducted, (ii) Purchaser is in compliance with all such Permits and (iii) Purchaser has not received, at any time during the past five (5) years, any written notice from any Governmental Authority regarding (A) any violation or alleged violation of, or failure on the part of Purchaser to comply with, any term or requirement of any such Permit or (B) revocation or modification of any such Permit that remains open or unresolved.

Section 5.05 Purchaser Impediments.
(a) There is no Action pending or, to the Knowledge of Purchaser, threatened in writing, or any outstanding Order, against Purchaser or any of its Affiliates which (i) challenges the validity or enforceability of this Agreement, (ii) seeks to enjoin, prohibit or restrain the consummation of the transactions contemplated hereby or (iii) would (A) materially impair, impede or delay the ability of Purchaser to promptly obtain or make the filings, registrations, notifications, consents, approvals, authorizations, waiting period expirations or terminations, waivers and permits set forth in Section 3.03, Section 4.04(a) and Section 4.04(b) of the Disclosure Schedule or (B) otherwise, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
(b) Since October 31, 2019, no Purchaser Material Adverse Effect has occurred.

Section 5.06 Financial Capability. If the Equity Financing is funded in accordance with the Equity Commitment Letter, Purchaser, as of the Closing Date will have, together with cash on hand, existing credit arrangements or otherwise, all of the funds necessary to satisfy all of the Closing Date payment obligations of Purchaser under this Agreement. As of the date of this Agreement, Purchaser has received an executed equity commitment letter dated as of the date of this Agreement (the “Equity Commitment Letter”) from the equity financing sources party thereto (the “Equity Financing Sources”) pursuant to which the Equity Financing Sources have committed to provide the amount of cash equity financing as set forth in the Equity Commitment Letter, subject only to the terms and conditions set forth therein (the “Equity Financing”), which Equity Commitment Letter provides that Seller is a third party beneficiary thereto, for purposes of effecting the transactions contemplated hereby. A true, correct and complete copy of the fully executed Equity Commitment Letter as in effect on date of this Agreement has been provided to Seller. Purchaser has fully paid all commitment and other fees, if any, required by the Equity Commitment Letter to be paid on or before the date of this Agreement, and will pay in full any other commitment fees and other fees required to be paid thereunder as and when they become payable. In each case as of the date of this Agreement, the Equity Commitment Letter is a legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, each other party thereto, subject to the Bankruptcy and Equity Exceptions, and is in full force and effect, has not been (other than as permitted hereunder) amended, modified, withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, Purchaser is not a party to any side letters, contracts or other agreements or arrangements in respect of or modifying the terms of the Equity Commitment Letter or Equity Financing not set forth in the Equity Commitment Letter. As of the date of this Agreement, the commitments set forth in the Equity Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect (and no such withdrawal, rescission, amendment, restatement or modification is contemplated as of the date of this Agreement). To the Knowledge of Purchaser as of the date of this Agreement, no event has occurred which would result in any breach by Purchaser of, or constitute a default by Purchaser under, any term or condition to closing of the Equity Commitment Letter, or otherwise result in any portion of the Equity Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the conditions to Closing set forth in Section 7.01 and Section 7.02). As of the date of this Agreement, to the Knowledge of Purchaser (1) there is no fact or occurrence that makes any of the representations or warranties of Purchaser in the Equity Commitment Letter inaccurate in any material respect, (2) there is no reason to believe that Purchaser will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Equity Commitment Letter and (3) there is no reason to believe that any portion of the Equity Financing required to consummate the Closing will not be made available to Purchaser on the Closing Date, including any reason to believe that the Equity Financing Sources will not perform their respective funding obligations under the Equity Commitment Letter in accordance with its terms and conditions.
Section 5.07 Purchase for Own Account.
(a) Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.
(b) Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such Laws.
(c) Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, including a complete loss of its investment in the Shares, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in the Shares.

(d) Purchaser is, and, assuming the accuracy of the representations and warranties set forth in Article IV, immediately following the Closing, the Company and the Company Subsidiaries shall, on a consolidated basis, be, solvent and shall (i) be able to pay their debts as they become due and (ii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of the Acquired Companies. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.08 Fees to Investment Advisors. Except for Winchester Capital, none of Purchaser or any of its Affiliates has an obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other intermediary in connection with the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS

Section 6.01 Conduct of Business. From and after the execution and delivery of this Agreement through the Closing or the earlier termination of this Agreement, except as expressly required by this Agreement, as set forth in Section 6.01 of the Disclosure Schedule, as required by applicable Law or Order, or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (x) Seller shall, and shall cause the Company and the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause each of the Joint Ventures to, (i) conduct its business (including the operation of the Vessels) in the ordinary course of business in all material respects and use commercially reasonable efforts to conduct its business (including the operation of the Vessels) in compliance in all material respects with applicable Law, (ii) use commercially reasonable efforts to preserve its business relationships (including relationships with employees, customers and suppliers), property and assets in a manner consistent with then present needs and past practices (including all Permits), (iii) maintain its books and records in the ordinary course of business, and (iv) collect accounts receivable and pay, discharge and satisfy all accounts payable and Taxes, in each case, in the ordinary course of business and as such accounts payable and Taxes become due and payable, or in accordance with their terms unless subject to good faith disputes over whether payment or performance is owing, and (y) Seller shall not, and shall cause the Company and the Company Subsidiaries not to, and shall use its commercially reasonable efforts to cause each of the Joint Ventures not to, directly or indirectly, take any of the following actions:
(a) make any material change in its business or its operations;
(b) make any capital expenditure or enter into any Contract or commitment therefor not contemplated as of the date of this Agreement in excess of $500,000 in the aggregate;

(c) declare, set aside or pay any dividend or distribution (other than cash) on any shares of its capital stock or other equity interest or purchase, redeem or repurchase any of its shares or other equity interests, other than solely between or among the Company and the Company Subsidiaries;
(d) issue, sell, pledge, transfer, dispose of or encumber any of its shares or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest;
(e) split, combine, subdivide or reclassify any of its shares or other equity interest;
(f) other than in the ordinary course of business for fair value, acquire or dispose (by merger, consolidation or acquisition or disposition of shares or other equity interest or of assets) of any Person or business or division thereof;
(g) other than providing surety, performance or completion bonds or other surety arrangements, which shall be subject to Section 6.17, in connection with customer Contracts entered into in the ordinary course of business, (i) create, incur or assume any Indebtedness, other than Indebtedness incurred by the Company or any Company Subsidiary to any other such Person or (ii) make or forgive any loans, advances or capital contributions to, or investments in, any other Person (other than any transactions solely between or among the Company and the Company Subsidiaries);
(h) enter into any Intercompany Agreement or otherwise make any payments or distributions of non-cash assets to Seller or any of its Affiliates;
(i) amend its organizational documents, other than immaterial amendments to the organizational documents of any Acquired Company;
(j) other than in the ordinary course of business, enter into any Contract that would be a Material Contract if it had been entered into prior to the date of this Agreement, modify or amend in any material respect any of the Material Contracts or waive, release or assign any material rights or claims thereunder;
(k) adopt a plan or agreement of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;
(l) make any material change in the Accounting Rules, except as required by US GAAP or UK GAAP or changes in the interpretation or enforcement thereof;
(m) (i) commence any Action (other than as a result of an Action commenced against such Acquired Company) or (ii) discharge, pay, settle or compromise any Action, other than a settlement solely for monetary damages (without admission of liability or other adverse consequences or restriction on any of the Acquired Companies or Purchaser) not in excess of $500,000;
(n) change or revoke any Tax election, settle or compromise any material income Tax Liability, materially change any methods of accounting or methods of reporting income or deductions for Tax purposes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, change any annual Tax accounting period, obtain any Tax ruling, enter into any agreement with a Governmental Authority relating to Taxes, make any amendment to any Tax Return, change any location of Tax residence, or surrender any right to claim a Tax refund, offset or other material reduction in Tax Liability;
(o) other than pursuant to any change in insurance broker, fail to renew, make payments as due and otherwise comply in all material respects with the terms of material insurance policies with respect to the assets, operations and activities of the Acquired Companies as currently in effect, including the Insurance Policies;
(p) hire or terminate (except for cause) any management employee or independent contractor having annual compensation in excess of $150,000;
(q) other than (i) as required by any Company Benefit Plan or Company Labor Agreement or (ii) as required by applicable Law, (A) increase the compensation or benefits payable to any current or former employee, director, office or independent contractor of an Acquired Company, other than in the ordinary course of business; (B) accelerate the time of payment, funding or vesting of any compensation or benefits payable to any current or former employee, director, officer or independent contractor of an Acquired Company; or (C) amend in any material respect or terminate any Company Benefit Plan, other than in the ordinary course of business, or adopt or enter into any plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof;
(r) (i) lease (as lessee) or license (as licensee) any real property other than the Leased Property, (ii) lease (as lessor) or license (as licensor) any of the Leased Property, or (iii) amend in any material respect or terminate any Material Real Property Lease;
(s) mortgage or grant any Encumbrance (other than Permitted Encumbrances) on any Leased Property; or
(t) authorize, commit, resolve, agree or enter into any Contract, to take any of the foregoing actions.
Nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, the right to control or direct the operations of any Acquired Company prior to the Closing. Prior to the Closing, each of Seller, Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in this Section 6.01 to the extent that the requirement of such consent would as reasonably determined by Purchaser’s outside counsel violate any applicable Antitrust Law.

Section 6.02 Access to Information; Confidentiality.
(a) Prior to the Closing or the earlier termination of this Agreement in accordance with its terms, Seller shall permit Purchaser and its Representatives, during regular business hours and upon reasonable advance written notice to Seller, without undue interruption of the business of the Acquired Companies, to (i) have reasonable access, at Purchaser’s sole cost and expense, to all of the Leased Properties, assets, premises, Books and Records, Contracts and other documents and data related to the Acquired Companies (including the ability to make copies and abstracts thereof) for any reasonable business purpose relating to this Agreement and (ii) have the opportunity to discuss the affairs of the Acquired Companies with the Representatives of the Acquired Companies who would reasonably be expected to have information which would be relevant for the purposes of planning for the transition to Purchaser’s ownership or otherwise relating to Purchaser’s efforts to consummate the Acquisition, in each of cases (i) and (ii), to the extent not prohibited by and consistent with applicable Law and to the extent that such disclosure would not reasonably be expected to cause significant harm to any of the Acquired Companies if the transactions contemplated by this Agreement are not consummated; provided that any Books and Records or other information that may be subject to an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure shall not be made so accessible; provided, further, that Seller shall reasonably cooperate to provide any underlying information relating to any Acquired Company reflected in such Books and Records or other information that is reasonably requested by Purchaser to the extent it can be provided in a manner that does not result in a breach of any agreement or a loss of attorney-client or other legal privilege. Access pursuant to this Section 6.02(a) shall not include the right to conduct environmental sampling or testing of any kind. In exercising its rights hereunder, Purchaser shall conduct itself so as not to unreasonably interfere in the conduct of any Acquired Companies’ businesses. The provision of any information pursuant to this Section 6.02(a) shall not expand the remedies available to Purchaser or its Affiliates under this Agreement in any manner.
(b) Purchaser acknowledges that the information and access provided to it pursuant to Section 6.02(a) shall be subject to the terms and conditions of the Confidentiality Agreement; provided, that “Representatives” as defined in the Confidentiality Agreement shall be deemed to include the Equity Financing Sources. The Confidentiality Agreement shall terminate at the Closing and thereafter will neither be in force nor effect.
(c) Following the Closing, to the extent permitted by applicable Law, Purchaser shall (i) permit Seller and its Affiliates, during regular business hours and upon reasonable advance written notice to Purchaser and the Company, through their Representatives, the right to examine and make copies of the Books and Records solely for purposes of the preparation or examination of Seller’s and its Affiliates’ governmental, regulatory and Tax filings and financial statements and the conduct of any litigation, arbitration or dispute resolution, whether pending or threatened, concerning the business of the Acquired Companies prior to the Closing (other than legal proceedings between Seller, on the one hand, and Purchaser or its Subsidiaries, on the other hand), and (ii) maintain the Books and Records for the foregoing examination and copying for a period of seven (7) years following the Closing (or longer if required by applicable Law). Access to the Books and Records shall be at Seller’s sole cost and expense and may not unreasonably interfere with the conduct of Purchaser’s or its Affiliates’ (including the Acquired Companies’) businesses. Notwithstanding the foregoing, to the extent permitted by applicable Law, any and all such Books and Records may be destroyed by Purchaser after the seventh (7th) anniversary of the Closing Date (or longer if required by applicable Law) unless, prior to such time, Seller sends written notice to Purchaser in accordance with Section 10.01 that Seller desires to obtain possession of such records, in which event Purchaser shall transfer the records to Seller and Seller shall pay all reasonable and documented out-of-pocket expenses of Purchaser in connection therewith.
(d) Following the Closing: (i) Seller shall, and shall cause its post-Closing Affiliates to, maintain in confidence any Confidential Information, including any such information or data accessed or received by Seller or any of its post-Closing Affiliates under Section 6.02(c); and (ii) Purchaser shall, and shall cause its Affiliates to, maintain in confidence any written, oral or other information that is confidential, proprietary or commercially sensitive to the extent relating to or obtained from Seller or its respective Affiliates (other than, in the case of this clause (ii), any information that relates to any of the Acquired Companies or any of their respective businesses), except, in each case, to the extent that the receiving party is required to disclose such information by judicial or administrative process or pursuant to applicable Law, or such information can be shown by the receiving party to have been in the public domain through no fault of the receiving party; provided, that to the extent permitted by applicable Order or Governmental Authority, the receiving party (A) gives prior written notice of such required disclosure to the disclosing party as soon as practicable, (B) cooperates with the disclosing party and the Company, at the disclosing party’s sole cost and expense, to preserve the confidentiality of such information consistent with the requirements of such applicable Law, Order or Governmental Authority and (C) uses reasonable best efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such applicable Law, Order or Governmental Authority. Each of Purchaser and Seller shall instruct its Affiliates having access to such information of such obligation of confidentiality.

Section 6.03 Reasonable Best Efforts; Regulatory Matters.
(a) Subject to the terms and conditions of this Agreement, each of Purchaser and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as expeditiously as possible after the date of this Agreement, the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, applications and submissions and (ii) obtaining (and cooperating with the other party hereto in obtaining) any consent, approval or waiver from, any third party under any Contract that is required to be obtained by Purchaser, Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that in no event shall Seller agree, or cause any Acquired Company to agree, to any amendment or wavier of any rights or obligations of such Acquired Company or any other contractual concession in order to obtain any such consent, approval or waiver without the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed).
(b) Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to (and, without the prior written consent of Purchaser, in no event will Seller, any Acquired Company or any of their respective Affiliates or Representatives) (i) agree to any condition proposed or required by any Governmental Authority in connection with granting any consent to the transactions contemplated by this Agreement, (ii) propose, negotiate, commit to, or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of the assets or businesses of Purchaser or its Affiliates or of the Acquired Companies, or (iii) accept any operational restrictions or otherwise take or commit to take actions proposed or required by any Governmental Authority that limit any of Purchaser’s or its Affiliates’ (including the Acquired Companies from and after the Closing) freedom of action with respect to, or their ability to retain or freely operate, any of the businesses, licenses, rights, operations, product lines or assets of Purchaser or its Affiliates or the Acquired Companies.
(c) Each of Purchaser and Seller shall promptly (i) furnish upon request to any Governmental Authority, any and all agreements, documents, instruments or information that may be reasonably required or requested by any Governmental Authority in connection with the transactions contemplated hereby and (ii) make available their respective personnel and advisers, upon request, to any Governmental Authority, in connection with (A) the preparation of any statement, filing, notice or application made by or on their behalf to, or (B) any review or approval process by, any Governmental Authority in connection with the transactions contemplated by this Agreement.
(d) Each of Purchaser, Seller and the Company agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations, waiting period expirations or terminations, or waivers of any Governmental Authorities that may be necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of Purchaser, Seller and the Company, shall keep the other apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waiting period expirations or terminations, or waivers. Each of Purchaser, Seller and the Company shall have the right to review in advance and, to the extent practicable, subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority or any third party in connection with the transactions contemplated by this Agreement (but not any “routine” filings or materials submitted by any Acquired Company (i) in the ordinary course of business or (ii) during the course of or in connection with any routine examination not specifically related to the Acquisition ((i) and (ii), the “Routine Submissions”)) and each party agrees to in good faith consider and reasonably accept comments of the other parties hereto thereon. Each of Purchaser, Seller and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws and except for any Routine Submissions.

The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any party.
(e) Each of Purchaser, Seller and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority (in the case of the Company, other than any communication that is not specifically related to the Acquisition) whose consent, approval, authorization or non-objection is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies thereof, and shall promptly advise each other when any such communication causes such party hereto to believe that there is a reasonable likelihood that the receipt of any such approval will not be obtained or will be materially delayed or conditioned.
(f) Neither Purchaser nor Seller shall, nor shall Purchaser or Seller permit any of their respective principals, partners, members, equityholders (direct or indirect), managers or any other Representatives to, participate in any live or telephonic meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other and the Company in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other and the Company the opportunity to attend and participate in such meeting or discussion.
(g) Notwithstanding anything in this Agreement to the contrary, in no event shall any Acquired Company be required to agree to take or enter into any action which is not conditioned upon the Closing. Each of Seller and Purchaser further covenant and agree not to enter into any agreement with any Governmental Authority or other third party not to consummate the Closing, except with the prior written consent of the other party and the Company.

Section 6.04 Tax Matters.
(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the timely payment of all Transfer Taxes, if any, attributable to the sale or transfer of the Shares; provided, however, that to the extent any irrecoverable Transfer Taxes pertain to Seller’s actions with respect to the transfer of the Huawei Joint Ventures out of the perimeter of the transactions contemplated by this Agreement, Seller shall be responsible (at its sole cost and expense) for the timely payment of such irrecoverable Transfer Taxes associated therewith. Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all necessary documentation and Tax Returns required to be filed with respect to Transfer Taxes attributable to the sale or transfer of the Shares and shall, on request from Seller, promptly provide Seller any such documentation and Tax Returns.
(b) Tax Returns.
(i) Following the Closing, Seller shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies for taxable periods ending prior to or on the Closing Date regardless of when such Tax Returns are due, including amended returns, applications for loss carryback refunds and applications for estimated Tax refunds (all such Tax Returns, amended returns and refund applications are referred to as, the “Prior Period Returns”). The Prior Period Returns shall be prepared in a manner consistent with the Acquired Company’s past practices except as otherwise required by Law. Seller shall deliver to Purchaser, for its review, a draft of each Prior Period Return at least fifteen (15) days prior to the applicable filing deadline of such Prior Period Return and Seller shall consider and reflect on such Prior Period Return prior to filing thereof any reasonable comments thereto made in writing by Purchaser at least five (5) Business Days prior to the applicable filing deadline. Purchaser shall, as promptly as reasonably practicable, make available to Seller (and to such Seller’s accountants and attorneys) its personnel and any and all books and records and other documents and information in its possession or control relating to the Acquired Companies reasonably requested by Seller that are reasonably necessary to prepare and submit the Prior Period Returns.
(ii) Following the Closing, Purchaser shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies for taxable periods ending after the Closing Date and shall pay all Taxes related thereto (although it may be entitled to make a claim in respect of such Taxes pursuant to Section 6.04(i)). Purchaser shall prepare all Straddle Period Tax Returns in a manner consistent with the Acquired Company’s past practices, except as otherwise required by Law. Purchaser shall deliver to Seller, for its review, a draft of each Straddle Period Tax Return at least fifteen (15) days prior to the applicable filing deadline of such Straddle Period Tax Return (or such shorter period as is reasonably practicable under the circumstances, in the case of non-income Straddle Period Tax Returns), together with a proposed calculation of the Taxes allocable to the Pre-Closing Period shown as due on such Straddle Period Tax Return. Purchaser shall consider and reflect on such Straddle Period Tax Returns prior to filing thereof all reasonable comments made in writing by Seller at least five (5) Business Days prior to the applicable filing deadline.
(c) Assistance and Cooperation. After the Closing, Purchaser and Seller shall, and Purchaser shall cause the Acquired Companies to, (i) cooperate in the preparation and filing of any Tax Returns of or with respect to the Acquired Companies for any Taxable period beginning before the Closing Date, (ii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Acquired Companies for any Taxable period beginning before the Closing Date, (iii) provide any information reasonably required to allow Seller and its Affiliates, Purchaser, or the Acquired Companies to comply with any information reporting contained in the Code or other applicable Laws of a relevant jurisdiction with respect to the transactions contemplated by this Agreement or any Taxable period of any Acquired Company beginning before the Closing Date, and (iv) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax, if any, arising out of or in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Purchaser and the Acquired Companies shall retain, until ninety (90) days after the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party to this Agreement with a reasonable opportunity to review and copy the same. Each party to this Agreement shall bear its own expenses in complying with the foregoing provisions.
(d) Tax Audits and Tax Proceedings. If, after the Closing Date, either (i) Purchaser and its Affiliates (including any Acquired Company) on the one hand, or Seller and its Affiliates, on the other hand, receive written notice from any Tax Authority of any audit, litigation or any other proceeding relating to any Tax Return or Tax of any Acquired Company in respect of any Pre-Closing Period; or (ii) Purchaser or any of its Affiliates becomes aware of any other action taken by any Person (including the preparation of any document by Purchaser, an Affiliate or any other Person) from which it appears that Tax may be incurred or imposed on an Acquired Company which could give rise to a liability for Seller under Section 6.04 (each being, a “Tax Proceeding”), such person receiving the notice referred to in (i) or becoming actually aware of the action referred to in (ii) shall notify the other party in writing of such Tax Proceeding within ten (10) Business Days of receipt of such notice or becoming actually aware of the action. The failure to give such notification shall not affect Purchaser’s right to indemnification provided hereunder except to the extent Seller shall have been actually prejudiced as a result of such failure.
(e) Notwithstanding any other provision in this Agreement to the contrary, Seller shall have the right, but not the obligation, to elect to control, at its sole cost and expense, any Tax Proceeding with respect to a Tax period ending on or before the Closing Date; provided, however, that (A) Seller shall notify Purchaser of its election to control such Tax Proceeding within ten (10) days of the receipt of such written notice regarding such Tax Proceeding, (B) Purchaser shall have the right to participate, at its own cost and expense and utilizing counsel of its choosing, in any such Tax Proceeding, and Purchaser shall have the right to approve any settlement thereto (which approval shall not be unreasonably withheld, conditioned or delayed) and (C) in the case of any Tax Proceeding for a Straddle Period, Purchaser shall have the exclusive right to control such Tax Proceeding; provided, further, however, that Seller shall have the right to (i) participate, at Seller’s cost and expense and utilizing counsel of its choosing, in any such Tax Proceeding which could reasonably be expected to give rise to a claim against Seller under this Section 6.04 and (ii) approve any settlement with respect thereto (which approval shall not be unreasonably withheld, conditioned or delayed).

(f) Tax Refunds.
(i) Without duplication of amounts payable under Section 6.04(f)(ii), upon receipt, Purchaser shall promptly forward to Seller any refund, rebate, abatement, reduction or other recovery (whether direct or indirect through a right of set-off or credit) of Taxes of any Acquired Company that is actually received in cash or as a credit against current cash Taxes otherwise due and payable by Purchaser, any Acquired Company or any other member of Purchaser’s Tax Group, and any interest received thereon, with respect to any Pre-Closing Period; provided, however, no amount shall be required to be paid to Seller to the extent (i) it relates to a carryback of a Tax attribute from a taxable period (or portion thereof) following the Closing Date, (ii) the amount of such refund or credit was taken into account in calculating Final Closing Date Adjusted Working Capital or (iii) the amount of such refund or credit is required to be paid over by an Acquired Company to any other Person under a provision of a Contract to which an Acquired Company was a party prior to the Closing Date. In the event that Purchaser, an Acquired Company or any of their respective Affiliates is required to repay all or any portion of such refund or credit of Tax (including any penalties, interest or other charges imposed by the relevant Governmental Authority) to the relevant Governmental Authority, such obligation to make such repayment shall be treated as a Tax liability to which Section 6.04(i) applies.
(ii) In addition, if any liability for Taxes which has resulted in a payment having been made by Seller under this Agreement has given rise to a Relief (other than an Accounts Relief or Purchaser’s Relief) which would not otherwise have arisen, then:
(A) Purchaser shall procure that full details of such Relief are given to Seller as soon as reasonably practicable; and
(B) to the extent that a liability to make an actual payment of Tax is reduced as a result of the use or set off of the Relief, the amount of such reduction in Tax shall:
I. first be set off against any payment then due from Seller under this Section 6.04; and
II. to the extent there is an excess, a refund shall be made to Seller of any previous payment made by Seller under this Section 6.04 (to the extent not previously refunded under this Section 6.04(f)(ii)(B)) up to the amount of such excess; and
III. to the extent that the excess referred to in Section 6.04(f)(ii)(B)II above is not exhausted under that Section, the remainder of the excess shall be carried forward and set against any future payment or payments which become due from Seller under this Section 6.04.

(iii) If Seller at any time pays to Purchaser an amount in respect of Taxes and Purchaser or any other member of Purchaser’s Tax Group is or becomes entitled to recover from some other person (other than a member of Purchaser’s Tax Group but including any Tax Authority) a sum in respect of the matter giving rise to the payment (other than by reason of the use or set off of a Purchaser’s Relief), Purchaser shall procure that full details of such entitlement are given to Seller as soon as reasonably practicable and, if so required by Seller, will (and will procure that the relevant member of Purchaser’s Tax Group will) take all reasonable steps to enforce the recovery, and Purchaser shall within fifteen (15) days of the recovery, pay to Seller the lesser of (A) the sum recovered by Purchaser or the member of Purchaser’s Tax Group (as applicable) from the other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered, but less any reasonable costs of recovery not previously reimbursed and less any Tax chargeable on the sum recovered) and (B) the amount paid by Seller to Purchaser as referred to above plus any interest or repayment supplement actually received in respect of the sum recovered, less any Tax chargeable thereon and any costs of recovery not previously reimbursed, to the extent that the interest or repayment supplement is attributable to any period following the payment by Seller to Purchaser as referred to above.
(g) Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income or receipts of any Acquired Company for the Pre-Closing Period will be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of any other Taxes of any Acquired Company for a Straddle Period that relate to the Pre-Closing Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, any Taxes of an Acquired Company arising as a result of the sale of the Shares shall be allocated to the Pre-Closing Period.
(h) Purchaser Tax Act. Except as otherwise required by Law, Purchaser shall not commit, and shall not cause or permit any Acquired Company or any of Purchaser’s Affiliates to commit, any Purchaser Tax Act.
(i) Indemnity. Seller covenants to pay to Purchaser an amount equal to and agrees to indemnify and hold harmless Purchaser from and against (i) all Taxes imposed on any Acquired Company for all taxable periods ending on or prior to the Closing Date, (ii) all Taxes imposed on any Acquired Company for a Straddle Period allocable to the Pre-Closing Period determined in accordance with Section 6.04(g), (iii) any breach of any representation or warranty of Seller contained in Section 4.10, (iv) any breach by Seller of, or failure by Seller to perform, any of Seller’s covenants or obligations contained in Section 6.04, (v) any Deemed Tax Liability, (vi) any Taxes relating to the Huawei Joint Ventures (including related to any internal reorganization or transfer of to the Huawei Joint Ventures out of the perimeter of the transactions contemplated by this Agreement), and provided in each case of (i) through (vi) and in respect of any claim in connection with or arising from any breach of a warranty set out in Section 4.10 (including a claim under Section 9.01(a)(i)) that:
(A) Purchaser has served on Seller a written notice on or before the Tax Limitation Date giving such details of the claim as Purchaser then has;
(B) Seller shall not be liable in respect of any liability of any Acquired Company to the extent that:
I. the liability is reflected as a liability in Final Closing Date Adjusted Working Capital or included in calculating Unpaid Company Transaction Expenses or Closing Date Indebtedness;
II. the liability would not have arisen but for a voluntary act or omission of Purchaser or any Acquired Company or any other member of Purchaser’s Tax Group after Closing, to the extent (x) such act was taken outside the ordinary course of business, and (y) in respect Purchaser knew, or ought reasonably to have been aware, would give rise to the relevant liability unless such act was carried out pursuant to an obligation of an Acquired Company incurred prior to the Closing, in order to comply with any Law or regulation in force as at the date of this Agreement, or at the written request of Seller or unless such act was carried out pursuant to any of the Transaction Documents;
III. a Relief (other than a Purchaser’s Relief) is available (or is made available at no cost to the relevant Acquired Company) or would have been available but for the use of the Relief to set against or mitigate a liability of any company for which Seller is not liable under this Section 6.04(i) to set against or otherwise mitigate the liability provided it has not already been taken into account elsewhere under this Agreement;
IV. the liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of an Acquired Company to comply with any written request by Seller to make any Tax filing which was assumed to be made in calculating Final Closing Date Adjusted Working Capital;
V. the amount of the liability has been recovered from any person (excluding Purchaser, an Acquired Company or any other member of Purchaser’s Tax Group but including a Tax Authority);
VI. the liability would not have arisen but for the failure of Purchaser to comply with its obligations in this Agreement or discharge a liability in respect of which Seller has made a payment to Purchaser under this Agreement (except to the extent such failure arises as a result of the failure by Seller to comply with its obligations under this Agreement); and/or
VII. the liability arises on income which was actually earned, accrued or received by an Acquired Company prior to the Closing Date, and the benefit of such income is retained by such Acquired Company after the Closing Date, but such liability was not reflected in the Closing Statement.
(j) Payment Date. Payments by Seller of any liability under Section 6.04(i) must be made in cleared and immediately available funds on:
(i) in the case of a liability for an Acquired Company to make an actual payment of Tax, the day which is the later of ten (10) Business Days after notice in accordance with Section 6.04(i)(A) of this Agreement is given for payment by or on behalf of Purchaser, and three (3) Business Days before the date on which the Tax becomes due and payable; and
(ii) in the case of a Deemed Tax Liability, the later of ten (10) Business Days after notice in accordance with Section 6.04(i)(A) of this Agreement is given for payment by or on behalf of Purchaser and:
(A) in the case of the loss of or failure to obtain an Accounts Relief which is a right to repayment of Tax, the day on which the Tax would otherwise have been repaid by the relevant Tax Authority;
(B) in the case of the loss of or failure to obtain any other Accounts Relief, three (3) Business Days before Tax which would otherwise have been saved becomes due and payable to the relevant Tax Authority; and
(C) in the case of the use or set-off of a Purchaser’s Relief, the day on which the Tax which would have been payable but for the use or set-off is due and payable to the relevant Tax Authority.
(k) For the purposes of Section 6.04(j), references to the day on which an amount of Tax becomes due and payable to the relevant Tax Authority shall be the first date on which the Tax in question becomes recoverable by or payable to the relevant Tax Authority provided that: (x) if the date on which the Tax can be recovered is validly deferred following application to the relevant Tax Authority, the date for payment by Seller shall be three (3) Business Days before such later date when the amount of Tax is finally and conclusively determined (and for this purpose, an amount of Tax shall be deemed to be finally and conclusively determined when, in respect of such amount, an agreement is made with the relevant Tax Authority or a decision of a court or tribunal is given or any binding agreement or determination is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit); (y) if a payment or payments to the relevant Tax Authority prior to the date otherwise specified by this paragraph would avoid or minimize interest or penalties, Seller may at its option pay the whole or part of the amount due to Purchaser on an earlier date or dates, and Purchaser shall procure that the Tax in question (or the appropriate part of it) is promptly paid to the relevant Tax Authority; and (z) where an assessment must be paid before it can be appealed, the due date will be the date such payment is required and shall not be delayed by any such appeal.
(l) Overprovisions. If Purchaser becomes aware that:
(i) any provision for Taxes in calculating Final Closing Date Adjusted Working Capital proves to be an overprovision (other than as a result of the use or set-off of a Purchaser’s Relief or any other Relief which has previously been taken into account for the purposes of this Agreement) (an “Overprovision”); or
(ii) the amount of any Tax saved by Purchaser, an Acquired Company or any other member of Purchaser’s Tax Group for which Seller is not liable under Section 6.04(i) as a result of the use or set-off of a Relief (other than a right to repayment of Tax) arising to an Acquired Company in respect of any Tax accounting period prior to Closing which was not taken into account in calculating Final Closing Date Adjusted Working Capital and is not otherwise a Purchaser’s Relief (a “Saving”),
Purchaser shall, as soon as reasonably practicable, give written details thereof to Seller and Seller may upon receiving such notice, or in the absence of such notice, at any time request the auditors for the time being of the relevant Acquired Company to certify (at the expense of Seller) the amount of such Overprovision or Saving, and the amount so certified (the “Certified Amount”) shall be dealt with as follows: (x) the Certified Amount shall first be set off against any payment then due from Seller under Section 6.04; (y) to the extent that the Certified Amount exceeds the amount of any payment then due from Seller under Section 6.04, a refund shall be made to Seller of any previous payments paid by Seller under Section 6.04 and not previously refunded under this Section 6.04(l); and (z) any remaining amount shall be carried forward and set off against any future payments which may become due from Seller under Section 6.04.
(m) Secondary Liabilities. Where:
(i) any member of Seller’s Tax Group or any officer of such entity is required to pay Tax arising not as a result of any transaction, act, event or omission involving that entity but by reason of any Acquired Company having previously been a member of Seller’s Tax Group, Purchaser will pay Seller an amount equal to that Tax; or
(ii) any member of Purchaser’s Tax Group or any officer of such entity is required to pay Tax arising not as a result of any transaction, act, event or omission involving that entity but by reason of any Acquired Company having previously been a member of Seller’s Tax Group,
Seller will pay Purchaser an amount equal to that Tax;
provided that: (i) the covenants in this Section 6.04(m) shall not apply to Tax to the extent it is recovered or recoverable under any relevant statutory provision; and (ii) the covenant in Section

6.04(m)(i) shall not apply to Tax to the extent that Purchaser could claim payment in respect of it under Section 6.04(i), except to the extent that a payment has been made pursuant to Section 6.04(i) and the Tax to which it relates was not paid by the relevant Acquired Company or any person on its behalf to the Tax Authority.
(n) Limitations. No party shall be liable under covenants and indemnities in this Section 6.04 unless the party claiming has served on the other party a written notice on or before the Tax Limitation Date giving such details of the claim as the claiming party then has. Section 6.04(d) and Section 6.04(e) (Tax Audits and Tax Proceedings) and Section 6.04(j) (Payment Date) shall apply to the covenants in Section 6.04(m) as, in the case of Section 6.04(d) and Section 6.04(e), they apply to Tax arising in any Pre-Closing Period and, in the case of Section 6.04(j), they apply to the covenants in Section 6.04(i), replacing references to “Seller” by “Purchaser” (and the other way round) where appropriate, and making any other necessary modifications as appropriate.

Section 6.05 Resignations. Seller shall cause the managers, directors and officers of each of the Acquired Companies, to the extent specified in writing by Purchaser at least three (3) Business Days prior to the Closing Date, to resign such position or positions, effective as of the Closing (the “Resignations”).
Section 6.06 Employee Matters.
(a) For a period of twelve (12) months following the Closing (the “Continuation Period”), Purchaser shall, or shall cause one of its Affiliates to, provide each individual who is employed by the Company or any Company Subsidiary immediately following the Closing (each, a “Continuing Employee”) with a (i) base salary or wage rate that is no less favorable than that being provided to such Continuing Employee immediately prior to the Closing, (ii) short and long term incentive compensation opportunities (excluding equity-based compensation) that are no less favorable than the short and long term incentive compensation opportunities (excluding equity-based compensation) being provided to such Continuing Employee by the Company or any of its Subsidiaries immediately prior to the Closing, and (iii) other material employee benefits that are no less favorable than those provided to similarly situated employees of Purchaser and its Affiliates.
(b) Notwithstanding anything set forth herein to the contrary, nothing in this Section 6.06 is intended to (i) limit the obligation of Purchaser and its Affiliates to provide any additional compensation or benefits to any Continuing Employee as required by applicable Law or the terms of any employment Contract or similar arrangement between the Company or any Company Subsidiary or any Affiliate thereof and a Continuing Employee or (ii) limit or impair in any way modifications or changes to the compensation or benefits of Continuing Employees generally to the extent, subject to applicable Law, Purchaser reasonably determines such modifications or changes are appropriate in response to negative changes in the financial condition or operating performance of the Acquired Companies or general market or economic conditions.

(c) Following the Closing, Purchaser shall, or shall cause one of its Affiliates to, provide Continuing Employees with full credit for all purposes, including eligibility, vesting and determination of the level of benefits (but not for purposes of benefit accruals), under any employee benefit plans or arrangements maintained by Purchaser or any of its Affiliates (collectively, the “Purchaser Plans”) for such Continuing Employees’ service with the Company or any Company Subsidiary (or any predecessor or Affiliate thereof) to the same extent recognized under the Company Benefit Plans; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits.
(d) Purchaser shall, or shall cause one of its Affiliates to, use reasonable best efforts to, (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any comparable Purchaser Plan that provides health benefits in which Continuing Employees are eligible to participate following the Closing; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under any comparable Purchaser Plans in which they are eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Closing.
(e) The provisions of this Section 6.06 are solely for the benefit of the parties hereto, and nothing contained in this Section 6.06, whether express or implied: (i) is intended to constitute or create an employment agreement or confer upon any current or former employee or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (ii) shall be treated as establishing, amending or modifying for any purpose any Company Benefit Plan or Purchaser Plan.

Section 6.07 Intercompany Agreements and Accounts. All Intercompany Agreements shall be terminated and discharged without any further liability or obligation thereunder and deemed to be void and of no further force and effect, effective immediately prior to the Closing, and Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that as of immediately prior to the Closing, the Acquired Companies, on the one hand, and Seller and its Affiliates (other than the Acquired Companies), on the other hand, settle, discharge, offset, pay, repay, terminate or extinguish in full all Intercompany Accounts.

Section 6.08 D&O Policy; Indemnification.
(a) Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Company or any Company Subsidiary now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of any Acquired Company, as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or pursuant to any indemnification or other agreements of the Company or any Company Subsidiary in effect on the date hereof shall survive the Closing Date for a period of six (6) years thereafter and shall otherwise continue in full force and effect in accordance with their respective terms and shall not be amended by Purchaser or the Company or any Company Subsidiary.
(b) The Company shall, and Purchaser shall cause the Company to, at Purchaser’s sole cost and expense, purchase, as of the Closing Date, “tail” insurance coverage with a claims period of six (6) years from the Closing Date that provides coverage identical in all material respects to the coverage provided under the Company’s currently-existing directors’ and officers’ liability insurance policy.
(c) In the event the Company or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, proper provision shall be made by Purchaser and the Company so that the successors and assigns of the Company shall assume all obligations of indemnification, advancement of expenses and exculpation by the Company set forth in this Section 6.08.
(d) This Section 6.08 shall survive the Closing, is intended to benefit, and shall be enforceable by each affected director or officer and their respective successors, heirs and Representatives, and such persons are intended third party beneficiaries of this Section 6.08. This Section 6.08 shall be binding on all successors and assigns of Purchaser and the Company.

Section 6.09 Transaction Bonus Payments. On the Closing Date, Purchaser shall wire to the Company the Aggregate Transaction Bonus Payments in accordance with wire transfer instructions provided by the Company to Purchaser prior to the Closing Date. Purchaser shall cause the Company and the Company Subsidiaries to, and the Company and the Company Subsidiaries shall, timely pay through the applicable payroll system to the applicable employees any Transaction Bonus Payment that becomes due and owing after the Closing Date (net of applicable withholding and payroll Taxes which, along with the employer portion of payroll Taxes resulting from such payments, Purchaser shall cause the Company or applicable Company Subsidiary to, and such Person shall, pay to the appropriate Tax Authorities).

Section 6.10 Further Assurances. At any time from and after the Closing, Seller and Purchaser shall, and Purchaser shall cause the Company and the Company Subsidiaries (or their successors) to, promptly execute, acknowledge and deliver any additional documents, instruments or conveyances reasonably requested by Seller or Purchaser, as the case may be, and necessary for Seller or Purchaser, as the case may be, to satisfy their respective obligations hereunder. From and after the Closing, with respect to any asset (tangible or intangible), that, prior to the Closing, was primarily used or held for use by, or in connection with, the operations of the Acquired Companies and that was controlled or owned (in all cases, either individually or acting together) by Seller or any of its Affiliates and not included in the assets owned by the Acquired Companies, Seller will (or will cause its Affiliate to), within five (5) Business Days of the request of Purchaser, convey to the Company (or another Acquired Company as designated by Purchaser), at no additional cost to Purchaser, all of the rights, title and interests of such Person (or relevant Affiliate) in relation to such asset. Seller further agrees that all such assets so transferred to an Acquired Company pursuant to this Section 6.10 will be free and clear of any Encumbrances (other than Permitted Encumbrances), and that each representation, warranty, covenant and indemnity of Seller in this Agreement that applied to the tangible property also will apply to such asset.
Section 6.11 No Solicitation of Other Bids.
(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause its Affiliates and each of the Acquired Companies and its and their respective Representatives to not, directly or indirectly, (i) solicit, initiate, knowingly encourage or take any other action designed or reasonably expected to facilitate inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any Contract regarding an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Acquired Companies, (B) the issuance or acquisition of equity interests of any Acquired Company or (C) the sale, lease, exchange or other disposition of any material portion of any Acquired Company’s assets or properties.
(b) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller will, and will cause its Affiliates and its and their respective Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives, (iii) terminate all physical and electronic data room access previously granted to any such Person or its Representatives, including any access granted to the Electronic Data Room and (iv) use reasonable best efforts to enforce the provisions of any existing confidentiality or non-disclosure Contract entered into with respect to any potential Acquisition Proposal, provided that neither Seller nor the Company shall be required to commence any Action in connection with the obligations of this clause (iv).
(c) Seller agrees that the rights and remedies of Purchaser for noncompliance with this Section 6.11 shall include the right to specific enforcement of such provision, in compliance with Section 10.09, Section 10.10, and Section 10.13, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser.

Section 6.12 Non-Solicitation; Non-Competition; Non-Disparagement.
(a) For a period of four (4) years from the Closing Date, Seller shall not, nor shall it permit its Affiliates to, engage in any of the following activities, either directly or indirectly

(individually, or through or on behalf of another Person) in each jurisdiction in which an Acquired Company currently conducts its businesses:
(i) hire, solicit, encourage, or induce any Employee to terminate his employment with any Acquired Company, or to become employed by or to enter into a business relationship with any other Person, except that the foregoing restriction shall not include general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the internet and other media) not specifically directed towards Employees. For purposes of this Section 6.12, the term “Employee” includes any individual who is or was an employee of, agent of or consultant to any Acquired Company during the nine (9) month period prior to the Closing Date, but excludes any individual whose employment with the applicable Acquired Company terminated at least nine (9) months prior to the solicitation or hiring in question and any individual whose employment has been involuntarily terminated by Purchaser or any of its Affiliates, including the Acquired Companies, prior to any direct or indirect solicitation by Seller or any of its Affiliates;
(ii) establish, engage, own, manage, operate or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, manager, employee, salesman, agent or representative of, or be a consultant to, any Person that competes with the businesses of the Acquired Companies as of and where conducted as of the Closing Date (a “Competing Business”); provided, however, that nothing in this Section 6.12(a)(ii) shall be deemed to limit in any way or preclude Seller or any of its Affiliates from:
(A) engaging in any activity not conducted by the Acquired Companies as of the Closing Date;
(B) engaging in any activity conducted by Seller or any of its Affiliates (other than the Acquired Companies) as of the Closing Date;
(C) providing any services to Seller or any Affiliate of Seller;
(D) acquiring any Person or business that engages in any Competing Business; provided that (A) the engagement in such Competing Business does not constitute the principal part of the activities of the Person or business to be acquired or (B) if the Competing Business does constitute the principal part of the activities of the Person or business to be acquired, Seller will promptly as reasonably practicable, and in any event within one (1) year after its acquisition of the Competing Business, divest that portion of such Person or business that engages in the Competing Business; or
(E) acquiring securities by any pension trust or similar employee benefit plan investment vehicle of Seller (or its Affiliate); provided that any securities acquired shall be held for investment purposes only and such benefit plans comply with ERISA requirements as to the independence of investment decisions; or
(iii) except as required in the normal course of duties for its business, request, knowingly induce or knowingly attempt to limit or influence any customer, Employee, supplier or other business entity to limit or curtail in any material respect or cancel or terminate any business it transacts with, or products or services it provides to or receives from the Acquired Companies or Purchaser.
(b) Seller shall not, nor shall its Affiliates, at any time, intentionally disparage in any material respect Purchaser, the Acquired Companies, any Affiliate thereof, any of its or their respective businesses, members or Representatives, or the reputation of any of the foregoing Persons. Purchaser shall not, nor shall its Affiliates, at any time, intentionally disparage in any material respect Seller, any of its Affiliates or any of its or their respective businesses, managers, equity holders or Representatives, or the reputation of any of the foregoing Persons. This Section 6.12(b) shall not apply to (i) testimony obtained through subpoena or (ii) any information provided pursuant to an investigation by any Governmental Authority.
(c) Notwithstanding anything to the contrary in this Agreement, the prohibitions in Section 6.12(a)(ii) shall not apply to (i) any businesses or operations of Seller or any of its Affiliates which are transferred to any unaffiliated third party after the date hereof pursuant to a bona fide sale transaction in which Seller ceases to have any ownership interest in such businesses or operations or (ii) any Affiliates of Seller the stock or other equity interests of which are transferred to any unaffiliated third party after the date hereof pursuant to a bona fide sale transaction in which Seller ceases to have any ownership interest in such businesses or operations.
(d) If, at the time of enforcement of the covenants contained in this Section 6.12 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, Purchaser and Seller agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Law. Each party has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and areas restrictions and are necessary to protect the goodwill of the Acquired Companies and their businesses and the substantial investment in such businesses and the Acquired Companies made by Purchaser. Each party further agrees that it will not challenge the reasonableness of the duration, scope and area restrictions in any Action with respect to the Restrictive Covenants, regardless of who initiates such Action.
Section 6.13 Release. Effective as of the Closing, Seller hereby irrevocably waives, releases and discharges, and shall cause its respective Affiliates not to assert, in its, his or her capacity as a direct or indirect equityholder of the Company or any of its Subsidiaries, to the

fullest extent permitted by applicable Law, any claims, or take or bring any Actions, against the Acquired Companies or any of their directors, officers, members or managers, in relation to any and all liabilities and other obligations of whatever kind or nature, in Law, equity or otherwise, arising from, connected or related to, caused by or based on any facts, conduct, activities, agreements, transactions, events or occurrences known or unknown, of any type that existed, occurred, happened, arose or transpired from the beginning of time through the Closing Date; provided, however, that nothing in this Section 6.13 shall affect rights or obligations under this Agreement (including, for the avoidance of doubt, Section 6.08) or any other Transaction Document or the indemnification obligations of the Company or any of its Subsidiaries to any indirect shareholder of Seller in his capacity as director, manager or officer under the Company’s or any of its Subsidiaries’ organizational documents as in effect on the date of this Agreement.
Section 6.14 Data Room Documentation. Within five (5) Business Days following the date of this Agreement, Seller shall at its sole expense deliver to Purchaser three (3) copies of the Electronic Data Room as in effect on such date on a suitable electronic medium, set forth in the same order and manner as such documents are set forth therein.
Section 6.15 Financing Matters.
(a) Prior to the Closing, Seller shall, and shall cause the Acquired Companies and their respective Representatives to, use their reasonable best efforts, at the sole cost and expense of Purchaser, to cooperate with Purchaser in connection with Purchaser’s arrangement and obtaining of third party debt financing customary for transactions of the type contemplated hereby (the “Debt Financing”) as may be reasonably requested by Purchaser and as is customary for financings of the type contemplated in connection with the Debt Financing, including using reasonable best efforts to:
(i) cause appropriate members of Seller’s and the Acquired Companies’ management teams to participate in a reasonable number of lender meetings and calls and ratings agency presentations (including with respect to prospective lenders and rating agencies), in each case, upon reasonable notice at mutually agreed times and places;
(ii) assist Purchaser with the preparation of customary materials for rating agency presentations, confidential information memoranda and similar documents customary in connection with the Debt Financing;
(iii) provide customary authorization and representation letters;
(iv) reasonably assist Purchaser with Purchaser’s preparation of any definitive documents and the schedules thereto, in each case, customarily required to be delivered for financings of the type contemplated by the Debt Financing, and otherwise reasonably assist in facilitating the pledging of collateral contemplated by the Debt Financing (provided that, the delivery of any possessory collateral of any Acquired Company shall not be required as a condition to the Closing), as may be reasonably requested by Purchaser; and

(v) furnish to Purchaser the Company Financial Statements and other information regarding the Acquired Companies as may be reasonably requested by Purchaser.
(b) Notwithstanding the foregoing or anything else contained herein to the contrary, nothing in this Section 6.15 shall require Seller, the Acquired Companies or any of their respective Affiliates or Representatives (i) to execute or approve any agreements or documents in connection with the Equity Financing or the Debt Financing (other than as expressly set forth in Section 6.15(a)(iii) above) that would be effective prior to the Closing, (ii) to engage in any cooperation that would unreasonably interfere with the normal operations of Seller or the Acquired Companies, (iii) to provide cooperation that Seller reasonably believes would (A) conflict with or result in a violation of any material Contract or any Law, (B) result in the loss of attorney-client privilege or other similar legal privilege, (C) conflict with or violate Seller’s or its Subsidiaries’ organizational documents or (D) cause any of Seller’s representations, warranties, covenants or other obligations in this Agreement to be breached or any condition set forth in Section 7.01 or Section 7.02 to fail to be satisfied, (iv) to approach any third parties prior to the Closing to discuss agreements limiting the rights of such third parties, (v) to consent to the pre-filing of UCC-1s or the grant of liens on Seller’s or its Subsidiaries’ assets prior to the Closing, (vi) to give representations or warranties to any third parties, or the indemnification thereof, by Seller or the Acquired Companies prior to the Closing, (vii) to waive or amend any terms of this Agreement, (viii) to cause any director, officer or employee of Seller or the Acquired Companies to incur any personal liability, (ix) to require the Acquired Companies to enter into any resolutions or take any similar action approving the Equity Financing or the Debt Financing before the Closing (it being understood and agreed that such actions may occur substantially concurrently with the Closing), (x), to deliver any projections, pro forma information or financial statements not otherwise expressly required hereby or in a form or subject to a standard different than those provided to Purchaser on or prior to the date hereof or (xi) to deliver any legal opinions or accountants’ cold comfort letters or reliance letters. Additionally, nothing in this Section 6.15 shall require Seller, the Acquired Companies or any of their respective Affiliates to pay or incur any fee or incur or assume any liability or obligation under or in connection with the Equity Financing or the Debt Financing prior to the Closing (other than as are expressly reimbursable or payable by Purchaser and except for the obligation to deliver the customary authorization and representation letters referenced above). Purchaser agrees that the effectiveness of any documents executed by or on behalf of Seller in connection with the Equity Financing or the Debt Financing shall be subject to, and shall not be effective until, the consummation of the Closing. All non-public or otherwise confidential information regarding Seller, the Acquired Companies or any of their respective Subsidiaries or Affiliates obtained by Purchaser pursuant to this Section 6.15 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Purchaser will promptly reimburse Seller after written request therefor for any reasonable and documented third-party out-of-pocket expenses incurred or otherwise payable by Seller prior to the Closing in connection with its cooperation pursuant to this Section 6.15.
(c) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter on or prior to the Closing Date, including maintaining in effect the Equity Commitment Letter and using reasonable best efforts to (i) consummate the Equity Financing at or prior to the Closing if all of the conditions set forth in Article VII have been satisfied and (ii) comply with its obligations under the Equity Commitment Letter.
(d) Purchaser shall give Seller prompt written notice (i) of any breach (or threatened breach) or default (or any event or circumstance that would reasonably be expected to give rise to any breach or default) by Purchaser, or to the Knowledge of Purchaser, any party to the Equity Commitment Letter or other definitive agreements with respect thereto, (ii) if and when Purchaser reasonably believes that any portion of the Equity Financing contemplated by the Equity Commitment Letter is not reasonably expected to be available on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter, (iii) of the receipt of any written notice or other written communication from any party to the Equity Commitment Letter with respect to any actual or potential breach, default, termination or repudiation by any party to the Equity Commitment Letter or other definitive agreements with respect thereto, (iv) of any material dispute or disagreement between or among any parties to the Equity Commitment Letter or any definitive agreements related to the Equity Financing with respect to the obligation to fund the Equity Financing or the amount of the Equity Financing to be funded at the Closing and (v) of any expiration or termination of the Equity Commitment Letter or other definitive agreements with respect thereto. Purchaser shall not, without Seller’s prior written consent, permit or consent to any (1) assignment of the Equity Commitment Letter, (2) amendment, waiver, supplement or modification to be made to the Equity Commitment Letter if such amendment, waiver, supplement or modification would reasonably be expected to (A) materially impair or prevent the consummation of the transactions contemplated hereby, (B) reduce the aggregate amount of the Equity Financing below that required to satisfy all of the Closing Date payment obligations of Purchaser under this Agreement, (C) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing, or (D) otherwise materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Closing. In addition to the foregoing, Purchaser shall not release or consent to the termination of the Equity Commitment Letter or of any Equity Financing Source in accordance with the terms of the Equity Commitment Letter prior to the first to occur of the Closing and the expiration or termination of the Equity Commitment Letter in accordance with its terms, except with Seller’s prior written consent.
Section 6.16 RWI Policy. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that (a) in no event shall Seller or any Acquired Company be required to bear any third party out-of-pocket cost or expense, pay any fee or incur any Liability or make any commitment or agreement effective in connection with obtaining the RWI Policy; (b) the RWI Policy shall provide that the insurer shall have no, and shall waive any and all rights of, subrogation as against Seller and its Affiliates (other than in cases of fraud by Seller) and that Seller is a third party beneficiary of that waiver and that the insured and insurer cannot amend the RWI Policy with respect to the subrogation provisions without the consent of Seller; (c)

Purchaser will not agree to any amendment or waiver of the RWI Policy that would adversely impact Seller without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed); and (d) Purchaser will not knowingly take any action to terminate the RWI Policy or knowingly take any action or fail to take any action with the primary intent of causing the RWI Policy not to become effective at Closing.
Section 6.17 Bonding Facility. Unless Purchaser shall have elected otherwise, the Bonding Facility shall remain in effect through and following the Closing until its expiration in accordance with its terms, including with respect to any cash collateral obligations in respect of the Bonding Facility. Notwithstanding whether there have been any demands or payments under any of the bonds issued under the Bonding Facility, Purchaser shall pay to Seller $2,400,000 on the earlier of (a) December 31, 2020 and (b) the date on which the bond identified on Section 6.17 of the Disclosure Schedule is released. For the avoidance of doubt, except as set forth in this Section 6.17, Seller shall not have any rights in respect of any cash collateral held in connection with the Bonding Facility. Such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by Seller in writing at least two (2) Business Days in advance of the payment. Seller shall procure, for itself, its Affiliates and the Acquired Companies, that from and after the execution and delivery of this Agreement through the Closing or the earlier termination of this Agreement, the Bonding Facility shall only be modified or amended, and the guaranteed obligations underlying the Bonding Facility may only be modified or amended, in the ordinary course of business and, in the case of any modification or amendment that would materially increase Purchaser’s obligations as set forth in this Section 6.17, upon the consent of Purchaser (not to be unreasonably withheld, conditioned or delayed); provided that if modification or amendment is requested by the customer to whom the Bonding Facility relates, Seller or its Affiliates, as applicable, may respond to such request in their sole discretion without Purchaser’s consent.
Section 6.18 Pre-Closing Cash Management. Prior to the Closing, Seller shall effect actions by the Company and the Company Subsidiaries with respect to the management of their Cash and Cash Equivalents such that the Closing Date Cash would not reasonably be expected to be more than $7,500,000. For the avoidance of doubt, all such cash management actions shall be in compliance with applicable Law.
Section 6.19 Maintenance of Assets. Seller shall retain direct ownership of the Retained Huawei Interests until the second (2nd) anniversary of the closing of the transactions contemplated by that certain Sale and Purchase Agreement, dated October 29, 2019, by and between Seller and Hengtong Optic-Electric (the “HMN Sale Agreement”). To the extent any transfer or sale of any of the Retained Huawei Interests occurs prior to the second (2nd) anniversary of the closing of the HMN Sale Agreement, Seller shall: (i) promptly, and in any event within five (5) Business Days, notify Purchaser of the entry into a binding agreement relating to such sale or transfer; provided, however, that any such notice shall not be required to provide any details regarding such sale or transfer; and (ii) retain the cash or other consideration or proceeds received from such sale until at least the second (2nd) anniversary of the closing of the HMN Sale Agreement. For the avoidance of doubt, nothing in this Section 6.19 shall modify or otherwise affect any rights any Purchaser Indemnitee may have, or any obligations Seller may have, in each case, pursuant to Article IX or Section 6.04.
Section 6.20 Additional Consideration. Following the satisfaction of the Distribution Threshold, Purchaser shall not make any additional distributions to any of its equityholders until Purchaser has made aggregate payments to Seller equal to the Maximum Additional Consideration. In the event the Distribution Threshold has been satisfied, whether as a result of a direct or indirect sale of Purchaser by its equityholders (or similar transactions) or otherwise, Purchaser shall cause an amount equal to the Maximum Additional Consideration to be paid to Seller within ten (10) Business Days of such sale by wire transfer of immediately available funds to such account as Seller may designate to Purchaser in advance in writing. Within thirty (30) days following each calendar year, Purchaser will provide Seller with written notice of (a) the amount of the payments and distributions made in respect of the equity of Purchaser since the Closing through the most recently completed calendar year, (b) the amount of capital contributions made by the JFL Entities in respect of the equity of Purchaser or JFL-GMG Partners, LLC or any of its Subsidiaries since the Closing through the most recently completed calendar year, (c) the clawback of any amounts previously paid by Purchaser or its Affiliates to the JFL Entities and (d) the amount, if any, remaining for the Distribution Threshold to be satisfied. Purchaser shall promptly, and in any event within five (5) Business Days, notify Seller of any dividend recapitalization or the consummation of a sale that results in payments or proceeds that will be counted in determining whether the Distribution Threshold has been satisfied; provided, however, that any such notice regarding a sale shall not be required to provide any details regarding such sale other than (i) the structure of the sale, (ii) the aggregate proceeds of the sale, (iii) the amount of proceeds directly or indirectly paid to the equity holders of Purchaser and the JFL Entities and (iv) the amount, if any, remaining for the Distribution Threshold to be satisfied. Purchaser will cause the JFL-GMG Partners LLC Agreement to provide (a) that distributions by JFL-GMG Partners, LLC to its equityholders will be subject to compliance with this Section 6.20, and JFL-GMG Partners, LLC will provide Purchaser with information necessary to comply with Section 6.20, (b) for a prohibition on transactions with controlled Affiliates that are not on an arms-length basis and (c) that Seller will be a third party beneficiary of such provisions.
ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to the Obligations of Purchaser and Seller. The obligations of Purchaser and Seller to effect the Closing are subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver by Seller and Purchaser) as of the Closing of the following condition:
(a) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or final and non-appealable Order that is in effect on the Closing Date and prohibits the consummation of the Closing; provided, that a party hereto shall not be entitled to rely on the failure of this condition to be satisfied if such Order was initiated by such party or an Affiliate of such party.
Section 7.02 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or written waiver by Purchaser) as of the Closing of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 4.05 (Capitalization; Ownership of the Acquired Companies) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks to another date, in which case such representation or warranty shall be true and correct as though made on and as of such other date), in each case, other than in de minimis respects, (ii) the Fundamental Representations (other than those described in the immediately preceding clause (i)) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks to another date, in which case such representation or warranty shall be true and correct as though made on and as of such other date) and (iii) the other representations and warranties of Seller set forth in Article III and Article IV shall be true and correct in all respects (disregarding any exception or qualification in such representations and warranties relating to “material,” “materiality,” “Seller Material Adverse Effect” or “Company Material Adverse Effect” (other than those set forth in Section 4.07(b))) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks to another date, in which case such representation or warranty shall be true and correct as though made on and as of such other date), except in each case where the failure or failures of any such representation or warranty to be so true and correct would not have, individually or in the aggregate, a Seller Material Adverse Effect or Company Material Adverse Effect, as applicable.
(b) Covenants. The Company shall have performed or complied with, in all material respects, all covenants or agreements in this Agreement that the Company is required to perform prior to the Closing, and Seller shall have performed or complied in all material respects with all covenants or agreements in this Agreement that Seller is required to perform prior to the Closing.
(c) No Company or Seller Material Adverse Effect. Since the date of this Agreement, there shall not have occurred (i) a Company Material Adverse Effect or (ii) a Seller Material Adverse Effect.
(d) Deliveries by Seller. Purchaser shall have received each of the deliveries contemplated by Section 2.03(b).

Section 7.03 Conditions to the Obligations of Seller. The obligations of Seller to effect the Closing are subject to the satisfaction (or written waiver by Seller) as of the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article V shall be true and correct in all respects (disregarding any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Purchaser Material Adverse Effect” (other than those set forth in Section 5.05(b))) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks to another date, in which case such representation or warranty shall be true and correct as though made on and as of such other date), except in each case where the failure or failures of any such representation or warranty to be so true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b) Covenants. Purchaser shall have performed or complied with, in all material respects, all covenants or agreements in this Agreement that Purchaser is required to perform prior to the Closing.
(c) Deliveries by Purchaser. Seller shall have received each of the deliveries contemplated by Section 2.03(c) and Section 2.03(d).
ARTICLE VIII
TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing as follows:
(a) by mutual written consent of Purchaser and Seller;
(b) by Purchaser, on the one hand, or Seller, on the other hand, if the Closing has not occurred on or before April 29, 2020 (as such date may be extended pursuant to this clause (b) and Section 10.13, the “Outside Date”) unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement (or any of its Affiliates) to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date;
(c) by Purchaser, on the one hand, or Seller, on the other hand, in the event that a final, nonappealable Order of a Governmental Authority permanently enjoining or otherwise prohibiting the consummation of the Closing is then in effect, it being agreed that Seller and Purchaser shall use their reasonable best efforts to promptly appeal any adverse determination that is appealable and diligently pursue such appeal subject to the terms and conditions herein; provided that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any party seeking to terminate whose failure to fulfill any obligation under this Agreement has been the proximate cause of, or resulted in, the failure of the Closing to occur on or prior to the date of such termination;
(d) by Purchaser if (i) Purchaser is not in material breach of any of its representations, warranties, covenants or agreements hereunder and (ii) Seller or the Company is in material breach of any of their respective representations, warranties, covenants or agreements hereunder, and such breach renders or would render the conditions set forth in Section 7.02 incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured on or prior to the Outside Date or (B) if curable, is not cured within the earlier of (I) thirty (30) Business Days after the giving of written notice by Purchaser to Seller and (II) two (2) Business Days prior to the Outside Date;
(e) by Seller if (i) neither Seller nor the Company is in material breach of any of their respective representations, warranties, covenants or agreements hereunder and (ii) Purchaser is in material breach of any of its representations, warranties, covenants or agreements hereunder and such breach renders or would render the conditions set forth in Section 7.03 incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (I) thirty (30) Business Days after the giving of written notice by Seller to Purchaser and (II) two (2) Business Days prior to the Outside Date; provided that any failure by Purchaser to deliver the Purchase Price and make other payments at the Closing as required hereunder shall not be subject to cure hereunder, unless otherwise agreed in writing by Seller, and shall be deemed an intentional and material breach by Purchaser that renders the conditions set forth in Section 7.03(a) and Section 7.03(b) incapable of being satisfied; or
(f) by Seller if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (and continue to be satisfied) or irrevocably waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination is delivered by Seller to Purchaser) and (ii) Purchaser does not effect the Closing within two (2) Business Days after the day the Closing is required to occur pursuant to Section 2.03.

Section 8.02 Procedure Upon Termination. In the event of termination by Seller or Purchaser, or both, pursuant to Section 8.01, written notice explaining the reason for such termination thereof shall forthwith be given to the other party, and this Agreement shall terminate, without further action by Seller or Purchaser.

Section 8.03 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Seller or Purchaser or any of their respective Representatives, shareholders or Affiliates or the Joint Ventures; provided, however, that (a) this Section 8.03 and Article X shall survive such termination and (b) termination will not relieve any party hereto from any liability for any actual fraud or any intentional and material breach of any covenant or agreement set forth herein prior to such termination.

ARTICLE IX
INDEMNIFICATION
Section 9.01 Indemnification by Seller.
(a) From and after the Closing, Seller covenants to pay to Purchaser an amount equal to and shall indemnify and hold harmless Purchaser from and against any and all losses, liability, claim, damage or expense including reasonable legal fees and expenses of advisors (collectively, “Losses”) suffered, paid or incurred by any of Purchaser, the Acquired Companies, their respective Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) in connection with or arising from:
(i) any breach of any representation or warranty of Seller contained in Article III and Article IV;
(ii) any breach by Seller of, or failure by Seller to perform, any of Seller’s covenants or obligations contained in this Agreement or the other Transaction Documents;
(iii) any Unpaid Company Transaction Expenses, to the extent not taken into account in the payments made pursuant to Section 2.03(d) or the final determination of the Purchase Price pursuant to Section 2.04(d);
(iv) any Closing Date Indebtedness, to the extent not taken into account in the payments made pursuant to Section 2.03(d) or the final determination of the Purchase Price pursuant to Section 2.04(d); and
(v) the operations of, and sale or disposition of all interests in, the Huawei Joint Ventures;
provided that any Loss related to Tax as stated in Section 6.04(i)(i)–(vi) shall be addressed by the provisions of Section 6.04 and not this Section 9.01(a).
(b) Notwithstanding the foregoing, Seller shall not have any liability under Section 9.01(a)(i) (other than with respect to a breach of any Fundamental Representation or claims of actual fraud on the part of Seller or the Company):
(i) until the aggregate of all Losses sustained by the Purchaser Indemnitees exceed on a cumulative basis One Million Two Hundred and Fifty Thousand Dollars ($1,250,000), in which case, Seller covenants to pay to Purchaser and shall be obligated to indemnify the Purchaser for the full amount of such Losses incurred by the Purchaser Indemnitees subject to the limitations set forth in this Agreement, including Section 9.01(b)(ii); and

(ii) for Losses sustained by the Purchaser Indemnitees (in the aggregate) in excess of the funds then held in the Indemnity Escrow Account.
(c) For purposes of this Article IX and Section 6.04(i)(iii), any breach of, or inaccuracy in, any representation or warranty contained in this Agreement or any calculation of Losses as a result thereof, shall be determined without giving effect to any limitations or qualifications regarding “material,” “materiality,” “Seller Material Adverse Effect” or “Company Material Adverse Effect” in any such representation and warranty.
Section 9.02 Indemnification by Purchaser.
From and after the Closing, Purchaser covenants to pay to Seller an amount equal to and agrees to indemnify and hold harmless Seller from and against any and all Losses suffered, paid or incurred by Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) in connection with or arising from:
(a) any breach of any representation or warranty of Purchaser contained in Article V; and
(b) any breach by Purchaser of, or failure by Purchaser to perform, any of Purchaser’s covenants or obligations contained in this Agreement or the other Transaction Documents.

Section 9.03 Adjustment of Purchase Price. Any payment under any indemnity or any covenant to pay under this Agreement, including for the avoidance of doubt Section 6.17 and Section 6.20, shall be treated as an adjustment to the Purchase Price for all Tax purposes and Purchaser and Seller agree (and Purchaser shall cause the Acquired Companies) to prepare and file their Tax Returns accordingly, in each case insofar as permitted under applicable Tax Law.
Section 9.04 Procedures.
(a) In order for a Person (the “Indemnified Party”) to be entitled to any amount to be paid or any indemnification provided for under Section 9.01 or Section 9.02 in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must as promptly as reasonably practicable notify the Indemnifying Party (the “Indemnifying Party”) in writing of the Third Party Claim. Such notice shall contain, with respect to each claim, such facts and information as are then reasonably available, including the estimated amount of Losses and the specific basis for indemnification hereunder. The failure to give such notification shall not affect the payment or the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.
(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim acknowledging in writing its irrevocable obligation to indemnify the Indemnified Party against any indemnifiable Losses that may result from the Third Party Claim, to assume (subject to the provisions of this Agreement) the defense of such claim at the Indemnifying Party’s expense and with counsel of its choice that is reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If (i) the Indemnifying Party (A) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, or (B) fails to actively and diligently pursue a Third Party Claim and is provided a written notice of such failure by the Indemnified Party and such failure is not reasonably cured within ten (10) Business Days after receipt of such notice, (ii) the Indemnified Party has been advised by outside legal counsel that there exists any conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim that would make the representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or the Indemnified Party would lose any defenses available to it which are different from or in addition to those available to the Indemnifying Party, (iii) the claim seeks an injunction or equitable relief against the Indemnified Party or would, in the case of a Purchaser Indemnitee, in the good faith belief of such Purchaser Indemnitee, be detrimental to the relationship with customers or suppliers, or the business of Purchaser or the Acquired Companies, (iv) such Third Party Claim seeks to impose criminal liability on an Indemnified Party, (v) the assumption of the defense by the Indemnifying Party is reasonably likely to cause a Purchaser Indemnitee to lose coverage under the RWI Policy or (vi) due to the limitations elsewhere in this Article IX, the applicable indemnification liability in respect of such Third Party Claim is less than the amount being sought (or that could be awarded in respect of such Third Party Claim), then such Indemnified Party will have the right to defend against such Third Party Claim at the Indemnifying Party’s expense and the Indemnifying Party will have the right to be represented with respect to such Third Party Claim by counsel at its own expense and shall cooperate in good faith in such defense, it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim will not be adversely affected by assuming the defense of such Third Party Claim.
(c) The Indemnified Party and Indemnifying Party shall cooperate with each other in all commercially reasonable respects in connection with the defense of any Third Party Claim, including retaining and providing the other party records and information that are reasonably relevant to such Third Party Claim, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not agree to any settlement, compromise or discharge of a Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or discharge provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities in connection with such Third Party Claim and does not (i) create any liability of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder (and the Indemnifying Party will promptly reimburse the Indemnified Party for such indemnifiable liability) or (ii) provide for any admission of criminal liability or wrongdoing or any injunctive relief or other non-monetary obligation affecting the Indemnified Party. If the Indemnified Party has assumed the defense, it shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(d) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 9.01 or Section 9.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim promptly to the Indemnifying Party. Subject to Section 9.04 and Section 9.06, the failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 9.01 or Section 9.02, except to the extent that the Indemnifying Party demonstrates that it has been actually prejudiced by such failure. If the Indemnifying Party does not respond to any such claim within thirty (30) days after its receipt of such notice, then such claim will be deemed accepted.
(e) Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to pay any amount to or indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability.
(f) An Indemnifying Party’s liability pursuant to this Article IX or Section 6.04 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting any insurance proceeds received by the Indemnified Party and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its reasonable best efforts to recover (or cause the Acquired Companies to recover) under insurance policies or indemnity, contribution or other similar agreements for any Losses hereunder. An Indemnified Party’s ability to be indemnified for Losses hereunder shall not be affected by any knowledge it may have acquired or had the ability to acquire prior to the Closing.
(g) Seller shall not be liable to pay any amount under this Article IX or Section 6.04 for any Losses to the extent expressly included on the Closing Statement in calculating the Adjusted Working Capital, Unpaid Company Transaction Expenses or Closing Date Indebtedness.
(h) In no event shall any Indemnified Party be entitled to obtain reimbursement or restitution more than once in respect of the same Loss.

Section 9.05 Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any other Transaction Document shall survive the Closing for purposes of this Article IX as follows: (a) except as otherwise provided in this Section 9.05, the representations and warranties shall survive until the twelve (12) month anniversary of the Closing Date; provided, however, the representations and warranties contained in (i) Section 3.01, Section 3.02, Section 3.04, Section 4.01, Section 4.02, Section 4.03, Section 4.05 or Section 4.16(a) shall survive indefinitely; and (ii) the representations and warranties contained in Section 4.10 shall survive until the Tax Limitation Date (the representations and warranties listed in subclauses (i) and (ii), the “Fundamental Representations”); (b) the covenants of the parties contained in this Agreement that are required by their terms to be performed at or prior to the Closing, will survive the Closing and remain in full force and effect from and after the Closing until the twelve (12) month anniversary of the Closing Date; and (c) all other covenants contained in this Agreement shall not be subject to any limitation period unless otherwise expressly specified in this Agreement; provided, however, that any claim made or asserted by a Person within the applicable survival period shall continue to survive with respect to such claim until such claim is finally resolved and all obligations with respect thereto are fully satisfied.
Section 9.06 Limitation of Damages; Remedies. Notwithstanding any provision herein, no party shall in any event be liable to any Person on account of any indemnity obligation or covenant to pay set forth in Article IX or Section 6.04 for any punitive or exemplary damages (except to the extent awarded to a third party in connection with a Third Party claim) or any Losses that are not reasonably foreseeable in light of the circumstances. Purchaser acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the other Transaction Documents, the Acquisition and any document or certificate delivered in connection herewith, or any Law or otherwise (other than claims of actual fraud and injunctive and provisional relief (including, but not limited to, specific performance)), shall be pursuant to the covenant to pay or indemnification provisions set forth in Article IX or Section 6.04. In furtherance of the foregoing, each of Purchaser and each Acquired Company hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against Seller arising under or based upon this Agreement, any other Transaction Document, the Acquisition and any document or certificate delivered in connection herewith, or any Law or otherwise (except pursuant to the indemnification provisions set forth in Article IX or Section 6.04). Nothing in this Section 9.06 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.13.
Section 9.07 Recoupment Provisions. Purchaser acknowledges and agrees that its sole source of indemnification and recovery for Losses and any payment due by Seller to Purchaser under Article IX or Section 6.04(i) (each a “Seller Payment”) shall be made from the following sources and in the following order of priority: (a) first, subject to the provisions of Article IX and Section 6.04(i), from the Indemnity Escrow Amount; (b) second, from the RWI Policy; and (c) third, subject to the provisions of Article IX and Section 6.04(i), from Seller. Notwithstanding anything contained herein, Seller shall not have any liability under this Agreement or arising out of this Agreement in an aggregate amount in excess of one hundred percent (100%) of the Purchase Price.

Section 9.08 Right to Set-Off.
(a) Notwithstanding anything to the contrary in this Agreement but subject to the qualifications, limitations and procedures set forth in this Article IX, the obligation of Purchaser to make any payments pursuant to Section 2.04(d), Section 6.04, Section 6.17, Section 6.20, or this Article IX, shall be qualified in its entirety by the right of Purchaser to reduce the amount of such payments to the extent Seller fails to pay any amount owed to Purchaser or any Purchaser Indemnitee, as applicable, pursuant to Section 2.04(d) or Section 6.04 or this Article IX, in each case if it has been finally and conclusively determined (and not subject to further appeal) that Seller owes amounts that remain unpaid pursuant Section 2.04(d), Section 6.04, or this Article IX.
(b) Notwithstanding anything to the contrary in this Agreement but subject to the qualifications, limitations and procedures set forth in this Article IX, the obligation of Seller to make any payments pursuant to Section 2.04(d), Section 6.04, or this Article IX, shall be qualified in its entirety by the right of Seller to reduce the amount of such payments to the extent Purchaser fails to pay any amount owed to Seller or any Seller Indemnitee, as applicable, pursuant to Section 2.04(d), Section 6.04, Section 6.17, Section 6.20, or this Article IX, in each case if it has been finally and conclusively determined (and not subject to further appeal) that Purchaser owes amounts that remain unpaid pursuant Section 2.04(d), Section 6.04, Section 6.17, Section 6.20, or this Article IX.
Section 9.09 Indemnification Payments and Release of Indemnity Escrow Amount.
(a) Except with respect to any breach of any Fundamental Representation, or any claim of actual fraud, Purchaser, agrees that any Losses for which Purchaser is entitled to indemnification pursuant to Section 9.01(a)(i) shall be satisfied solely by release of funds to Purchaser from the Indemnity Escrow Amount by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement.
(b) On the first Business Day following the twelve (12) month anniversary of the Closing Date, Seller and Purchaser shall cause the Escrow Agent to release to Seller any remaining portion of the Indemnity Escrow Amount (including any accrued interest and less applicable withholding), less an aggregate amount equal to the total of all claims for indemnification of Purchaser that are properly asserted and pending pursuant to Article IX prior to such date. Promptly upon the resolution of a pending claim for indemnification, the Escrow Agent shall release to Seller any portion of the Indemnity Escrow Amount (including any accrued interest and less applicable withholding) retained in respect of such pending claim for indemnification remaining after the resolution of such pending claim. Any distribution pursuant to this Section 9.09(b) shall be made in accordance with this Agreement and the Escrow Agreement.

ARTICLE X
MISCELLANEOUS
Section 10.01 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by email (solely if a copy thereof is subsequently delivered by an internationally recognized overnight courier within one (1) Business Day) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of delivery), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):
to Seller:
New Saxon 2019 Limited
c/o HC2 Holdings, Inc.
450 Park Avenue, 30th Floor
New York, NY 10022
Email:  jferraro@hc2.com
Attention: Joseph Ferraro
and
New Saxon 2019 Limited
c/o Zencor Holdings LLC
289 Weed Street
New Canaan, CT 06840
Email: dfagerstal@gmail.com
Attention: Dick Fagerstal
and
New Saxon 2019 Limited
c/o Fugro Consultants International N.V.
Veurse Achterweg 10
2264 SG Leidschendam
The Netherlands
Email: a.vos@fugro.com and m.heine@fugro.com
Attention: Annabelle Vos and Mark Heine

with a copy (which shall not constitute notice to Seller for the purposes of this Section 10.01) to:
Hogan Lovells US LLP
8350 Broad Street, 17th Floor
Tysons, Virginia 22102
Email: carine.stoick@hoganlovells.com
Attention: Carine Stoick
to Purchaser:

        c/o J.F. Lehman & Company
        110 East 59th Street, 27th Floor
        New York, NY 10022
Email: cah@jflpartners.com, wjh@jflpartners.com and dlr@jflpartners.com
Attention: C. Alexander Harman, William J. Hanenberg and David L.  Rattner
with a copy (which shall not constitute notice to Purchaser for the purposes of this Section 10.01) to:

        Jones Day
        21 Tudor Street
        London EC4Y 0DJ
        England
Attention: Giles Elliott, William McDonald and Alain Dermarkar
Email: gpelliott@jonsday.com, wmcdonald@jonesday.com and adermarkar@jonesday.com

Section 10.02 Amendment; Modification and Waiver. Without limiting Section 10.05, any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, by Seller, Purchaser and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.03 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties hereto, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the other parties hereto, except that Purchaser may, without the prior written consent of any other party, assign any of its rights, interests or obligations (in whole or in part) under this Agreement to (a) any Affiliate of Purchaser, (b) any potential third party debt financing sources or (c) to any subsequent purchaser of all or a portion of the assets or equity (whether via merger, stock purchase or otherwise) of the Company. Any attempted or purported assignment, delegation, sublicense or transfer in violation of this Section 10.03 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, executors, administrators, successors, legal Representatives and permitted assigns.

Section 10.04 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect until the Closing and which, from and after the Closing, shall remain in full force and effect except to the extent otherwise provided in Section 6.02(b).

Section 10.05 No Third Party Beneficiaries. Except as otherwise set forth in Section 6.08, Section 10.14 and Section 10.15, nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal Representatives and permitted assigns.

Section 10.06 Public Disclosure. The parties hereto shall agree on the form and content of any initial press release and, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue any other press release or other public statement or public communication with respect to this Agreement or the transactions contemplated hereby; provided that (a) the parties hereto may, without the prior written consent of the other parties hereto, make such public statement or issue such public communication (i) as may be required by applicable Law (including in connection with the making of any filings or notifications as may be required in connection with the transactions contemplated hereby under the Antitrust Laws or in connection with responding to any request for information or documents made by a Governmental Authority in connection with its investigation of the transactions contemplated hereby) or stock exchange rules and, if practicable under the circumstances, after reasonable prior consultation with the other parties hereto, or (ii) to enforce its rights or remedies under this Agreement and (b) Purchaser may, without the prior written consent of the other parties hereto, make such public statement or issue such public communication to (i) the Equity Financing Sources or (ii) any prospective lender of Purchaser or its Affiliates.

Section 10.07 No Other Representations and Warranties; Due Investigation.
(a) Except for the representations and warranties expressly set forth in Article III, none of Seller or its Affiliates (other than the Acquired Companies), nor any of its or its Affiliates’ respective partners, members, equityholders or Representatives, makes or has made, and Purchaser acknowledges that none of Purchaser or its Affiliates, or any of its or its Affiliates’

respective partners, members, equityholders or Representatives relies or has relied upon, any express or implied representation or warranty on behalf of Seller or its Affiliates (other than the Acquired Companies).  Seller and its Affiliates (other than the Acquired Companies) expressly disclaim, and Purchaser expressly disclaims any reliance on, and each of Seller and Purchaser shall cause their respective Affiliates, and any of their or their respective Affiliates’ respective partners, members, equityholders or Representatives to expressly disclaim (or disclaim any reliance on, as applicable) any and all other representations and warranties, whether express or implied.
(b) Except for the representations and warranties expressly set forth in Article IV, none of Seller, the Acquired Companies or their respective Affiliates, nor any of its or their respective partners, members, equityholders or Representatives, makes or has made, and Purchaser acknowledges that none of Purchaser or any of its respective Affiliates, or any of their respective partners, members, equityholders or Representatives relies or has relied upon, any express or implied representation or warranty on behalf of Seller, the Acquired Companies or their respective Affiliates, including as to the accuracy or completeness of any of information (including any projections, estimates or other forward-looking information) provided (including set forth in any virtual data room, or provided in any management presentations, information memoranda, supplemental information or other materials) or otherwise made available by or on behalf of the Company or as to the probable success or profitability of the Acquired Companies.  Seller, the Acquired Companies and their respective Affiliates expressly disclaim, and Purchaser expressly disclaims any reliance on, and shall cause its respective Affiliates, and any of their or their Affiliates’ respective partners, members, equityholders or Representatives to expressly disclaim any reliance on, any and all other representations and warranties, whether express or implied.
(c) Except for the representations and warranties expressly set forth in Article V, none of Purchaser or any of its Affiliates, or any of its or its Affiliates’ respective partners, members, equityholders or Representatives, makes or has made, and each of Seller and the Acquired Companies acknowledges that none of Seller or its Affiliates (including the Acquired Companies), or any of its or its Affiliates’ respective partners, members, equityholders or Representatives relies or has relied upon, any express or implied representation or warranty on behalf of Purchaser or any of its Affiliates.  Purchaser and its Affiliates expressly disclaims, and each of Seller and the Acquired Companies expressly disclaims any reliance on, and shall cause their respective Affiliates, and any of their or their respective Affiliates’ respective partners, members, equityholders or Representatives to expressly disclaim any reliance on, any and all other representations and warranties, whether express or implied.
(d) Purchaser has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies and acknowledges and agrees that Seller has provided Purchaser with access to the personnel, properties, premises and Books and Records related thereto for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the express representations and warranties in Article III and Article IV, and Purchaser acknowledges and agrees that, except for actual fraud, Seller and its Affiliates and their respective Representatives shall not have any liability or responsibility whatsoever to Purchaser or its Affiliates (including from and after the Closing the Acquired Companies) or any of their respective Representatives (including in Contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Purchaser or its Affiliates (including from and after the Closing the Acquired Companies) or any of their respective Representatives, except as expressly set forth in Article III and Article IV.

Section 10.08 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Section 10.09 Governing Law; Submission to Jurisdiction.
(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or any other Transaction Document or the negotiation, execution or performance of this Agreement or any other Transaction Document (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or any other Transaction Document) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
(b) Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court of the United States of America sitting in the State of Delaware), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement or any other Transaction Document or the negotiation, execution or performance of this Agreement or any other Transaction Document (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or any other Transaction Document), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court of the United States of America sitting in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement or any other Transaction Document or the negotiation, execution or performance of this Agreement or any other Transaction Document (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or any other Transaction Document) in the Delaware Court of Chancery, any federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient or improper forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 10.01 shall be effective service of process for any Action brought in any such court.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO OTHER PARTY HERETO NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.10. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by e-mail or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 10.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 10.13 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 10.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 10.13 shall require any party to institute any Action for (or limit such party’s right to institute any Action for) specific performance under this Section 10.13 before exercising any other right under this Agreement. If, prior to the Outside Date, any party hereto brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

Section 10.14 Legal Representation.
(a) Each of the parties hereby agrees that Hogan Lovells US LLP, Hogan Lovells International LLP and each of their affiliated businesses (collectively, “Hogan Lovells”) may serve and has served as counsel to Seller and its Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Acquired Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that, following the Closing, Hogan Lovells may serve as counsel to any member of the Seller Group or any director, partner, officer, employee or Affiliate of any member of the Seller Group in connection with any Action arising out of or relating to this Agreement or the transactions contemplated hereby or thereby notwithstanding such representation, and each of the parties hereby consents thereto and waives any possible conflict of interest arising therefrom, and each of the parties shall procure any Affiliate thereof to consent to waive any possible conflict of interest arising from such representation. Purchaser agrees that, as to all communications among Hogan Lovells, the Acquired Companies, Seller and their respective Affiliates that relate to the transactions contemplated by this Agreement, the attorney-client privilege, or that relate to any dispute arising out of this Agreement, the expectation of client confidence and any other applicable legal privilege (collectively, the “Privileged Communications”) belong to Seller and its Affiliates, as applicable, and may be controlled by Seller and its Affiliates and shall not pass to or be claimed by any of Purchaser or the Acquired Companies. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any Acquired Company, on the one hand, and a third party (other than any member of the Seller Group), on the other hand, after the Closing, any Acquired Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Hogan Lovells to such third party; provided, however, that such Acquired Company may not waive such privilege without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned). This Section 10.14(a) is intended to benefit, and shall be enforceable by the Seller Group and Hogan Lovells and such persons are intended third party beneficiaries of this Section 10.14(a).
(b) Each of the parties hereby agrees that Jones Day will be allowed to represent Purchaser or any of its Affiliates (including each of the Acquired Companies after the Closing) in any matters and disputes, including in any matter or dispute involving or relating to this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby. Seller does hereby, and agrees to cause its Affiliates (excluding, after the Closing, each of the Acquired Companies) to, (i) waive any claim they have or may have that Jones Day has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including each of the Acquired Companies) (on the one hand) and the Seller Group (on the other hand) involving or relating to this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby, Jones Day may represent Purchaser or such Affiliate (including each of the Acquired Companies) in such dispute. Notwithstanding anything in this Section 10.14(b) to the contrary, none of Purchaser or any of its Affiliates (including the Acquired Companies after the Closing) may not use any of the Privileged Communications and may not waive such privilege without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 10.15 Non-Recourse.
(a) Except to the extent otherwise set forth in the Confidentiality Agreement, all Actions, liabilities and causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement or any other Transaction Document, or the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in this Agreement or any other Transaction Document), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified as parties hereto in the Preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future founder, incorporator, member, partner, manager, shareholder, Affiliate, Joint Venture, Representative or assignee of any Contracting Party, or any current, former or future founder, incorporator, member, partner, manager, shareholder, Affiliate, Joint Venture, Representative or assignee of any of the foregoing (each, a “Nonparty Affiliate”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, Actions, liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or any other Transaction Document or based on, in respect of, or by reason of this Agreement or any other Transaction Document or its negotiation, execution, performance or breach (other than as set forth in the Confidentiality Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates.
(b) Seller (on behalf of itself and the Acquired Companies and its and their respective Affiliates and Representatives, members, managers, stockholders, funds, general or limited partners and controlling Persons thereof) (i) hereby waives any claims or rights against any third party debt financing sources relating to or arising out of this Agreement or the transactions contemplated hereby, whether at law or in equity and whether in tort, contract or otherwise and (ii) hereby agrees to cause any Action asserted against any third party debt financing sources by or on behalf of Seller, the Acquired Companies or any of their respective Affiliates or any Representative, member, manager, stockholder, fund, general or limited partner and controlling Person thereof in connection with this Agreement and the transactions contemplated hereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no third party debt financing source shall have any liability for any claims or damages to Seller, the Acquired Companies or any of their respective Affiliates or any Representative, member, manager, stockholder, fund, general or limited partner and controlling Person thereof in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 10.15(b) shall in any way limit or modify the rights of (x) Purchaser or its Affiliates under this Agreement or the obligations of any third party debt financing sources owing to Purchaser or its Affiliates or (y) Seller or its Affiliates under this Agreement against Purchaser or its Affiliates.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEW SAXON 2019 LIMITED

By:	/s/ John Taylor
Name:	John Taylor
Title:	Director

TRAFALGAR ACQUISITIONCO, LTD.

By:	/s/ C. Alexander Harman
Name:	C. Alexander Harmon
Title:	Director

GLOBAL MARINE HOLDINGS LIMITED (solely for purposes of Section 6.01, Section 6.02, Section 6.03, Section 6.07 and Article X)

By:	/s/ Dick H. Fagerstal
Name:	Dick H. Fagerstal
Title:	Chairman

[Signature Page to Share Purchase Agreement]

EXHIBIT A

AGREED PRINCIPLES

(see attached)

EXHIBIT B

ESCROW AGREEMENT

(see attached)